Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

SILVERCREST ASSET MANAGEMENT GROUP LLC;

SILVERCREST L.P.;

CORTINA ASSET MANAGEMENT, LLC;

and

THE PRINCIPALS IDENTIFIED HEREIN

Dated as of

April 12, 2019

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Exhibits

Exhibit A	Form of Employment Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	R&W Policy

Exhibit D	Form of Subscription Agreement

Exhibit E-1	Form of Client Consent Notice (Affirmative Consent)

Exhibit E-2	Form of Client Consent Notice (Negative Consent)

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ASSET PURCHASE AGREEMENT

This Agreement, dated as of April 12, 2019 (this “Agreement”), is by and among SILVERCREST ASSET MANAGEMENT GROUP LLC (“Silvercrest”), a Delaware limited liability company, CORTINA ASSET MANAGEMENT, LLC (“Seller”), a Wisconsin limited liability company, each of the interest holders of Seller (“Principals”) identified as signatories to this Agreement and on Schedule 1, and, for the limited purposes set forth herein, Silvercrest L.P., a Delaware limited partnership (“Silvercrest L.P.”). Certain terms used in this Agreement are defined in Section 1.1 of this Agreement.

W I T N E S S E T H:

WHEREAS, Seller provides investment management and advisory services, and other related services, to various Clients;

WHEREAS, Seller is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with the U.S. Securities and Exchange Commission (the “Commission”);

WHEREAS, Seller is owned by the Principals identified on Schedule 1, and the Principals hold the respective ownership interests in Seller identified on Schedule 1; and, in addition to the covenants in this Agreement and other consideration, the Principals will benefit and receive good and valuable consideration from the Transactions contemplated in this Agreement through Seller;

WHEREAS, Seller desires to sell or assign to Silvercrest (or its designated Affiliate), and Silvercrest (either directly or through its designated Affiliate) desires to purchase from Seller, on the terms, and subject to the conditions, set forth in this Agreement, substantially all of the assets of Seller relating to Seller’s business of providing investment management, investment advisory and related services to Seller’s Clients (the “Business”);

WHEREAS, certain Principals desire to sell or assign to Silvercrest (or its designated Affiliate), and Silvercrest (either directly or through its designated Affiliate) desires to purchase from such Principals, on the terms, and subject to the conditions, set forth in this Agreement, all right, title and interest of each such Principal in, to and under all customer lists, all customers and certain supplier relationships, customer-based intangibles and other personal goodwill of each such Principal related to the Business (collectively, the “Acquired Personal Goodwill”);

WHEREAS, in connection with the Transactions (as hereinafter defined) contemplated by this Agreement, Silvercrest has agreed to offer to hire certain employees of Seller identified by Silvercrest subject to Silvercrest’s normal hiring process, policies and procedures, as contemplated in, and subject to the conditions set forth in, this Agreement;

WHEREAS, Seller and Silvercrest intend to seek and obtain the Consents (as hereinafter defined) from Clients (as hereinafter defined), and take such other action, as necessary to consummate the Transactions as contemplated in, and subject to the conditions set forth in, this Agreement; and

WHEREAS, upon consummation of the Transactions contemplated by this Agreement, it is the intention of the Principals, Seller and Silvercrest that Silvercrest (or its designated Affiliate) will be able to: (A) serve as investment adviser to Seller’s Clients, and (B) otherwise own and operate the Acquired Assets (as hereinafter defined) and conduct the Business as contemplated in, and subject to, the conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained in this Agreement, and intending to be legally bound, Seller, the Principals and Silvercrest agree as follows:

SECTION 1. DEFINITIONS

1.1 Certain Definitions. The following terms have the meanings specified below or are defined in the Sections referred to below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“2017 Audited Year End Financial Statements” means the audited financial statements for Seller’s 2017 fiscal year.

“2018 Audited Year End Financial Statements” means the audited financial statements for Seller’s 2018 fiscal year.

“Accounting Firm” means a firm of certified public accountants of national standing mutually agreed upon by Silvercrest, on the one hand, and Seller and the Principals, on the other hand (which agreement shall not be unreasonably withheld, conditioned or delayed), within five (5) Business Days after the date of a request to refer a matter to such a firm.

“Accounts Receivable” means (a) all trade accounts receivable and rights to payment, including for services rendered, (b) all other accounts or notes receivable, (c) all bonds and other evidences of Indebtedness to Seller, (d) the full benefit of all security for any of the foregoing, and (e) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” is defined in Section 2.1 of this Agreement.

“Acquired Personal Goodwill” is defined in the Recitals to this Agreement.

“Additional Integration Amount” is defined in Section 2.6.1(b) of this Agreement.

“Adjusted AUM” shall mean, for any Client (or any account of a Client), as of a particular date, the amount of assets under management by Seller of such Client or account as of the Base Date (or, in the case of a New Client or a New Client’s account, such later date as such New Client became a Client), as adjusted, in the case of any revenue run-rate or other determination after the Base Date, (a) to reflect net cash flows (from additions, withdrawals, contributions, redemptions, distributions, dividends (or reinvestments of any such amounts) or notices of withdrawals, redemptions, distributions or dividends (or reinvestments of any such amounts) for any reason whatsoever, whether at the request of a Client, shareholder or other account holder or otherwise (but excluding any additions or contributions by Seller, any Principal or any Affiliate of Seller or any Principal for their own accounts) from and after the Base Date (or, in the case of a New Client or a New Client’s account, such later date as such New Client became a Client); and (b) to exclude any increase or decrease in assets under management due to market appreciation or depreciation, capital appreciation or depreciation and any currency fluctuations, in each case of clauses (a) and (b), during the period from and after the Base Date (or, in the case of a New Client or a New Client’s account, such later date as such New Client became a Client) through and including such particular date.

“Advisers Act” is defined in the recitals to this Agreement.

“Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person, including a subsidiary of the first Person, a Person of which the first Person is a subsidiary, or another subsidiary of a Person of which the first Person is also a subsidiary. For purposes of this definition, “Control” (and “controlled by” and “under common control with”) means (a) owning, directly or indirectly, 25% of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise. An “Affiliate” of a Person also includes any Affiliated Person of such Person. For purposes of this Agreement, Roth shall not in any event be deemed an Affiliate of any Roth Related Party or Seller.

“Affiliated Person” means, with respect to any Person, an “affiliated person” of such Person as such term is defined in Section 2(a)(3) of the 1940 Act.

“Aggregate Cap” is defined in Section 10.3(c) of this Agreement.

“Aggregate Closing Purchase Price” is defined in Section 2.6.1(c) of this Agreement.

“Aggregate Closing Purchase Price Increase” is defined in Section 2.6.2(c) of this Agreement.

“Aggregate Closing Purchase Price Reduction” is defined in Section 2.6.2(b) of this Agreement.

“Aggregate Consideration” means an amount equal to the sum of (a) the Aggregate Closing Purchase Price; (b) the First Retention Payment; (c) the Second Retention Payment; and (d) the Growth Payment.

“Agreement” is defined in the preamble to this Agreement and means this Asset Purchase Agreement, as it may be amended, modified, supplemented or restated from time to time.

“Annual Business Revenue” means, with respect to a particular one-year period, an amount equal to (a) the advisory fees associated with the Investment Advisory Contracts that are transferred to Silvercrest as Acquired Assets pursuant to this Agreement and (b) any advisory fees generated by the Principals or any Silvercrest employee, including portfolio managers, for assets managed out of Seller’s Milwaukee office, but excluding, in any event, advisory fees from (i) non-incremental AUM of Silvercrest’s existing high net worth and institutional clients and (ii) any business, or portion thereof, acquired by Silvercrest or an Affiliate thereof following the Closing Date, whether by way of an asset purchase, stock purchase, merger or similar corporate transaction.

“Applicable Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, interpretations, guidelines, ordinances, codes, orders or other authority of any Governmental Authority, (b) Governmental Approvals, and (c) orders, decisions, injunctions, judgments, writs, awards, and decrees of or agreements with any Governmental Authority, each as interpreted as of the date of this Agreement or the Closing Date, as applicable.

“Assumed Liabilities” is defined in Section 2.4 of this Agreement.

“Audited Year End Financial Statements” means, collectively, the 2017 Audited Year End Financial Statements and the 2018 Year End Financial Statements (each of which includes a balance sheet, a statement of cash flow, and a statement of income), together with a standard unqualified/unmodified opinion (or its equivalent) from its accounting firm, and any management letter comments thereto.

“AUM” means, with respect to a Client and a specified date, the assets under management with Seller as of such date.

“Base 2019 Pro Forma Revenue” means $13,079,935.

“Base Date” is defined in Section 3.1.15(a) of this Agreement.

“Base Purchase Price” is defined in Section 2.6.1(a) of this Agreement.

“Basket Amount” is defined in Section 10.3(a) of this Agreement.

“Board” means the Board of Directors, Trustees or Managers, or other governing Person or body, as applicable, of (a) Seller, (b) Silvercrest, or (c) any other applicable Person.

“Business” is defined in the recitals to this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which the New York Stock Exchange is closed.

“Cap” is defined in Section 10.3(b) of this Agreement.

“CFA Institute Guidelines” means any guideline, code of ethics, rule or other standard sponsored or promulgated by the CFA Institute (formerly the Association of Investment Management and Research (AIMR)), including the Global Investment Performance Standards, and any amendments or changes thereto.

“Client” shall mean a Person to whom Seller provides investment management or advisory services, including any New Client and any other Person considered to be a “client” of such Person as that term is defined in the Advisers Act. To the extent Seller provides (a) investment management or advisory services to third-party registered advisers, such advisers will be treated as Seller’s Clients and not the clients of such advisers and (b) investment sub-advisory services to selection and monitoring of third-party manager programs, the program sponsor will be treated as Seller’s Client and not the user of such program.

“Closing” is defined in Section 2.7 of this Agreement.

“Closing Cash Target” means Seven Hundred Thirty Eight Thousand Nine Hundred and Fifty-Six Dollars ($738,956).

“Closing Date” is defined in Section 2.7 of this Agreement.

“Closing Date 2019 Pro Forma Revenue” means, as of the third Business Day immediately preceding the Closing Date, the aggregate amount, without duplication, of all investment management or similar fees for each account of each Client that has delivered a Client consent payable to Seller pursuant to the relevant Investment Advisory Contract (excluding, for the avoidance of doubt, Performance Fees), determined by multiplying the Adjusted AUM for each such account at such date by the applicable annual fee rates for all such fees for such account in effect on such date, minus (a) advisory fee waivers then in effect with respect to each such Client, (b) expenses reimbursed during the twelve months prior to such date with respect to such Client, unless such expense reimbursements have been repaid by such Client, (c) for those accounts for which any Supplemental Payments are based on a percentage of AUM or a percentage of investment management or similar fees, the percentage of such fees that are payable as such Supplemental Payments, and (d) any other Supplemental Payments paid with respect to such Client during the twelve months prior to such date, all as calculated in good faith and in a manner consistent with the historical practices of Seller.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in the recitals to this Agreement.

“Confidentiality Contracts” is defined in Section 3.1.14(a)(vii).

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contracts” means, in respect of any Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, custody agreements, advisory agreements, subadvisory agreements, research provider, model portfolio provider, electronic trading agreements, prime brokerage agreements, “soft dollar” agreements, transfer agency agreements, administration agreements, outsourcing agreements, shareholder services agreements, distribution agreements, employment agreements, confidentiality agreements, intellectual property assignment agreements, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, whether written or oral, to which such Person is a party or by which such Person or any of its properties or assets may be bound or affected, in each case as amended, supplemented, restated, waived or otherwise modified and including all exhibits, schedules or other attachments thereto and, in the case of Seller, includes Investment Advisory Contracts.

“Control” is defined within the definitions of “Affiliate” and “Non-Compete Parties,” as applicable, in Section 1.1 of this Agreement.

“Corporate Records” means Seller’s record books containing minutes of meetings of the Board of Managers or Members, and any other records that relate exclusively to Seller’s organization or capitalization.

“Cortina Funds” means each of Cortina Small Cap Growth Fund and Cortina Small Cap Value Fund, each a series of Cortina Fund, Inc., an open end mutual fund advised by Seller.

“Earnout Payments” means collectively the First Retention Payment, the Second Retention Payment and the Growth Payment.

“Earnout Period” means the period commencing on the first (1st) anniversary of the Closing Date and continuing through the fourth (4th) anniversary of the Closing Date.

“Employment Agreements” means the employment agreements substantially in the forms attached hereto as Exhibit A.

“Employment Documents” is defined in Section 6.6.1(b)(B)(i) of this Agreement.

“Employment Manual” is defined in Section 6.6.1(b)(B)(i) of this Agreement.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, Tax lien, assessment or claim, security interest, adverse claim, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning restriction or other restriction, whether existing prior to, at or after the Closing.

“Environmental Law” means any Applicable Law regulating or relating to human health or safety or the protection of natural resources or the environment (including Applicable Laws relating to pollution, contamination or the handling, release or disposal of Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Client” is defined in Section 3.1.15(a) of this Agreement.

“Escrow Agent” means US Bank.

“Escrow Agreement” means the Escrow Agreement of even date herewith, by and among Escrow Agent, Buyer, and Seller, in the form of Exhibit B attached to this Agreement.

“Escrow Amount” means $350,000.

“Escrow Fund” is the amount held by the Escrow Agent pursuant to the terms of the Escrow Agreement, which amount is originally equal to the Escrow Amount.

“Estimated Closing Certificate” is defined in Section 2.6.2(a) of this Agreement.

“Exchange Agreement” means that certain Exchange Agreement, dated as of June 26, 2013, by and among SAMG, Silvercrest and the Class B Partners (as defined therein) party thereto.

“FINRA” means the U.S. Financial Industry Regulatory Authority.

“First Retention Cash Payment” is defined in Section 2.6.4(a)(i) of this Agreement.

“First Retention Equity Payment” is defined in Section 2.6.4(a)(ii) of this Agreement.

“First Retention Payment” is defined in Section 2.6.4(a)(ii) of this Agreement.

“First Retention Payment Date” is defined in Section 2.6.4(a)(i) of this Agreement.

“Fiscal Year” means a period of 365 days (or, as applicable in the event of a leap year, 366 days).

“Fundamental Representations” is defined in 8(a)(i) of this Agreement.

“Fund” means any investment company, mutual fund, business development company, partnership fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, private fund or other pooled investment vehicle, whether or not registered under the 1940 Act or 1933 Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States), and whether or not Silvercrest or an Affiliate serves as investment adviser, distributor or service provider to such product.

“Fund Policies” means all investment objectives, policies and restrictions of the Cortina Funds set forth in current summary prospectuses, prospectuses, statements of additional information, or offering memoranda provided by Seller or the Cortina Funds to Clients or their investors.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation, by-laws and other organizational documents, as amended, (b) with respect to any limited liability company, its articles or certificate of formation or organization, limited liability company agreement, operating agreement and other organizational documents, as amended, (c) with respect to any business trust, its declaration of trust, trust agreement and other organizational documents, as amended, and (d) with respect to any other Person, its comparable governing agreements and other organizational documents, as amended.

“Governmental Approval” means any Consent of, with, from or to any Governmental Authority.

“Government Agencies” is defined in Section 6.6.1(b)(B)(i) of this Agreement.

“Governmental Authority” means any nation or government, any state, territory or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States, any territory of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the 1934 Act), including FINRA and the Commission.

“Growth Cash Payment” is defined in Section 2.6.4(c)(i) of this Agreement.

“Growth Equity Payment” is defined in Section 2.6.4(c)(ii) of this Agreement.

“Growth Payment” is defined in Section 2.6.4(c)(ii) of this Agreement.

“Growth Payment Date” is defined in Section 2.6.4(c)(i) of this Agreement.

“Hazardous Substance” means a substance, material, chemical, compound, product, pollutant or contaminant that:

(a) Is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or related materials;

(b) Requires remedial action or preventative action (including performing studies, monitoring or testing) under an Environmental Law, or are defined, listed or identified as a “hazardous waste” or “hazardous substance” or words of similar import under an Environmental Law; or

(c) Is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

“Indebtedness” means any indebtedness for borrowed money, amounts owing for asset acquisitions (except current trade payables incurred in the ordinary course consistent with past practice), guarantees of third parties’ obligations, obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, and similar obligations, provided, however, that “Indebtedness” shall not include any (a) obligations under operating leases, or (b) amounts included in the Aggregate Closing Purchase Price, as adjusted.

“Indemnified Party” is defined in Section 10.4(a) of this Agreement.

“Indemnifying Party” is defined in Section 10.4(a) of this Agreement.

“Independent Contractor Agreement” means that certain independent contractor agreement to be entered into as of the Closing Date by and between Lori Hoch and Silvercrest.

“Insurance Policies” is defined in Section 3.1.22(a) of this Agreement.

“Integration Cost” means a total amount of up to Nine Hundred and Ninety Thousand Dollars ($990,000), a portion of which shall be paid pursuant to the Independent Contractor Agreement and all of which shall be subject to Section 2.6.1(b).

“Intellectual Property” includes any (a) registered and unregistered United States and foreign trademarks, service marks, names, trade names, brand names, logos, slogans, trade dress, copyrights, copyrightable works, Internet or web domain names, web sites, social media accounts and content contained in or related to the foregoing, email addresses, telephone and facsimile numbers (including 800/888 or similar numbers) and similar rights (including listings, registrations and applications to list, register, or renew the listing or registration of, any of these), and all documentation relating thereto, (b) United States and foreign letters patent and patent applications, (c) inventions, improvements, processes, methodologies, designs, formulae, models, trade secrets, know-how, technical data, specifications, pricing and cost information, business and marketing plans, strategies and proposals, customer and vendor lists, and confidential information, (d) computer software, data, source code, executable code, databases and data collections, and related documentation, (e) other proprietary information or intellectual property rights, (f) all goodwill arising from or relating to any of the foregoing, (g) rights to sue for and remedies against past, present and future infringements, misappropriations or other violations of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law, (h) tangible embodiments of any of the above (in any medium including electronic media), and (i) licenses of rights in any of the above (whether as licensee or licensor).

“Intellectual Property Contracts” is defined in Section 3.1.14(a)(i) of this Agreement.

“Interim Financial Statements” is defined in Section 3.1.9(a) of this Agreement.

“Investment Advisory Contract” means any Contract pursuant to which Seller provides investment management or advisory services to a Client.

“IRS” means the U.S. Internal Revenue Service.

“Leased Personal Property” is defined in Section 3.1.19(d) of this Agreement.

“L.P. Class B Unit” means a Class B Unit (as defined in the Silvercrest Limited Partnership Agreement) in Silvercrest L.P., including any and all benefits to which a holder of such L.P. Class B Unit may be entitled as provided in the Silvercrest Limited Partnership Agreement, together with all obligations of such holder to comply with the terms and provisions of the Silvercrest Limited Partnership Agreement or other relevant date.

“L.P. Class B Unit Price” means a price equal to the average closing price of the SAMG Class A Common Stock on the Nasdaq Global Market during the ten (10) trading-day period ending on the Business Day immediately preceding (i) the Closing Date with regard to the

Principal Closing Equity Payment, (ii) the First Retention Payment Date with regard to the First Retention Equity Payment, (iii) the Second Retention Payment Date with regard to the Second Retention Equity Payment, and (iv) the Growth Payment Date with regard to the Growth Equity Payment.

“Liabilities” or “Liability” mean any claim, debt, loss, cost, expense, duty, charge, commitment, assessment, Tax, obligation or other liability of any kind whatsoever, whether or not accrued or fixed, known or unknown, assessed or assessable, absolute or contingent, determined or determinable, or due or to become due, or otherwise.

“Litigation” means any action, cause of action, claim, demand, charge, suit, proceeding, audit, citation, summons, subpoena, hearing, inquiry, examination, or investigation, or other litigation of any nature (including any appeal), civil, criminal, administrative, regulatory or otherwise, in law, in equity or otherwise, pending or threatened, by or before any Governmental Authority.

“Losses” is defined in Section 10.1 of this Agreement.

“Material Adverse Change”

(a) When used with respect to Seller, any Principal, the Acquired Assets or the Business, the term “Material Adverse Change” means (i) any event, circumstance or condition that has a material adverse effect on the assets, business, operations, financial condition or results of operations of the Business taken as a whole, or (ii) any event, circumstance or condition affecting the Business, which would prevent or materially delay the consummation of the Transactions or the ability of Seller or any Principal to perform their respective obligations under this Agreement or any other Transaction Document; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account, directly or indirectly, in determining whether there has been, or will be, a Material Adverse Change: (1) any changes in the market price or trading volume of Seller’s capital stock or other equity interests, (2) any reduction generally in the prices of securities in the U.S. securities markets, (3) any changes resulting from general national or international economic, regulatory or political conditions, including changes in the financial, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index, or any adverse change therein) that do not have a materially disproportionate adverse effect on the Business, (4) circumstances that generally affect the industries in which the Business is operated that do not have a materially disproportionate adverse effect on the Business relative to other businesses in such industries, (5) any changes resulting from the announcement or pendency of the Transactions provided for in this Agreement, (6) changes in Applicable Law after the date hereof that do not have a materially disproportionate adverse effect on the Business, (7) changes in GAAP that do not have a materially disproportionate adverse effect on the Business, (8) acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, that do not have a materially disproportionate adverse effect on the Business, (9) any failure (in and of itself) by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, which, for the avoidance of doubt, shall not include the underlying reason or reasons that such projections, forecasts or revenue or earnings predictions were not met, (10) the taking of any action contemplated by this Agreement and/or any of the Transaction Documents, including the completion of the Transactions contemplated hereby and thereby, or (11) any adverse change in or effect on the Business that is cured before the earlier of the Closing Date or the date on which this Agreement is terminated.

(b) When used with respect to Silvercrest or any advisory Affiliate of Silvercrest, the term “Material Adverse Change” means (i) any event, circumstance or condition which would reasonably be expected to have a material adverse effect (whether taken individually or in the aggregate with all other such effects) on Silvercrest or its advisory Affiliates, or on the financial condition, business or results of operations of Silvercrest or its advisory Affiliates, either individually or taken as a whole, or (ii) any event, circumstance or condition affecting Silvercrest or its advisory Affiliates which would prevent or materially delay the consummation of the Transactions or would be reasonably expected to materially adversely affect the ability of Silvercrest or its advisory Affiliates to perform their respective obligations under this Agreement or any other Transaction Document; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Change: (1) any changes in the market price or trading volume of such Person’s capital stock or other equity interests or (2) a reduction generally in the prices of securities in the U.S. securities markets.

“New Client” means a Client which is not a Client on the Base Date but becomes a Client during the period commencing after the Base Date and ending on the date on which the Closing Date 2019 Pro Forma Revenue is calculated.

“Non-Compete Parties” means (a) Seller and (b) (i) any Principal and (ii) any Person (including subsidiaries and other Affiliates) controlled by Seller or any Principal. For purposes of this definition, “Control” (or “controlled”) means (a) owning, directly or indirectly, 25% of the voting securities of a Person or (b) otherwise having the power, directly or indirectly, to exercise a controlling influence over, or to direct or cause the direction of, a Person’s management or policies through owning voting securities, by Contract or credit arrangement, or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Roth nor any Roth Related Party shall be deemed a Non-Compete Party.

“Other Business Contracts” is defined in Section 3.1.14(a)(vii) of this Agreement.

“Outstanding Offers” is defined in Section 3.1.14(a)(viii) of this Agreement.

“Owned Personal Property” is defined in Section 3.1.19(c) of this Agreement

“Parties” means Silvercrest, Silvercrest L.P., Seller, and the Principals, and, with respect to those and the other Non-Compete Parties, such other Non-Compete Parties.

“Pending Consents” means those Consents required pursuant to an Investment Advisory Contract of Seller that have not yet been obtained as of the Closing Date, each of which, together with the associated Closing Date 2019 Pro Forma Revenue for such Consents, to be attached hereto as of or immediately prior to the Closing Date as Schedule 2.

“Performance Fee” means any fee, allocation, carried interest or other payment or distribution received by Seller (or, after the Closing, by Silvercrest) based upon a share of capital gains or capital appreciation of a Client account or Client assets.

“Permitted Encumbrances” means, collectively, (a) liens for Taxes, fees, levies, duties or other governmental charges of any kind which (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings, but, in either case of (i) or (ii) only to the extent adequate reserves for such amounts have been taken into account as an Assumed Liability in the calculation of the Closing Date 2019 Pro Forma Revenue and the determination of the Aggregate Closing Purchase Price, as adjusted (b) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business, (e) other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business and (f) purchase money liens and liens securing rental payments under lease arrangements.

“Person” shall mean any individual, corporation, partnership, joint venture, association, enterprise, joint stock company, limited liability company, trust, unincorporated organization or any other entity, whether acting in an individual, fiduciary or other capacity, or, as applicable, a Governmental Authority.

“Personal Property” means the Owned Personal Property and Leased Personal Property.

“Personal Property Lease Contracts” is defined in Section 3.1.14(a)(iv) of this Agreement.

“Plan Client” is defined in Section 3.1.15 of this Agreement.

“Post-Closing Contract Payments” is defined in Section 2.6.3(c) of this Agreement.

“Pre-Closing Expenses and Contract Payments” is defined in Section 2.6.3(c) of this Agreement.

“Principal Closing Equity Payment” is defined in Section 2.6.1(a) of this Agreement.

“Principal Representative” is defined in Section 21 of this Agreement.

“Principals” is defined in the preamble to this Agreement.

“Protected Information” is defined in Section 6.6.1(a)(i) of this Agreement.

“Real Property Lease Contracts” is defined in Section 3.1.14(a)(iv) of this Agreement.

“Resale and Registration Rights Agreement” means that certain Resale and Registration Rights Agreement, dated as of June 26, 2013, by and among SAMG and the Class B Partners that are parties thereto.

“Retained Assets” is defined in Section 2.3 of this Agreement.

“Retained Liabilities” includes all Liabilities of Seller arising out of the Acquired Assets, Retained Assets, or the Business, but expressly excluding the Assumed Liabilities.

Without limiting the foregoing, “Retained Liabilities” shall include:

(i) Any Liability arising out of, resulting from or relating to:

(A) Any Litigation, whether threatened or pending prior to the Closing or commenced after the Closing and to the extent arising out of or resulting from acts or omissions taken or made by Seller (directly or through any service provider), or other events or circumstances that occurred prior to the Closing Date, including any Liability of Seller for monetary fines, awards, judgments or penalties payable to a Governmental Authority;

(B) Either or both of the Cortina Funds, the winding up of such Funds and any and all Contracts respecting such Funds;

(C) The operation and closure of the New York office of the Business;

(D) Any loan facility or other obligation for Indebtedness of Seller;

(E) Any environmental, health or safety violations or Liabilities arising out of, resulting from or relating to Seller’s operation of the Business or leasing, ownership, operation or use of any real property prior to the Closing;

(F) Any Intellectual Property owned, licensed or used in connection with the Business prior to the Closing;

(G) Any employment, severance, retention or termination agreement with any employee of Seller (excluding, for the avoidance of doubt, (i) the employment agreements to be executed in connection with this Transaction, (ii) any other agreements entered into by Silvercrest or any Affiliate with such employees, and (iii) all compensation obligations to Seller employees hired by Silvercrest on substantially similar terms to Seller’s compensation arrangements with said employees;

(H) Any Seller Plan, any payroll, salary, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option, bonus, severance, or vacation plan, change in control payments, or other Liabilities owing to any employee of Seller, excluding any Plans under employment agreements or arrangements with Silvercrest;

(I) Any employee or labor grievance relating to Seller , including, without limitation, any such dismissal of Seller’s employees based in New York, New York, in connection with the Transactions;

(J) Any allegations by any current or former employee, independent contractor or other Person associated with Seller or its respective Affiliates of sex, age, race, religious, ethnic, sexual orientation, gender, body form, disability, pregnancy or other discrimination to the extent arising from events occurring prior to the Closing;

(K) Any dismissal of any current or former employee, independent contractor or other Person associated with Seller prior to the Closing;

(L) Any dispute with or concerning any current or former employee, independent contractor or other Person associated with Seller or its Affiliates regarding compensation or benefits, including severance, deferred compensation, health benefits, retirement benefits or other similar matters arising from events occurring prior to the Closing;

(M) Any Contract or other arrangement with any Principal or any Affiliate of Seller or any Principal, excluding (i) the Transaction Documents, (ii) any other agreements to which Silvercrest or its Affiliates is a counterparty, and (iii) any claims arising out of events or circumstances which occurred after the Closing under a Contract assumed by Silvercrest or its Affiliates; or

(N) Any violation of, of failure to comply with, any Applicable Law or Governmental Authorization by Seller or the Principals prior to the Closing;

(ii) Any Liability under any Assumed Contract that arises after the Closing to the extent arising out of a breach by Seller or a Principal prior to the Closing;

(iii) Any Liability of Seller (or any Principal or Affiliate of Seller) for Taxes, including any Taxes arising out of, resulting from or relating to Seller’s operation of the Business or ownership of the Acquired Assets, and any Taxes that will arise out of, result from or relate to the sale, assignment or transfer of the Acquired Assets pursuant to this Agreement;

(iv) Any Liability of Seller (or any Principal or Affiliate of Seller) to indemnify, reimburse or advance amounts to any officer, manager, employee or agent of Seller;

(v) Any Liability to indemnify, reimburse or advance amounts to any Person arising out of, resulting from or relating to any Contract that terminates or expires prior to Closing or otherwise relates to an action, omission, event or circumstance taken, made, occurring or existing at or prior to the Closing;

(vi) Any Liability to distribute to any Principal or otherwise apply all or any part of the Aggregate Consideration received pursuant to this Agreement, but expressly excluding all cash and other payments and equity issuances owed by Silvercrest and its Affiliates under this Agreement or any other Transaction Document;

(vii) Any trade payable that remains unpaid at Closing unless included in the Aggregate Closing Purchase Price adjustment detailed in Sections 2.6.2 or 2.6.3;

(viii) Any Liability of Seller arising under or incurred in connection with the negotiation, preparation or performance of this Agreement or any other Transaction Document or other instrument executed or delivered in connection with this Agreement or the Transactions; and

(ix) Any reimbursement or reduction of advisory fees or other amounts, or any other Liability, arising from or relating to any Investment Advisory Contract (including arising from or relating to any non-compliance with, breach or violation of, any such provision) by Seller prior to the Closing.

“Revenue Notice of Objection” is defined in Section 2.6.3(a) of this Agreement.

“Roth” means Roth Capital Partners, LLC.

“Roth Related Parties” means Waco Limited, LLC, Roth Canada ULC, CR Financial Holdings, Inc., Wayland Capital, Inc., Middleton Capital, Inc., RLJ Capital Markets, LLC, RX3, LLC, Rivi Capital, LLC, EAM Investors, LLC, Aceras Life Sciences, LLC and BTG Investments, LLC.

“R&W Policy” means the representations and warranties insurance policy that is being bound as of the date hereof, and which is attached to this Agreement as Exhibit C.

“Sale of Silvercrest” means any sale, transfer, or other disposition of all or substantially all of the assets or equity of Silvercrest to a third party or a merger by Silvercrest into another entity whereby Silvercrest is not the surviving entity, in each case whether in a single transaction or a series of related transactions.

“SAMG” means Silvercrest Asset Management Group Inc., a Delaware corporation, which is the general partner of Silvercrest L.P.

“SAMG Class A Common Stock” means the Class A common stock, par value $0.01 per share, of SAMG.

“Schedule Bring-Down Date” means the date that is three (3) Business Days prior to the Closing Date.

“Second Retention Cash Payment” is defined in Section 2.6.4(b)(i) of this Agreement.

“Second Retention Equity Payment” is defined in Section 2.6.4(b)(ii) of this Agreement.

“Second Retention Payment” is defined in Section 2.6.4(b)(ii) of this Agreement.

“Second Retention Payment Date” is defined in Section 2.6.4(b)(i) of this Agreement.

“Seller” is defined in the preamble to this Agreement.

“Seller Closing Cash Payment” is defined in Section 2.6.1(a) of this Agreement.

“Seller Indemnitees” is defined in Section 10.2 of this Agreement.

“Seller Intellectual Property” is defined in Section 3.1.18 of this Agreement.

“Seller Plan” is defined in Section 3.1.26(a) of this Agreement.

“Seller’s Knowledge” or “Knowledge” means the actual knowledge of any one or more of the Principals other than Waco Limited, individually or collectively, or such knowledge that he or they would have had following reasonable inquiry into the subject matter at hand.

“Seller Transaction Costs” is defined in Section 6.3(c) of this Agreement.

“Silvercrest” is defined in the preamble to this Agreement.

“Silvercrest Fund” means any Fund sponsored, offered or distributed, and advised (whether or not a subadvisor also is engaged), by Silvercrest or its Affiliates.

“Silvercrest Indemnitees” is defined in Section 10.1 of this Agreement.

“Silvercrest L.P.” is defined in the preamble to this Agreement.

“Silvercrest Limited Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Silvercrest L.P., dated as of November 13, 2012.

“Silvercrest Transaction Costs” is defined in Section 6.3(b) of this Agreement.

“Solicitation Contracts” is defined in Section 3.1.14(a)(vi) of this Agreement.

“Solicitors” is defined in Section 3.1.16 of this Agreement.

“Statutory Representations” is defined in Section 8(a)(ii) of this Agreement.

“Subscription Agreement” means the subscription agreement for L.P. Class B Units substantially in the form attached hereto as Exhibit D.

“Supplemental Payments” means, as applicable, (a) any “adviser pay,” “fee for services” or supplemental payments paid to financial intermediaries or other third-parties for (i) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients or (ii) the ongoing maintenance of relationships with Clients (including the performance of services with respect to such Clients) whether as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or initially paid by Seller and reimbursed by such Clients), and (b) any amounts paid to finders or solicitors for finder, referral or solicitation services relating to Clients or potential Clients, including payments made by investment advisers or their Affiliates in compliance with Rule 206(4)-3 under the Advisers Act.

“Tax” or “Taxes” means any federal, state, territorial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, custom, duty, stamp, occupation, premium, profits, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax, or similar fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic, foreign or otherwise, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of June 26, 2013, by and among SAMG, Silvercrest, and each of the other parties thereto identified as “Limited Partners”.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed with any Governmental Authority, domestic, foreign or otherwise, relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Total Remaining ICA Amount” has the meaning set forth in Section 2.6.1(b) of this Agreement.

“Transaction Document” means this Agreement and any other document, Contract or certificate executed and delivered in connection with this Agreement or the consummation of the Transactions (other than any Employment Agreements or other Contracts or documents entered into with any employee of Seller who becomes an employee of Silvercrest or its subsidiary Affiliates upon the Closing’s occurring).

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” is defined in Section 6.1.3(c) of this Agreement.

“Vendor Contracts” is defined in Section 3.1.14(a)(ii) of this Agreement.

“Vendors” is defined in Section 3.1.17 of this Agreement.

1.2 Construction. The section headings in this Agreement and any other Transaction Document are inserted for convenience only and are not intended to affect the interpretation of this Agreement or any other Transaction Document. Any reference in this Agreement or any other Transaction Document to any Section refers to the corresponding Section of this Agreement or such other Transaction Document, as applicable. Any reference in this Agreement or any other Transaction Document to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement or such other Transaction Document, as applicable, and all such Schedules and Exhibits are incorporated herein by reference. The words “include” and “including” in this Agreement or any other Transaction Document are to be construed as being followed by “without limitation.” This Agreement and any other Transaction Document will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement or any other Transaction Document. Unless the context requires otherwise, any reference to any Applicable Law in this Agreement or any other Transaction Document will be deemed also to refer to all amendments thereto, in each case as in effect as of the date hereof or as of the Closing Date (as applicable). All accounting terms not specifically defined in this Agreement will be construed when used in this Agreement or any other Transaction Document in accordance with GAAP. The word “or” in this Agreement or any other Transaction Document is disjunctive but not necessarily exclusive (and should be construed, accordingly, as “and/or”). All words in this Agreement and any other Transaction Document will be construed to be of such gender or number, as the circumstances require. Unless specifically provided otherwise in this Agreement or any other Transaction Document, any reference to “days” shall mean calendar days.

SECTION 2. PURCHASE AND SALE OF ASSETS

Subject only to satisfying the conditions set forth in Section 7 of this Agreement:

2.1 Sale and Purchase of the Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Seller shall (and the Principals shall cause Seller to) sell, transfer, convey, assign and deliver to Silvercrest (or to any Affiliate of Silvercrest designated by Silvercrest), and Silvercrest (or its designated Affiliate) shall purchase or acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all rights, title and interest of Seller in, to and under (a) all assets of Seller (except for the Retained Assets) and (b) all goodwill of Seller related to such assets and the Business (collectively, but not including the Retained Assets, the “Acquired Assets”). For the avoidance of doubt, the Acquired Assets include, without limitation:

(a) All Investment Advisory Contracts (except any such Investment Advisory Contracts and other Contracts relating to the Cortina Funds);

(b) An amount of cash equal to the Closing Cash Target;

(c) All Intellectual Property Contracts;

(d) All Vendor Contracts;

(e) All Personal Property Lease Contracts;

(f) All Real Property Lease Contracts, but excluding the New York office lease;

(g) All Solicitation Contracts;

(h) All Confidentiality Contracts;

(i) All Other Business Contracts;

(j) All Outstanding Offers;

(k) All Personal Property (including any warranties thereon) except as set forth on Schedule 2.1(k);

(l) All intangible rights and intangible property of Seller, including Seller’s name, logo and any service marks, all Contracts relating to any of the foregoing, and the other Intellectual Property identified or required to be identified on Schedule 3.1.18, going concern value and goodwill;

(m) Any Governmental Approvals, and any pending applications therefor or renewals thereof, identified on Schedule 2.1(m) in each case to the extent transferable to Silvercrest (or its designated Affiliates);

(n) All rights, demands, causes of action, Litigation and other claims of Seller against third parties relating to the Acquired Assets, the Assumed Liabilities or the Business, whether choate or inchoate, known or unknown, contingent or noncontingent, or otherwise, including all such rights, demands, causes of action, Litigation and claims identified on Schedule 2.1(n);

(o) All performance records of or relating to the Business;

(p) All strategy, know-how, and trade secrets respecting or relating to the Business;

(q) General books and records relating to the Business and, to the extent not considered a part of such general books and records, books of account, ledgers and general, financial and accounting records, all policies and procedures, logs, marketing and Client lists, price lists, Client files, account information, information relating to security holdings, credit files, computer stored or generated reports, performance records, referral sources, advertising, marketing and promotional materials, service and warranty records, creative materials, personnel records (subject to requirements under Applicable Law), studies, reports, correspondence, and other data, records and information on any tangible medium or that is stored in any electronic or other medium, relating to the Acquired Assets, the Assumed Liabilities or the Business, and wherever located or stored; provided, however that the Acquired Assets shall not include the Corporate Records, Tax Returns or any work papers related to said Tax Returns; and

(r) Any other Contracts and assets, tangible or intangible, relating to the Acquired Assets, the Assumed Liabilities or the Business, and necessary for the conduct of the Business by Silvercrest (or its designated Affiliates) that are not specifically identified as Retained Assets, including those identified or described on Schedule 2.1(r).

After the Closing, Seller shall have no further rights, title and interest in, to or under, or to utilize, any Acquired Asset (including Seller’s name, logo, and any service mark included in the Acquired Assets).

2.2 Sale and Purchase of Acquired Personal Goodwill.

(a) Subject to and upon the terms and conditions set forth in this Agreement, at Closing, each of the Principals set forth on Schedule 1 shall sell, transfer, convey, assign and deliver to Silvercrest (or its designated Affiliates), and Silvercrest (or its designated Affiliates) shall purchase, acquire and accept from each of the Principals, free and clear of all Liens, all right, title and interest of each such Principal in, to and under the Acquired Personal Goodwill.

(b) Except for the Acquired Personal Goodwill, Silvercrest (or its designated Affiliates) is not acquiring any of the assets of any of the Principals and all assets of the Principals, other than the Acquired Personal Goodwill, shall remain the property of the Principals after the Closing. Notwithstanding anything herein to the contrary, Silvercrest (or its designated Affiliates) shall not assume or be liable for any liabilities or obligations of any of the Principals, and each of the Principals shall retain and be responsible for his or her liabilities and obligations.

(c) The Parties hereto acknowledge and agree that (i) the obligation of Silvercrest (or its designated Affiliates) to purchase the Acquired Assets is contingent upon the consummation of Silvercrest’s (or its designated Affiliates’) purchase of the Acquired Personal Goodwill and (ii) the obligation of Silvercrest (or its designated Affiliates) to purchase the Acquired Personal Goodwill is contingent upon the consummation of Silvercrest’s (or its designated Affiliates’) purchase of the Acquired Assets.

(d) Silvercrest (or its designated Affiliates), Seller and Principals covenant that they will treat the acquisition of the Acquired Personal Goodwill by Silvercrest as a contribution of the Acquired Personal Goodwill by the Principals to Silvercrest in exchange for L.P. Class B Units in a transaction with respect to which no gain will be recognized by the Principals pursuant to Section 721 of the Code for federal and applicable state and local income tax purposes, and will take no position on any Tax Return or in any tax audit or take any other action that is inconsistent with such treatment unless otherwise required pursuant to Applicable Law.

2.3 Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement or any other Transaction Document, the following assets of Seller (collectively, the “Retained Assets”) are not part of the Acquired Assets and shall remain the property of Seller after the Closing:

(a) All cash of Seller in excess of the Closing Cash Target;

(b) All Contracts between Seller, on one hand, and an Affiliate or Affiliates of Seller, on the other hand and, with respect to the Cortina Funds, all Contracts, including, without limitation, any Investment Advisory Contracts related thereto;

(c) All personnel records that Seller is required by Applicable Law to retain in its possession (provided, that Seller shall deliver copies of such records to Silvercrest prior to the Closing);

(d) Rights in connection with and assets of any Seller Plan;

(e) All Accounts Receivable relating to periods on or prior to the Closing Date;

(f) All claims for refund of Taxes and other governmental charges relating to periods prior to the Closing Date;

(g) All Tax deposits and other Tax assets, including deferred Tax assets, of Seller;

(h) All insurance policies and all insurance proceeds relating to losses suffered on or prior to the Closing Date;

(i) All permits and licenses related to the Retained Assets;

(j) Corporate Records, Tax Returns and any work papers related to said Tax Returns;

(k) This Agreement and all other Transaction Documents, including Seller’s rights hereunder and thereunder;

(l) Claims under Litigation related to the Retained Assets;

(m) All assets used exclusively for the operation of the New York office of the Business; and

(n) Any other asset of Seller identified or described on Schedule 2.3 or otherwise specifically included as a Retained Asset pursuant to the terms of this Agreement.

2.4 Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Silvercrest shall assume and agree to pay, honor and discharge when due only those Liabilities relating to the Acquired Assets arising after the Closing Date solely as a result of Silvercrest and its Affiliates’ operating the Acquired Assets and conducting the Business after the Closing Date (the “Assumed Liabilities”), including, without limitation (a) all Liabilities arising from Contracts assumed by Silvercrest or its Affiliates and arising out of events, incidents or occurrences after Closing, (b) all Liabilities related to Acquired Assets and pertaining to events, circumstances, or occurrences after Closing, and (c) all Liabilities arising under or pertaining to the Employment Agreements or any other employment or consulting arrangements entered into by Silvercrest in connection with the Transactions or entered into by Silvercrest at or following the Closing.

2.5 Retained Liabilities. Except to the extent assumed by Silvercrest under Section 2.4, Seller shall retain all Retained Liabilities, and the Retained Liabilities shall remain the sole responsibility of, and shall be paid, performed and discharged in a timely manner solely by, Seller. Neither Silvercrest nor any of its Affiliates, nor any director, manager, trustee, officer, employee, agent or other representative of any of them, shall hereby assume, or otherwise hereby become liable for, any Liabilities of or relating to Seller, including the Retained Liabilities, other than the Assumed Liabilities.

2.6 Consideration. In addition to the mutual covenants set forth herein, subject to the terms and conditions in this Agreement and the other Transaction Documents, Silvercrest shall bear the Silvercrest Transaction Costs.

2.6.1 Closing Payments.

(a) Cash Payment. In consideration for the purchase by Silvercrest of the Acquired Assets, subject to adjustment in accordance with Section 2.6.2, Silvercrest shall pay to Seller on the Closing Date a base purchase price in the amount set forth on Schedule 2.6 under the heading “Base Purchase Price” (“Base Purchase Price”) with eighty percent (80%) of the Base Purchase Price, less the Escrow Amount (which Escrow Amount shall be applied to fund the Escrow Account in accordance with the Escrow Agreement) and less the Integration Cost (the “Seller Closing Cash Payment”), to be paid in cash by wire transfer of immediately available funds, to the account set forth on Schedule 2.6.1(a) (which account information may be amended by Seller by a written notice which shall be furnished to Silvercrest no later than two (2) Business Days prior to the Closing Date).

(b) Integration Expense. Silvercrest covenants and agrees to use the Integration Cost solely for the purpose of integrating the Business with and into Silvercrest, including with respect to undertaking and completing each the items set forth on the schedule detailing the integration requirements attached to the Independent Contractor Agreement. Each of the Principals, Seller and Silvercrest agree as follows: in the event that (i) all or any portion of the Integration Cost payable to Lori Hoch pursuant to the Independent Contractor Agreement (which shall not exceed Four Hundred Ninety-Five Thousand Dollars ($495,000)) (the “Total Remaining ICA Amount”) is not paid to her as a result of a termination of such Agreement in accordance with the terms of Independent Contractor Agreement, and the integration of the Business with and into Silvercrest is otherwise complete as determined by Silvercrest in good faith after consulting with the Principals, the Total Remaining ICA Amount, together with the additional Four Hundred Ninety-Five Thousand Dollars ($495,000) of the Integration Cost (the “Additional Integration Amount”) shall be distributed to Seller; or (ii) such integration is not complete upon the expiration or termination of the Independent Contractor Agreement in accordance with the terms of the Independent Contractor Agreement, Silvercrest, in consultation with the Principals, shall retain a consultant to complete the integration, and upon such completion, as determined in good faith by Silvercrest in consultation with the Principals based on whether the items set forth on the schedule detailing the integration requirements attached to the Independent Contractor Agreement have been substantially completed, the portion of the Total Remaining ICA Amount, if any, together with all or a portion of the remaining Additional Integration Amount, if any, shall be distributed to Seller. Any such distribution to Seller in accordance with this Section 2.6.1(b) shall be made by Silvercrest within ten (10) Business Days following the determination by Silvercrest acting in good faith and in consultation with Seller that such amount is due and owing to Seller.

(c) Equity Payment. In consideration for the purchase by Silvercrest of the Acquired Personal Goodwill, subject to adjustment in accordance with Section 2.6.2, Silvercrest L.P. shall issue and deliver to certain Principals set forth in on Schedule 2.6.1(b) on the Closing Date a number of L.P. Class B Units (which shall be uncertificated; provided, however, that the number of L.P. Class B Units issued to each Principal shall be recorded in such Principal’s Subscription Agreement) equal to the quotient of (i) the amount set forth opposite the name of such Principal on Schedule 2.6.1(b), subject to adjustment in accordance with Section 2.6.2, and (ii) the L.P. Class B Unit Price (the “Principal Closing Equity Payment”, and together with the Seller Closing Cash Payment, the “Aggregate Closing Purchase Price”) The Principal Closing Equity Payment shall be distributed to the Principals in accordance with Schedule 2.6.1(b), subject to adjustment in accordance with Section 2.6.2.

2.6.2 Adjustment to Aggregate Closing Purchase Price.

(a) Not less than three (3) Business Days before the scheduled Closing Date, Seller and the Principals shall prepare in good faith and deliver to Silvercrest a certificate (the “Estimated Closing Certificate”) signed by Seller and the Principals setting forth and certifying: (i) the estimated Closing Date 2019 Pro Forma Revenue, together with supporting calculations in reasonable detail; and (ii) a statement of the estimated Aggregate Closing Purchase Price Reduction (as defined below), if any, and the estimated Aggregate Closing Purchase Price, as adjusted pursuant to Section 2.6.2(b);

(b) If the estimated Closing Date 2019 Pro Forma Revenue as set forth in the Estimated Closing Certificate is less than one hundred percent (100%) of the Base 2019 Pro Forma Revenue, then the Aggregate Closing Purchase Price shall be reduced by an amount equal to (i) the quotient of (A) one hundred percent (100%) of the Base 2019 Pro Forma Revenue minus the estimated Closing Date 2019 Pro Forma Revenue as set forth in the Estimated Closing Certificate and (B) the Base 2019 Pro Forma Revenue, multiplied by (ii) the Aggregate Closing Purchase Price (the “Aggregate Closing Purchase Price Reduction”). The Aggregate Closing Purchase Price shall be reduced by an amount equal to the Aggregate Closing Purchase Price Reduction. Eighty percent (80%) of the Aggregate Closing Purchase Price Reduction shall be applied to reduce the Seller Closing Cash Payment and the remaining twenty percent (20%) shall be applied to reduce the Principal Closing Equity Payment. The portion of the Aggregate Closing Purchase Price Reduction applied to the Aggregate Closing Purchase Price shall be applied on a pro rata basis among the Principals in accordance with the percentages set forth on Schedules 2.6.1(a) and 2.6.1(b).

(c) If the estimated Closing Date 2019 Pro Forma Revenue as set forth in the Estimated Closing Certificate is greater than one hundred percent (100%) of the Base 2019 Pro Forma Revenue, then the Aggregate Closing Purchase Price shall be increased by an amount equal to (i) the quotient of (A) the estimated Closing Date 2019 Pro Forma Revenue as set forth in the Estimated Closing Certificate minus one hundred percent (100%) of the Base 2019 Pro Forma Revenue, and (B) the Base 2019 Pro Forma Revenue, multiplied by (ii) the Aggregate Closing Purchase Price (the “Aggregate Closing Purchase Price Increase”). The Aggregate Closing Purchase Price shall be augmented by an amount equal to the Aggregate Closing Purchase Price Increase. Eighty percent (80%) of the Aggregate Closing Purchase Price Increase shall be applied to augment the Seller Closing Cash Payment and the remaining twenty percent (20%) shall be applied to augment the Principal Closing Equity Payment. The portion of the Aggregate Closing Purchase Price Increase applied to the Aggregate Closing Purchase Price shall be applied on a pro rata basis among the Principals in accordance with the percentages set forth on Schedules 2.6.1(a) and 2.6.1(b).

2.6.3 Post-Closing Adjustment to Aggregate Closing Purchase Price.

(a) Subject to the provisions of this Section 2.6.3, for purposes of determining the final Aggregate Purchase Price, to the extent that a Pending Consent has been obtained in accordance with the terms of the underlying Investment Advisory Contract within sixty (60) days following the Closing Date, such Pending Consent shall be taken into account by adjusting the total Closing Date 2019 Pro Forma Revenue to include the Closing Date 2019 Pro Forma Revenue set forth on Schedule 2 respecting any Pending Consent so obtained.

(b) No later than sixty (60) days following the Closing Date, Silvercrest shall notify Seller and the Principals whether Silvercrest accepts or disputes the estimate of the Aggregate Closing Purchase Price as set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price. If Silvercrest accepts the estimate of the Aggregate Closing Purchase Price set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price, or fails to notify Seller and the Principals within such sixty (60) day period of any dispute, then such estimate of the Aggregate Closing Purchase Price as set forth in the Estimated Closing Certificate shall be deemed final and conclusive and binding on all parties. If Silvercrest disputes the estimate of the Aggregate Closing Purchase Price set forth in the Estimated Closing Certificate as the actual Aggregate Closing Purchase Price, then Silvercrest shall deliver to Seller and the Principals a written notice of objection (a “Revenue Notice of Objection”) (such Revenue Notice of Objection to describe in reasonable detail the proposed adjustments or objections to any or all of the items set forth in the Estimated Closing Certificate) within sixty (60) days following the Closing Date. Seller shall cause its advisors, counsel and accountants to give Silvercrest’s advisors, counsel and accountants full access to the books, records and personnel requested by Silvercrest in order to enable it to determine the Aggregate Closing Purchase Price on a fully-informed basis.

(c) Silvercrest, Seller and the Principals shall endeavor to resolve any disputes with respect to the Estimated Closing Certificate, as applicable, within ten (10) Business Days of the delivery of a Revenue Notice of Objection by Silvercrest, such resolution to be documented in a written agreement signed by Silvercrest, Seller and the Principals. If Silvercrest, Seller and the Principals are unable to reach such written agreement within such ten (10) Business Day period, then the dispute shall be referred to an Accounting Firm. Within fifteen (15) Business Days of the submission of any dispute concerning the resolution of the Revenue Notice of Objection to the Accounting Firm, the Accounting Firm shall render a decision in accordance with this Section 2.6.3(c), along with a statement of reasons therefor. The decision of the Accounting Firm shall be final and binding upon all the parties hereto for purposes of the matters set forth in the Estimated Closing Certificate. The fees and expenses of the Accounting Firm for a determination under this Section 2.6.3(b) shall be apportioned equally between Silvercrest, on the one hand, and Seller and the Principals, on the other hand.

(d) If the Aggregate Closing Purchase Price, as finally determined pursuant to Section 2.6.3(c), is less than Seller’s and the Principals’ estimate of the Aggregate Closing Purchase Price as set forth on the Estimated Closing Certificate, then Seller and the Principals (pro rata based on the portion of the Aggregate Closing Purchase Price received by each at the Closing as compared to the Aggregate Closing Purchase Price) shall pay to Silvercrest by wire transfer of immediately available funds to such bank account as Silvercrest shall have designated in writing to Seller such shortfall within five (5) Business Days after the final determination thereof.

(e) If the Aggregate Closing Purchase Price, as finally determined pursuant to Section 2.6.3(c), is greater than Seller’s and the Principals’ estimate of the Aggregate Closing Purchase Price as set forth on the Estimated Closing Certificate, then Silvercrest shall pay to Seller and each of the Principals (pro rata based on the portion of the Aggregate Closing Purchase Price received by each at the Closing as compared to the Aggregate Closing Purchase Price) by wire transfer of immediately available funds to the account set forth on Schedule 2.6.1(a) such excess within five (5) Business Days after the final determination thereof.

(f) The Parties agree to true-up post-Closing any amounts due and owing to Seller pertaining to (i) pre-paid expenses by Seller, and (ii) Contracts assumed by Silvercrest hereunder which amounts relate to services provided thereunder by Seller prior to the Closing Date (collectively, the “Pre-Closing Expenses and Contract Payments”), and with respect to which Seller has not received credit as of the Closing. Within sixty (60) days after Closing, Silvercrest shall deliver to Seller a schedule itemizing the nature and amount of each such Pre-Closing Expenses and Contract Payments. Seller shall have fifteen (15) days following receipt of said schedule to review the same and raise any disputes therewith by providing Silvercrest with written notice setting forth Seller’s objections thereto, including, without limitation, identifying any applicable Pre-Closing Expenses and Contract Payments that Seller believes were incorrectly excluded from the schedule. Silvercrest shall provide Seller with reasonable access to its books and records in order to allow Seller to review the accuracy of the schedule. In addition, Seller shall be responsible to promptly (and in any event in not less than five Business Days) forward to Silvercrest any amounts received by Seller under Contracts assumed by Silvercrest hereunder, which amounts relate to services provided thereunder by Silvercrest following the Closing Date (the “Post-Closing Contract Payments”). Seller shall provide Silvercrest with reasonable access to its books and records in order to allow Silvercrest to confirm that all such applicable Post-Closing Contract Payments were in fact forwarded on to Silvercrest. Any disputes under this Section 2.6.3(f) shall be resolved in accordance with the procedures set forth in Section 2.6.3(c) for resolving disputes over the Estimated Closing Certificate.

2.6.4 Post-Closing Consideration.

(a) First Retention Payment.

(i) Cash Payment. Subject to the Business having achieved the applicable Annual Business Revenue-related criteria set forth on Schedule 2.6, as soon as practicable following the second anniversary of the Closing Date (the “First Retention Payment Date”),

Silvercrest shall pay to Seller for distribution to the Principals up to 80% of the amount set forth on Schedule 2.6 under the heading “First Retention Payment” (the “First Retention Cash Payment”), with such amount to be calculated as set forth on Schedule 2.6, by wire transfer of immediately available funds to such bank account as Seller shall have designated in writing to Silvercrest at least three (3) Business Days prior to such payment date.

(ii) Equity Payment. Subject to the Business having achieved the applicable Annual Business Revenue-related criteria set forth on Schedule 2.6, on the First Retention Payment Date, Silvercrest L.P. shall issue and deliver to the Principals set forth on Schedule 2.6.1(a) a total aggregate number of L.P. Class B Units (which shall be uncertificated; provided, however, that the number of L.P. Class B Units issued to each such Principal shall be recorded in such Principal’s Subscription Agreement) such that the product of said L.P. Class B Units and the L.P. Class B Unit Price equals up to 20% of the amount set forth on Schedule 2.6 under the heading “First Retention Payment,” with such amount to be calculated as set forth on Schedule 2.6 (the “First Retention Equity Payment”, and together with the First Retention Cash Payment, the “First Retention Payment”). The number of L.P. Class B Units issued to each such Principal shall equal the quotient of (i) such Principal’s pro rata portion of the First Retention Equity Payment as set forth on Schedule 2.6.1(a), and (ii) the L.P. Class B Unit Price.

(b) Second Retention Payment.

(i) Cash Payment. Subject to the Business having achieved the applicable Annual Business Revenue-related criteria threshold set forth on Schedule 2.6, as soon as practicable following the third anniversary of the Closing Date (the “Second Retention Payment Date”), Silvercrest shall pay to Seller for distribution to the Principals up to 80% of the amount set forth on Schedule 2.6 under the heading “Second Retention Payment”) (the “Second Retention Cash Payment”) with such amount to be calculated as set forth on Schedule 2.6, by wire transfer of immediately available funds to such bank account as Seller shall have designated in writing to Silvercrest at least three (3) Business Days prior to such payment date.

(ii) Equity Payment Subject to the Business having achieved the applicable Annual Business Revenue-related criteria set forth on Schedule 2.6, on the Second Retention Payment Date, Silvercrest L.P. shall issue and deliver to the Principals set forth on Schedule 2.6.1(a) a total aggregate number of L.P. Class B Units (which shall be uncertificated; provided, however, that the number of L.P. Class B Units issued to each such Principal shall be recorded in such Principal’s Subscription Agreement) such that the product of said L.P. Class B Units and the L.P. Class B Unit Price equals up to 20% of the amount set forth on Schedule 2.6 under the heading “Second Retention Payment”, with such amount to be calculated as set forth on Schedule 2.6 (the “Second Retention Equity Payment”, and together with the Second Retention Cash Payment, the “Second Retention Payment”). The number of L.P. Class B Units issued to each such Principal shall equal the quotient of (i) such Principal’s pro rata portion of the Second Retention Equity Payment as set forth on Schedule 2.6.1(a), and (ii) the L.P. Class B Unit Price.

(c) Growth Payment.

(i) Cash Payment. Subject to the Business having achieved the applicable Annual Business Revenue-related criteria set forth on Schedule 2.6, as soon as practicable following the fourth anniversary of the Closing Date (the “Growth Payment Date”), Silvercrest shall pay to Seller for distribution to the Principals up to 80% of the amount set forth on Schedule 2.6 under the heading “Growth Payment” (the “Growth Cash Payment”) with such amount to be calculated as set forth on Schedule 2.6, by wire transfer of immediately available funds to such bank account as Seller shall have designated in writing to Silvercrest at least three (3) Business Days prior to such payment date.

(ii) Equity Payment. Subject to the Business having achieved the applicable Annual Business Revenue-related criteria set forth on Schedule 2.6, on the Growth Payment Date, Silvercrest L.P. shall issue and deliver to the Principals set forth on Schedule 2.6.1(a) a total aggregate number of L.P. Class B Units (which shall be uncertificated; provided, however, that the number of L.P. Class B Units issued to each such Principal shall be recorded in such Principal’s Subscription Agreement) such that the product of said L.P. Class B Units and the L.P. Class B Unit Price equals up to 20% of the amount set forth on Schedule 2.6 under the heading “Growth Payment,” with such amount to be calculated as set forth on Schedule 2.6 (the “Growth Equity Payment”, and together with the Growth Cash Payment, the “Growth Payment”). The number of L.P. Class B Units issued to each such Principal shall equal the quotient of (i) such Principal’s pro rata portion of the Growth Equity Payment as set forth on Schedule 2.6.1(a), and (ii) the L.P. Class B Unit Price.

(d) Notwithstanding anything to the contrary contained herein, in the event that there is a Sale of Silvercrest prior to the end of the Earnout Period, Silvercrest shall require the buyer in said transaction to assume all the obligations under this Agreement pertaining to the Earnout Payments or Silvercrest and Silvercrest L.P. shall retain and fulfill all such obligations.

2.7 Closing Date. The closing of the Transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place at the offices of Silvercrest, 1330 Avenue of the Americas, 38th Floor, New York, NY 10019 or remotely, within two (2) Business Days following the satisfaction or waiver of all conditions to the consummation of the Transactions (other than those conditions which can only be fulfilled at the Closing), but in no event later than one hundred twenty (120) days following the date of this Agreement (the “Closing Date”), and at such time, place, and manner as the Parties may agree; provided, however, that the Closing may occur at such other time, date and place as the Parties may agree. Subject to the provisions of Section 9 below, failure to consummate the purchase and sale provided for in this Agreement and the other Transaction Documents on the date, time, place, and manner determined pursuant to the foregoing provisions of this Section 2.7 shall not result in the termination of this Agreement or any other Transaction Document and shall not relieve any Party of any obligation under this Agreement or any other Transaction Document; provided that (a) such failure occurred despite good faith efforts of the Parties to this Agreement, and (b) the Closing occurs on the next Friday (which is a Business Day and which is not the last Friday of the month) after the date of such failure to close.

2.8 Allocation of Aggregate Consideration. The Aggregate Consideration paid to Seller for the Acquired Assets and Assumed Liabilities shall be allocated, for tax purposes, in accordance with (a) Section 1060 of the Code or similar provisions of other Applicable Law, as applicable, (b) this Section 2.8, and (c) the methodology agreed upon by the Parties and set forth in Schedule 2.8. In addition, the parties intend to treat the Aggregate Consideration paid to Seller, excluding the L.P. Class B Units as received by the Principals from Silvercrest L.P. in exchange for the Acquired Assets, in a transaction that is a taxable sale of such Acquired Assets. Seller and Silvercrest agree to report the federal, state and local Tax consequences of the Transactions (including filing Internal Revenue Service Form 8594 and supplemental Form 8594) in a manner consistent with the methodology set forth in Schedule 2.8, unless required to do otherwise under Applicable Law. Seller and Silvercrest shall promptly advise each other of any Tax audit or other Litigation related to any allocation hereunder.

2.9 Withholding Tax. Silvercrest shall be entitled to deduct and withhold from the Aggregate Closing Purchase Price, the First Retention Payment, the Second Retention Payment, and Growth Payment all Taxes that Silvercrest may be required to deduct and withhold under any provisions of any Applicable Laws related to Taxes. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.10 Third Party Consents. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither this Agreement nor any other Transaction Document shall constitute an agreement to assign or transfer any Acquired Asset if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a Governmental Authority or other third party would constitute a breach or violation of any Governmental Approval, Applicable Law, or Contract or affect adversely the rights of Silvercrest (or its designated Affiliates) or Seller thereunder or with respect thereto; and any transfer or assignment to Silvercrest (or its designated Affiliates) by Seller of any interest in, to or under any such Acquired Asset that requires the Consent of such a third party shall be made subject to such Consent being obtained. In the event any such Consent (other than a Governmental Approval) is not obtained on or prior to the Closing Date, if Silvercrest agrees that this Section 2.10 can apply under any applicable Contract and Applicable Law, then Seller shall (and the Principals shall cause Seller to) continue to use commercially reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Seller will (and the Principals shall cause Seller to) cooperate with Silvercrest in any lawful and economically feasible reasonable arrangement to provide Silvercrest (or its designated Affiliates) with the benefits of, and interest of Seller in the benefits under, any such Acquired Asset, including performance by Seller, as agent, if legally and economically feasible, provided that Silvercrest shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Silvercrest (or its designated Affiliates) would have been responsible therefor hereunder as an Assumed Liability if such Consent had been obtained. Nothing in this Section 2.10 shall be deemed a waiver by Silvercrest of the right for Silvercrest (or its designated Affiliates) to have received on or before the Closing an effective assignment of the Acquired Assets as contemplated in this Agreement and the other Transaction Documents, nor shall this Section 2.10 be deemed to constitute an agreement to exclude from the Acquired Assets any assets included in the Acquired Assets pursuant to Section 2.1 of this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

3.1 Representations and Warranties of Seller. Seller represents and warrants to Silvercrest as follows:

3.1.1 Organization and Qualification; Non-Compete Parties.

(a) Seller is duly organized and presently existing and in good standing under the laws of the jurisdiction in which it is organized. Seller has the requisite limited liability company power and authority to conduct its business as currently conducted and to own, lease and operate the properties and assets used in connection therewith. Seller is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the Business. Seller is not a public company under the 1934 Act and does not file annual reports on Form 10-K, or other reports, registration statements, definitive proxy statements or information statements under the 1933 Act or under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act. Seller has delivered to Silvercrest true, accurate and complete copies of its certificate of formation and other Governing Documents, in each case, as amended and in effect on the date hereof.

(b) Except as set forth on Schedule 3.1.1(b), Seller neither owns nor controls, directly or indirectly, capital stock or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests of any Person engaged in the business of providing investment advisory or investment management services.

(c) Any Persons constituting, as of the date of this Agreement, Non-Compete Parties under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1(c) to this Agreement.

(d) Schedule 1 is true, accurate, and complete with respect to: (i) based on Seller’s books and records, such Principal being identified as a member of Seller; and (ii) based on Seller’s books and records, such Principal’s percentage ownership interest in Seller.

3.1.2 Authority. Seller has full limited liability company power and authority to enter into this Agreement and each other Transaction Document to which Seller is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions contemplated hereby and thereby. Seller has taken all limited liability company and other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which Seller is a party, and no further limited liability company, member, manager, or other action or proceeding on the part of Seller is necessary to authorize this Agreement and each other Transaction Document to which Seller is a party or consummate the Transactions. Seller has delivered to Silvercrest evidence of such actions or proceedings in a form reasonably satisfactory to Silvercrest. This Agreement and each other Transaction Document to which Seller is a party have been (or, when executed and delivered, will be) duly executed and delivered by Seller, and are (or, when executed and delivered, will constitute) valid and legally binding agreements and obligations of Seller, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3.1.3 No Violations. Except as disclosed on Schedule 3.1.3, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, will not breach or violate any provision of any Governing Document of Seller, nor the terms of any Contract or any Applicable Law to which Seller is subject or by which Seller is obligated or any of Seller’s properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect (a) the validity or enforceability of this Agreement or any other Transaction Document, (b) the Acquired Assets or (c) the Business. Except as disclosed on Schedule 3.1.3, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the Transactions, also will not result in or give rise to a right of termination, cancellation or amendment, or result in the imposition of any Encumbrances on any of its assets.

3.1.4 No Convictions, Sanctions or Other Violations.

(a) None of Seller, any Principal or any other Person “associated” (as defined under the Advisers Act) with Seller, nor any manager, officer or, to Seller’s Knowledge, employee of Seller: (i) has been convicted of (A) any felony, (B) any misdemeanor related to theft, fraud or misrepresentation, or (C) any crime related to the securities or commodities industry; or is subject to any disqualification or censure that would (1) be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, (2) otherwise limit the performance of any duties by the Person holding the registration or license on behalf of Seller or the Business or (3) limit the ability of Seller to conduct its business, (ii) has engaged in any conduct that would be required to be described in Item 11 of Form ADV, Part 1A, Item 9 of Form ADV Part 2A or Item 3 of Item ADV Part 2B, or in the Disciplinary Information section of Form 7-R or Form 8-R, (iii) is subject to a “bad actor” disqualification, as described in Rule 506(d) of Regulation D under the 1933 Act or (iv) a crime described in Section 411 of ERISA or Part I(g) of Department of Labor Prohibited Transaction Exemption 84-14, as amended.

(b) None of Seller, any Principal or any Affiliate thereof has, with respect to any Client of the Business that is an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code, (i) engaged in a “prohibited transaction” (as defined under ERISA or the Code) for which no exemption exists under ERISA, the Code or other Applicable Law or (ii) incurred a penalty, excise tax, fee, disqualification or other similar result imposed under ERISA or the Code or other Applicable Law. No basis exists on which any employee of Seller would reasonably be expected to become subject to disqualification under Section 411(a) of ERISA from holding the positions described under Section 411(a)(1)-(3) of ERISA.

3.1.5 Governmental Approvals; Other Consents. Except for the approval of the Transactions by Seller’s Board and by the Principals, which has been obtained on or prior to the date of this Agreement, and the other Consents identified on Schedule 3.1.5, neither Seller nor any of its Affiliates is required to submit, give or obtain any Consent to or from any Governmental Authority, or any other Person, in connection with the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Transactions.

3.1.6 Litigation. No Litigation is pending or, to Seller’s Knowledge, threatened against or relating to (a) Seller in connection with the Acquired Assets, the Business, this Agreement or (b) any other Transaction Document, or the Transactions, including any Litigation that seeks to delay, hinder, or prohibit execution of this Agreement or any other Transaction Document or the consummation of the Transactions, and Seller does not have Knowledge of the same. During the past five (5) years, there have been no outstanding judgments, decrees, injunctions, stipulations or orders in favor of or naming any Person relating to Seller, the Acquired Assets or the Business. There are no consent decrees or similar arrangements entered into with a Governmental Authority or other Person by, or relating to, Seller, the Acquired Assets or the Business that are still in effect.

3.1.7 Compliance.

(a) During the past five (5) years, Seller has complied in all material respects and is in compliance in all material respects with all Applicable Law relating to the Business and the Acquired Assets, and with the material provisions of all applicable Contracts, investment policies and restrictions relating to the Business and the Acquired Assets or to which it is designated a party; and Seller possesses all requisite Governmental Approvals and other Consents required under any Applicable Law to own and operate the Acquired Assets and conduct the Business as currently conducted, and is in material compliance with all such Governmental Approvals and other Consents and Applicable Law, and all such Governmental Approvals and other Consents are in full force and effect. There is no Litigation pending (or, to Seller’s Knowledge, threatened) that could reasonably be expected to result in the revocation, cancellation or suspension, or any adverse modification, of a Governmental Approval or other Consent applicable to Seller. Neither Seller nor any Affiliate of Seller has received notice of a material violation of any Applicable Law (including, as applicable, Rule 3a-4 under the 1940 Act and the CFA Institute Guidelines) by Seller, the Acquired Assets or the Business. Seller has no Knowledge of any facts or information that, with or without the passage of time, are likely to result in any material non-compliance by Seller, the Acquired Assets or the Business with Applicable Law. Any Investment Advisory Contracts pursuant to which Seller provides investment advisory or management services comply in all material respects with, and have been duly adopted, approved and entered into as required under, any Applicable Law, including being adopted, approved and entered into in compliance with Sections 203 and 205 of the Advisers Act (including Rule 204-3 and, as applicable, Rules 205-1, 205-2 and 205-3 thereunder).

(b) During the past five (5) years, Seller is and has been, duly registered, as applicable, (i) as an investment adviser under the Advisers Act and (ii) with all other applicable Governmental Authorities, where any such registration is necessary in order for Seller to conduct its business in accordance with Applicable Law. Schedule 3.1.7 lists the Governmental Authorities with which Seller is so registered and the capacity in which it is registered. Each such registration listed thereon is in full force and effect.

(c) Each manager, officer, and employee of Seller who is, or during the past five (5) years was, required to be registered due to the nature of such Person’s work for Seller, is or during such period was, as applicable, duly registered (i) as an investment adviser representative (as defined in the regulations promulgated under the Advisers Act) under applicable state statutes or other Applicable Law and (ii) with all other applicable Governmental Authorities, where any such registration is necessary in order for Seller to conduct its business in accordance with Applicable Law.

(d) Seller has filed a registration statement on Form ADV and obtained those other Governmental Approvals set forth on Schedule 3.1.7 required under Applicable Law. Seller is duly registered as an investment adviser under the Advisers Act. The Governmental Approvals and other Consents (excluding any Consents required as a result of this Transaction) needed to conduct the Business and own and operate the Acquired Assets have been duly obtained, and are in full force and effect. Schedule 3.1.7 lists all the states and other jurisdictions with respect to which Seller, or its managers, officers, employees, agents or representatives, have filed or are required to file any qualifications (including as a foreign limited liability company), licenses, filings (including “notice filings”) or other Governmental Approvals or Consents to do business or to act as an investment adviser. Schedule 3.1.7 also identifies each state and other jurisdiction with respect to which Seller, or its managers, officers, employees, agents or representatives, are relying on an exemption from having to file any such qualifications, licenses, filings or other Governmental Approvals or Consents. No claim has been made or is pending, or, to Seller’s Knowledge threatened by any Governmental Authority or other Person in a state or other jurisdiction where Seller or its managers or officers have not so filed any such qualification, license, filing or other Governmental Approvals or Consents that Seller, or its managers or officers are required to file any such qualification, license, filing or other Governmental Approval.

(e) Except for the Governmental Approvals and Consents identified on Schedule 3.1.7, since January 1, 2014, neither Seller nor any of its managers or officers is, or has been required to be, registered, appointed or similarly approved or permitted to act by a Governmental Approval or other Consent, as an investment adviser, investment adviser representative, solicitor, broker-dealer, broker-dealer agent, commodity pool operator, commodity trading advisor, registered representative, sales person, transfer agent or in any other capacity with the Commission or other Governmental Authority in connection with the services performed by Seller or such Person on behalf of Seller. All such filings, registrations and other Governmental Approvals and Consents set forth on Schedule 3.1.7 were prepared, in all material respects, in accordance with Applicable Law and, to Seller’s Knowledge, did not when filed contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made, and have been at all times when in effect true and correct in all material respects and not materially misleading and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made. Seller has provided to Silvercrest true, accurate and complete copies of such filings, registrations and other Governmental Approvals and Consents.

(f) Except as disclosed on Schedule 3.1.7, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to Seller, the Business, the Acquired Assets or Seller’s managers, officers, employees, representatives and agents.

(g) Seller has (i) adopted and implemented written compliance policies and procedures in conformity with Rule 206(4)-7 under the Advisers Act, (ii) reviewed, at least annually, the adequacy of such policies and procedures and the effectiveness of their implementation and (iii) designated a chief compliance officer responsible for administering such policies and procedures. True and correct copies of such policies and procedures have been made available to Silvercrest. Except as set forth on Schedule 3.1.7, since January 1, 2014, Seller and its managers, officers and employees have complied in all material respects with such compliance policies and procedures. Since January 1, 2014, Seller and its managers, officers and employees have adhered in all material respects to all supervisory, disclosure, suitability and sales practices, standards, policies and procedures required by any Applicable Law then in effect in connection with securities or commodity interest transactions.

(h) Seller has adopted a formal code of ethics and a written policy regarding insider trading and front running, true, complete and correct copies of which have been made available to Silvercrest. Such code of ethics and policy regarding insider trading and front running comply in all material respects with Section 204A of the Advisers Act and Rule 204A-1 thereunder. The policies of Seller with respect to addressing conflicts of interest are as set forth in Seller’s Form ADV Part 2A and its written compliance policies and procedures. Except as set forth in Schedule 3.1.7, since January 1, 2014 there have been no material violations of, or, to Seller’s Knowledge, allegations that any material violations have occurred or been made with respect to, such policy regarding insider trading and front running or Seller’s conflict of interest policies. Except as set forth in Schedule 3.1.7, to Seller’s Knowledge, since January 1, 2014, there have been no material violations of or allegations that any material violations have occurred or been made with respect to, the code of ethics.

(i) In the past five (5) years, Seller has not made any political contributions to a candidate to a federal, state or local office. Since the compliance date for Rule 206(4)-5 under the Advisers Act, except as set forth in Schedule 3.1.7, no Principal has made a contribution to an official of a governmental entity, or has otherwise engaged in conduct, that would preclude Seller from providing services to a governmental entity for compensation under Rule 206(4)-5 under the Advisers Act.

(j) Since January 1, 2014, any soft dollar payments made by Seller have complied in all material respects with the requirements of Section 28(e) of the 1934 Act and any applicable regulatory guidance related to the use of commission dollars for research and brokerage.

(k) Since January 1, 2014, Seller has adopted, implemented and in all material respects complied with procedures for the allocation of securities and other assets purchased or sold for its Clients of the Business that have been reasonably designed to treat all investors fairly and equitably over time.

(l) For all Clients that are subject to Title I of ERISA and/or Section 4975 of the Code, Seller has conducted itself in compliance in all material respects with the fiduciary duty rules of ERISA. For all such Clients, the terms of the Investment Advisory Contract are in material compliance with ERISA and the Code.

(m) Since January 1, 2014, Seller has effected each “agency cross transaction” (within the meaning of Rule 206(3)-2 under the Advisers Act) in conformity with Section 206(3) of the Advisers Act and Rule 206(3)-2 thereunder and, for any cross-trades involving accounts that are subject to Title I of ERISA or Section 4975 of the Code, all of the requirements of a statutory or administrative ERISA prohibited transaction exemption.

(n) Seller has maintained all books and records required under Applicable Law to be maintained in connection with conducting the Business and the ownership or operation of the Acquired Assets. To Seller’s Knowledge, the books and records included in the Acquired Assets are complete and accurate in all material respects, and accurately reflect in all material respects all transactions with Clients of the Business. The minute books of Seller, all of which have been made available to Silvercrest, also contain true, accurate and complete in all material respects records of all meetings held of, and limited liability company action taken by, the members, the Board of Seller and committees of the Board of Seller.

(o) Seller has delivered to Silvercrest copies of all correspondence in Seller’s possession or control between Seller and the Commission or other Governmental Authority relating to any examination or inquiry by the Commission or other Governmental Authority with respect to Seller’s compliance with Applicable Law. None of Seller, any Principal or any of Seller’s managers, officers, employees, representatives or agents (in their capacities as such on behalf of Seller) have been enjoined, indicted, convicted or, to Seller’s Knowledge, made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, administrative orders or other Litigation on account of a violation (or alleged violation) of Applicable Law.

(p) Except as set forth in Schedule 3.1.7(p), in the past five (5) years, Seller has not acted as sponsor or adviser to any Fund, other than the Cortina Funds.

3.1.8 No Breach of Fiduciary Duties. To Seller’s Knowledge, neither Seller nor any of its Affiliates have breached any fiduciary duty relating to the management, ownership or the operation of Acquired Assets or the conduct of the Business.

3.1.9 Financial Statements; Financial Records; No Material Adverse Change; Solvency.

(a) Seller has delivered (and with respect to any of the Interim Financial Statements will deliver as soon as they are available) to Silvercrest complete copies of its (i) the Audited Year End Financial Statements and (ii) unaudited reviewed financial statements (including, but not limited to, a balance sheet, a statement of cash flow, and a statement of income) for each financial quarter beginning on January 1, 2019 through the most recent quarter ended prior to Closing, together with comparative reviewed financial statements for each such quarter of the immediately preceding year (the “Interim Financial Statements”). Except as set forth on Schedule 3.1.9, the Interim Financial Statements have been prepared, and, once available, the Audited Year End Financial Statements shall have been prepared, in accordance with GAAP in all material respects and present fairly the financial position and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, except, in the case of Interim Financial Statements, for the absence of normal year-end notes and adjustments. Such Audited Year End Financial Statements and Interim Financial Statements have been prepared from, and are in accordance with, the account records of Seller.

(b) To Seller’s Knowledge, the books of account and other financial books and records of Seller have been made available to Silvercrest, are true, accurate and complete in all material respects and represent actual, bona fide transactions and have been maintained in all material respects in accordance with sound business practices, Seller’s system of internal controls, and Applicable Law.

(c) Except as set forth in Schedule 3.1.9(c), since January 1, 2017, there has not been any Material Adverse Change with respect to Seller, the Acquired Assets or the Business.

(d) Seller is not now insolvent and will not be rendered insolvent by any of the Transactions contemplated by this Agreement or any other Transaction Document. As used in this Section 3.1.9(d), “Insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

3.1.10 No Undisclosed Liabilities. Except as disclosed on Schedule 3.1.10 and to Seller’s Knowledge, Seller has no material Liabilities arising out of, resulting from or relating to the Business or any Acquired Asset, other than Liabilities that (a) were specifically disclosed or reserved against on the balance sheet included in the Audited Year End Financial Statements, once available, or specifically disclosed in the notes to such balance sheet (but, in either case, only to the extent so disclosed or reserved against), or (b) were incurred in the ordinary course consistent with past practice since the date of such balance sheet and individually, and in the aggregate, are not material to the Business or the Acquired Assets. Any such Liabilities within clauses (a) or (b) do not materially impair the ability of Seller to perform its obligations hereunder.

3.1.11 Title to Acquired Assets; Sufficiency of Assets.

(a) Seller has good, marketable and transferable title to, or, in the case of leased property, a valid leasehold in, each of the Acquired Assets free and clear of any Encumbrances other than (i) Encumbrances created as a result of an action or omission of Silvercrest (or its designated Affiliates) and not existing at, or relating to any action, omission, event or period of time prior ty, the Closing and (ii) Permitted Encumbrances. For the avoidance of doubt, the Acquired Assets include (i) any Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 that is owned by Seller and all Contracts relating to Seller Intellectual Property. No Person (other than Seller) has any rights, title or interests in, to or under the Acquired Assets owned by Seller.

(b) Except for any assets specifically included in the Retained Assets, the Acquired Assets (i) constitute all of the assets, tangible or intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, and (ii) include all of the operating assets of Seller.

3.1.12 Taxes of Seller.

(a) All Tax Returns of Seller, or the business or assets thereof, that were required to be filed have been duly and timely filed and were correct and complete in all material respects when filed. All material Taxes of Seller (whether or not shown on any Tax Return) that are due and payable prior to or as of the Closing Date by Seller have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No claim has ever been made by a taxing authority of a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation in that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any asset of Seller, including, without limitation, the Acquired Assets.

(c) Except as set forth on Schedule 3.1.12, Seller is not currently the subject of any federal, state, local or foreign audit with regard to any Taxes or Tax Returns of Seller, and Seller has not received a written notice of, nor is Seller otherwise aware of, any actual or threatened audit.

(d) There are no Taxes asserted by any Governmental Authority to be due, and no issue has been raised by any Governmental Authority in the course of any audit or other Litigation with respect to Taxes.

(e) Neither the IRS nor any other Governmental Authority is now asserting or, to Seller’s Knowledge, threatening to assert against Seller any deficiency or claim for additional Taxes or any adjustment of Taxes that would, if paid, have a material adverse effect on Seller, the Acquired Assets or the Business, and there is no reasonable basis for any such assertion of which Seller is or reasonably should be aware.

3.1.13 Accounts Receivable. Seller has no Knowledge that, or reason to believe that, Accounts Receivable relating to periods on or prior to the Closing Date will not be collected in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts reflected in such Interim Financial Statements.

3.1.14 Contracts.

(a) The subparts of Schedule 3.1.14(a) specified below set forth as of the date of this Agreement all written Contracts, or a description of any oral Contracts, to which Seller is a party, by which Seller is bound or to which Seller is subject:

(i) All such Investment Advisory Contracts relating to the Business are all as set forth or described on Schedule 3.1.14(a)(i) with such schedule indicating if affirmative consent, negative consent, and/or any other consent is required with respect to such Investment Advisory Contract;

(ii) All such Contracts relating to software, maintenance, training, licenses or other Intellectual Property used, or held for use, owned, or developed, invented or otherwise created, in connection with the Business (including any intellectual property assignment agreements) are set forth or described on Schedule 3.1.14(a)(ii) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(ii) together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Intellectual Property Contracts”);

(iii) All such Contracts with market data providers, other information providers, outsourcers, service providers, record retention companies, or other vendors engaged, used in connection with or otherwise relating to the Business are set forth or described on Schedule 3.1.14(a)(iii) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(iii), together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Vendor Contracts”);

(iv) All such Contracts for the lease or use of computers, postage machines, fax machines, copiers, other equipment, office furniture or other tangible personal property in connection with the Business are set forth or described on Schedule 3.1.14(a)(iv) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(iv), together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Personal Property Lease Contracts”);

(v) All such Contracts for the lease or use of real property used, or held for use, in connection with the Business are set forth or described on Schedule 3.1.14(a)(v) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(v), being the “Real Property Lease Contracts”);

(vi) All such Contracts for finder or solicitation services with third-party solicitors of Clients or potential Clients of the Business are set forth or described on Schedule 3.1.14(a)(vi) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(vi), being the “Solicitation Contracts”);

(vii) Any confidentiality agreements relating to the business are set forth or described on Schedule 3.1.14(a)(vii) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(vii), together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Confidentiality Contracts”);

(viii) Any other Contracts relating to the Business are set forth or described on Schedule 3.1.14(a)(viii) (such Contracts, including each other Contract required to be listed on Schedule 3.1.14(a)(viii), together with any similar Contracts entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Other Business Contracts”); and

(ix) All outstanding written or oral offers or solicitations (other than relating to employment) made by or to Seller to enter into any Contract with respect to the Business are set forth or described on Schedule 3.1.14(a)(ix) (such offers or solicitations, including each other offer or solicitation required to be listed on Schedule 3.1.14(a)(ix), together with any similar written offers or solicitations to enter into any Contract entered into by Seller between the Schedule Bring-Down Date and the Closing in the ordinary course consistent with past practice, this Agreement and the other Transaction Documents, being the “Outstanding Offers”).

(b) Except to the extent specifically identified as Retained Assets on Schedule 2.3, all of the above Contracts are included in the Acquired Assets. Seller has made available to Silvercrest true, accurate and complete copies of all of the written Contracts (including all exhibits, schedules and amendments) included or required to be included in any subpart of Schedule 3.1.14(a) as of the date of this Agreement.

(c) Except as disclosed on Schedule 3.1.14(c), Seller is not subject to a competitive restriction in any Contract that would prevent Silvercrest or its Affiliates from conducting their investment advisory, management and other businesses in a substantially similar manner to which such businesses are conducted on the date of this Agreement.

(d) Each Contract to which Seller is legally bound or subject, including each of the Contracts listed, or required to be listed, on subparts to Schedule 3.1.14(a) hereto or any of the other Schedules hereto, or included in the Acquired Assets, (i) has been duly authorized, executed and delivered by Seller and, to Seller’s Knowledge, each other party to it; and (ii) is in full force and effect and constitutes the valid and legally binding obligation of Seller and, to Seller’s Knowledge, each other party to it, enforceable against Seller and, to Seller’s Knowledge, each other party to it in accordance with its terms (such enforceability being subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to applicable general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law). Seller and, to Seller’s Knowledge, each other party thereto is in compliance in all material respects with the terms and conditions of each such Contract, and neither Seller nor, to Seller’s Knowledge, any other party thereto has committed any material breach or default under any such Contract or provided or received any notice of any intention to terminate such Contract.

(e) There does not exist under any Contract to which Seller is legally bound or to which Seller is subject (including each of the Contracts listed, or required to be listed, on subparts to Schedule 3.1.14(a) hereto or any of the other Schedules hereto) a material event of default or event or condition that, after notice or lapse of time or both, would constitute a material event of default under it on the part of Seller or, to Seller’s Knowledge, on the part of any other party to it. Except as disclosed on Schedule 3.1.14(e), no complaint, on-going disagreement, or Litigation is pending or, to Seller’s Knowledge, is threatened, by or between Seller and any counterparty to any Contract or directly involving Seller’s provision or receipt of services, or any goods or other property, tangible or intangible, under any Contract.

(f) Seller has complied with, and is in compliance, in all material respects with, any most-favored pricing or similar provision in any Contract with a Client and no reimbursement or reduction of advisory fees or other amounts is required under any such provision.

3.1.15 Clients.

(a) Schedule 3.1.15(a) sets forth a true, complete and correct list of each Client of the Business as of the date that is two Business Days before the date of this Agreement (the “Base Date”) and shows, for each such Client:

(i) Such Client’s name;

(ii) Whether Seller advises such Client directly or is such Client’s subadviser;

(iii) Whether Seller’s advisory services to such Client are discretionary, non-discretionary (including the provision of model portfolios) or impersonal;

(iv) The investment strategy/style used by Seller to manage such Client’s assets under management;

(v) The amount of assets under management by Seller for such Client as of the most recent month end prior to the date hereof;

(vi) The fee schedule for such Client (and whether the fee is a fixed fee, an asset-based fee, a fulcrum fee, a performance fee or other arrangement); and

(vii) The manner of Consent required from such Client to consummate the Transactions (e.g., affirmative, negative, new Contract).

In addition to the information required above, Schedule 3.1.15(a) also identifies as of the Base Date each Client that, to Seller’s Knowledge, is, or has represented to Seller that Client is, (A) an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a Person acting on behalf of such a plan (“ERISA Client”) or (B) a “plan” as defined in Section 4975(e) and subject to Section 4975 of the Code, or a Person acting on behalf of such a plan (“Plan Client”). The accounts of each ERISA Client and Plan Client have been managed by Seller in material compliance with the applicable requirements of ERISA and the Code.

(b) Except for the Persons listed on Schedule 3.1.15(a), Seller does not currently provide investment management or advisory services, or other services, to, and does not receive any management or advisory fee, performance fee, profit participation, equity return or other income from, any Person.

(c) Except as disclosed on Schedule 3.1.15(c), since January 1, 2014 or the date Seller was retained by the relevant Client, whichever is later, Seller has provided services to each Client in all material respects in accordance with the terms of the applicable Investment Advisory Contract, the Advisers Act and Applicable Law.

(d) To Seller’s Knowledge, no material controversy, disagreement or dispute is pending or threatened between Seller and any Client of the Business under the terms of any Investment Advisory Contract. Except as set forth on Schedule 3.1.15(d), as of the date of this Agreement, no current Client of the Business has given written notice to Seller that it intends to terminate its Investment Advisory Contract.

(e) Since January 1, 2014, Seller has not paid a cash fee, directly or indirectly, to any Person who, directly or indirectly, solicits or has solicited any Client or prospective Client of the Business for, or refers or has referred any Client or prospective Client of the Business to, Seller, other than in compliance with Rule 206(4)-3 of the Advisers Act. Except as set forth on Schedule 3.1.15(e), there are no current obligations or requirements to refund or return any advisory fees paid under any Investment Advisory Contract.

3.1.16 Solicitors. Schedule 3.1.16 includes, as of the date of this Agreement, a true, accurate and complete list of all finders or third-party solicitors of Clients or potential Clients of the Business (“Solicitors”). Schedule 3.1.16 also identifies each Solicitation Contract pursuant to which such Solicitors provide services to Seller or in connection with the Business, the type of solicitation fee paid to such finder or solicitor (e.g., a percentage or fixed fee), the amount of such solicitation fee, whether the fee is paid out of Seller’s revenue or added to the investment management or advisory fees paid by Clients of Seller, and whether any no-action letter or other Governmental Approval was required to be obtained in order for the Person to serve as a finder or solicitor with respect to the Business, and indicates the Consent requirements under such Solicitation Contract that must be complied with in order to consummate the Transactions.

3.1.17 Vendors. Schedule 3.1.17 includes as of the date of this Agreement, a true, accurate and complete list of all market data providers, other information providers, service providers, record retention companies, or other vendors engaged or used by Seller in connection with or otherwise relating to the Business (“Vendors”). Schedule 3.1.17 also identifies each Vendor Contract pursuant to which such Vendors provide services to Seller or in connection with the Business and the services provided by the Vendor under such Vendor Contract.

3.1.18 Intellectual Property.

(a) Schedule 3.1.18 sets forth a true, accurate and complete list of all Intellectual Property owned, purported to be owned, licensed or used in connection with the management or the operation of the Business, including any software or databases developed and owned by Seller (but excluding any “off the shelf” software) and any investment model, strategy or process utilized to manage or operate the Business, and all written Contracts (and a description of any oral Contracts) relating to such Intellectual Property (the “Seller Intellectual Property”). All of the Seller Intellectual Property included in the Acquired Assets is valid and enforceable, and Seller has used commercially reasonable efforts to maintain and protect each item of Seller Intellectual Property that it owns, licenses or uses to manage or otherwise operate the Business. Except to the extent specifically identified as Retained Assets, all Seller Intellectual Property listed or required to be listed on Schedule 3.1.18 is included in the Acquired Assets. Seller also has taken all necessary action to preserve the confidential nature of all confidential information (including any proprietary information) with respect to the Acquired Assets and the Business.

(b) Except as disclosed on Schedule 3.1.18, Seller owns and possesses all rights, title and interest in and to all of the Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18, and Seller’s ownership is free and clear of all Encumbrances except Permitted Encumbrances. If any Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 is (i) not owned by Seller, Seller shall use commercially reasonable efforts to obtain a license or other right for Silvercrest to utilize such Seller Intellectual Property (on terms reasonably satisfactory to Silvercrest) prior to the Closing (unless such Seller Intellectual Property constitutes “off the shelf” software that is commercially available), or (ii) owned by Seller and subject to an Encumbrance, Seller shall remove such Encumbrance prior to the Closing.

(c) Except as set forth on Schedule 3.1.18 hereto:

(i) (A) Seller’s ownership, licensing or use of any other Seller Intellectual Property (whether or not disclosed or required to be disclosed on Schedule 3.1.18) and its operation of the Business as presently conducted, does not misappropriate, violate, interfere with, infringe, or otherwise conflict with any proprietary or intellectual property rights of any Person or violate Applicable Law in any material respect, and neither Seller, nor any Affiliate of Seller, during the past five (5) years has received any written or oral charge, complaint, claim, letter, demand or notice alleging any such misappropriation, violation, interference, infringement or conflict (including any of the foregoing alleging that Seller must license or refrain from using any intellectual property rights of any Person), and (B) to Seller’s Knowledge, there is no actual or alleged or occurring infringement, misappropriation or unlawful or unauthorized use of the Seller Intellectual Property included in the Acquired Assets.

(ii) No complaint or claim, action, suit, proceeding, hearing, investigation, charge, demand, or other Litigation is pending or, to Seller’s Knowledge, threatened against Seller, any Principal or any of their respective Affiliates by any Person (A) regarding Seller’s ownership, licensing or use of any Seller Intellectual Property owned, licensed or used by Seller (whether or not disclosed or required to be disclosed on Schedule 3.1.18) or (B) challenging or questioning the validity, use, enforceability, or effectiveness (as applicable) of (or alleging infringement, misappropriation or other violation of intellectual property rights relating to) any Seller Intellectual Property owned by Seller or to Seller’s Knowledge licensed or used by Seller (whether or not disclosed or required to be disclosed on Schedule 3.1.18), or any Contract relating to the Seller Intellectual Property.

(iii) Seller is not subject to any outstanding decree, order, judgment, or stipulation (A) restricting in any material manner the ownership, use or transfer of the Seller Intellectual Property included in the Acquired Assets or any Contracts relating to such Seller Intellectual Property, or (B) which would be reasonably likely to affect the validity, use, enforceability or effectiveness of the Seller Intellectual Property included in the Acquired Assets, or any Contracts relating to such Seller Intellectual Property.

(iv) The Seller is not party to any agreement to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with the Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 or included in the Acquired Assets.

(v) Except as set forth in Schedule 3.1.18, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the Consent of any other Person in respect of, Silvercrest’s right to own or use any Seller Intellectual Property subject to any Intellectual Property Contract.

(vi) In the past five (5) years, Seller has complied with and is presently in compliance in all material respects with all Applicable Laws applicable to the Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 or included in the Acquired Assets.

(vii) In the past five (5) years, Seller has not used and does not currently use any of the customer information that it has received or currently receives through its websites, or otherwise in an unlawful manner, such that criminal or civil liability would result, or in a manner that violates any privacy rights of its customers. Seller has commercially reasonable security measures in place to protect the customer information it receives through its website or otherwise and which it stores in its computer systems from illegal use or unauthorized disclosure to, or access or manipulation by, third parties.

3.1.19 Real Property; Leased Real Property; Personal Property; Leased Personal Property.

(a) Seller does not own, and has never owned, any real property.

(b) Schedule 3.1.19(b) includes a true, accurate and complete list of all real property leased or used by Seller. Schedule 3.1.19(b) also identifies each Real Property Lease Contract pursuant to which such real property is leased or used by Seller, and indicates the Consent requirements under such Real Property Lease Contract that must be complied with in order to consummate the Transactions. Unless specifically identified as a Retained Asset, all such Real Property Lease Contracts are included in the Acquired Assets. Except as set forth on Schedule 3.1.19(a), Seller (i) is not in material breach or default under any of the Real Property Lease Contracts to which it is a party, and (ii) has not subleased, licensed or otherwise granted any Person the right to use or occupy any of the real property leased or used by Seller or any portion thereof. Seller enjoys peaceful and undisturbed possession of the leased real property. Seller has not received any notice that either the whole or any portion of any of the real property leased or used by Seller is to be condemned, requisitioned or otherwise taken by any public authority. Seller has not received notice of, nor does Seller have Knowledge of, any pending public improvements that may result in special assessments against, or otherwise adversely affect, any of the real property leased or used by Seller. Schedule 3.1.19(b) also separately identifies Seller’s headquarters location and the location of any other offices maintained and operated by Seller. Except as identified on Schedule 3.1.19(b), Seller does not maintain any other office or conduct business at any other location, and Seller has no current intention to open any additional offices or operate at any other location. The leased real property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(c) Schedule 3.1.19(c) includes a true, accurate and complete list of all computers, postage machines, fax machines, copiers, other material equipment, office furniture or other material tangible personal property owned by Seller (collectively, together with any additional personal property acquired in the ordinary course and consistent with past practices, this Agreement and the other Transaction Documents, the “Owned Personal Property”). Schedule 3.1.19(c) also sets forth Seller’s depreciation schedule for such Personal Property, which was prepared consistent with GAAP in all material respects.

(d) Schedule 3.1.19(d) includes a true, accurate and complete list of all computers, postage machines, fax machines, copiers, other equipment, office furniture or other tangible personal property leased or used (but not owned) by Seller (collectively, “Leased Personal Property”). Schedule 3.1.19(d) also identifies each Personal Property Lease Contract pursuant to which such Leased Personal Property is leased or used by Seller, and indicates the Consent requirements under such Personal Property Lease Contract that must be complied with in order to consummate the Transactions.

3.1.20 Environmental Matters.

(a) Seller is in compliance in all material respects and has at all times complied in all material respects with the Environmental Laws relating to its Business and to its properties and assets (including properties and assets currently or formerly owned, leased or used) and the lease, use and ownership of those properties and assets. No violation of such Environmental Laws by Seller has been alleged or, to Seller’s Knowledge, threatened.

(b) During the past five (5) years, neither Seller nor, to Seller’s Knowledge, any other Person has caused or taken (or failed to cause or take) any action that resulted in, and, to Seller’s Knowledge, Seller is not subject to, any Liability or obligation of any nature (including indemnification obligations), whether known or unknown, absolute, accrued, fixed, conditional, contingent, determined or determinable, or otherwise and whether due or to become due, in connection with environmental conditions relating to Seller’s Business, properties and assets (including those currently or formerly owned, leased or used), use of those properties and assets, or in connection with Hazardous Substances.

(c) Seller has given Silvercrest true, accurate and complete copies of all information (including any environmental site assessments, compliance audits, studies, allegations of noncompliance or Liability) in Seller’s possession, custody or control relating to environmental conditions relating to its Business, properties and assets (including those currently or formerly owned, leased or used), or its lease, use or ownership of those properties and assets (including those currently or formerly owned, leased or used), or relating to Hazardous Substances.

3.1.21 Affiliated Transactions; Guarantees.

(a) Except as identified on Schedule 3.1.21, Seller is not party to any Contract or transaction with, and does not receive any services from (whether or not for compensation and whether or not in the ordinary course), any manager, officer or employee of Seller, any Principal, any other Affiliate of Seller or any Principal, a member of any such Person’s immediate family, any trust for the benefit of any such Person, or any other Person that would be an “associated person” of an investment adviser as that term is defined under the Advisers Act.

(b) None of the Liabilities of the Business or of Seller incurred in connection with the ownership or operation of the Acquired Assets or the conduct of the Business is guaranteed by or subject to a similar contingent obligation of any other Person. Seller has not guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Seller or any of its Affiliates in connection with the Business or the Acquired Assets.

3.1.22 Insurance.

(a) Schedule 3.1.22 sets forth a true and complete list of the liability, property and casualty, workers’ compensation, managers’ and officers’ liability, errors and omissions, key man, surety bonds, and other insurance contracts (“Insurance Policies”) entered into by Seller that insure the Business, the Cortina Funds, or the Acquired Assets, or the managers, officers, employees, representatives or agents of Seller. Such insurance is commercially reasonable to protect the Business and Acquired Assets in all material respects as the Business was conducted and the Acquired Assets operated before the Closing. The Insurance Policies are sufficient for compliance in all material respects with all Applicable Laws and Contracts to which Seller is a party or by which Seller is bound. Seller has provided Silvercrest with access to true, accurate and complete copies of all Insurance Policies.

(b) Since January 1, 2014, Seller has not made any insurance claim under any Insurance Policies (or other insurance Contracts or bonds in effect at the time) except as disclosed on Schedule 3.1.22.

(c) The Insurance Policies are valid and binding, in full force and effect, and enforceable against the policyholders according to their terms, and no default has been committed by Seller or, to Seller’s Knowledge, the insurer under any of the Insurance

Policies. None of the Insurance Policies have been subject to any lapse in coverage. All premiums due and payable under the Insurance Policies have been paid, Seller is otherwise in compliance in all material respects with the terms and conditions of those Insurance Policies. Seller has not received any notice of cancellation of, or material alteration of coverage under, any of such Insurance Policies.

3.1.23 Safe Deposit Boxes; Bank Accounts; Authorized Persons. Schedule 3.1.23 lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains safe deposit boxes or lock boxes or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.

3.1.24 Performance and Advertising.

(a) The calculation of performance of the Business is accurate and has been calculated at all times in compliance in all material respects with Applicable Law. Seller has maintained all books and records necessary or required under Applicable Law to calculate performance of the Business and justify such performance calculations.

(b) All marketing, advertising and distribution materials, disclosures and practices prepared, filed or implemented by Seller in operating the Business have complied in all material respects with Applicable Laws, and all such marketing, advertising and distribution materials and disclosures have not contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.

3.1.25 Operations of Business.

(a) Except as set forth on Schedule 3.1.25, since January 1, 2017, Seller has carried on its business in the usual, regular and ordinary course, consistent with past practices, in all material respects.

(b) In the past three (3) years, Seller has not, directly or indirectly, given or agreed to give (or authorized any manager, officer, employee, representative or agent to give or agree to give), and, to Seller’s Knowledge, no manager, officer, employee, representative or agent of Seller has given, any gift or similar benefit to any Client, Governmental Authority or other Person who is or may be in a position to help or hinder the Business which (a)(i) violated, or was for the purposes of concealing a violation of, Applicable Law and (ii) subjected or could reasonably be expected to subject Seller to any damage, penalty or other Liability in any civil, criminal, administrative or regulatory proceeding or other Litigation, or (b) if not given in the past, or if not continued in the future, could reasonably be expected to materially and adversely affect the Business.

3.1.26 Employee Benefit Plans.

(a) Schedule 3.1.26 contains a list of all current “employee benefit plans” (as defined in Section 3(3) of ERISA), consulting, severance, change in control, employment, stock option or other equity-based performance, bonus, vacation, tuition reimbursement, termination, retention, retiree benefit, compensation, incentive or deferred compensation plan, program or agreement, in each case whether formal or informal, whether or not reduced to writing, and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of, or which is otherwise available from Seller or any Affiliate of Seller to, any current or former employee, officer, manager, representatives or agents of Seller or the beneficiaries or dependents of such Persons (collectively, the “Seller Plans”). No Seller Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), “multiple employer plan” (as defined Section 413(c) of the Code), or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Seller Plan is subject to Section 302 of ERISA or Section 412 of the Code. No Seller Plan provides life insurance or medical benefits (whether or not insured) with respect to current or former managers, officers, employees, representatives or agents of Seller after retirement or other termination of services except as mandated by Applicable Law. Each Seller Plan is and has been in compliance in all material respects with, and each such Seller Plan is and has been operated in all material respects in accordance with, the documents governing them and the Applicable Laws, rules and regulations, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS under ERISA, the Code or any other Applicable Law or other Governmental Authority. Seller has no liability under any employee benefit plan that is subject to Title IV of ERISA. All contributions, premiums and expenses payable to or in respect of any Seller Plan or the operation or administration of any Seller Plan (whether pursuant to the terms of the Seller Plan or required by Applicable Law) relating to a period on or before the date of this Agreement or the Closing Date have or will have been paid prior to the Closing Date or properly accrued in accordance with GAAP. There are no pending or, to Seller’s Knowledge, threatened claims, actions, investigations, proceedings or other Litigation by or on behalf of a Seller Plan, a Governmental Authority, or any other Person involving a Seller Plan or its assets (other than routine claims for benefits).

(b) Seller has made available to Silvercrest, with respect to each Seller Plan and to the extent applicable, true, accurate and complete copies of all Seller Plan documents in effect, and where the Seller Plan has not been reduced to writing, a written summary of all material plan terms; any trust agreements, insurance contracts or other funding arrangements in effect; the three most recent actuarial and trust reports; any communications relating to any audits, investigations, examinations or other Litigation involving, and any other material communications received from or sent to, the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or other Governmental Authority; the three most recent IRS Forms 5500 and the related schedules to them; the most recent IRS determination or opinion letter; the current summary plan descriptions; and any amendments and modifications to any such document.

3.1.27 Labor and Employee Matters.

(a) Except as set forth in Schedule 3.1.27, Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices. All employees of the Business are properly classified under the Fair Labor Standards Act and state and local wage and hour laws. There are no labor unions or other organizations representing any managers, officers, employees, representatives or agents of Seller. There are no current organizing activities among such Persons, and Seller is not, and has never been, a party to a collective bargaining agreement or any work rules or practices agreed to with any labor union or association. There is no pending, and there has not been at any time in the past five (5) years any, strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, application, petition, or demand for recognition or certification of a collective bargaining agent, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting Seller or any of its employees. There is no Litigation pending or, to Seller’s Knowledge, threatened against Seller pertaining to Applicable Laws respecting employment and employment practices. Each current employee (including inactive employees), independent contractor and consultant of Seller is listed on Schedule 3.1.27. For each current employee, independent contractor and consultant of Seller, Schedule 3.1.27 also sets forth such Person’s name, job title/position, officer title, date of employment, base salary or wages, bonuses or other incentive-based compensation, date of birth, home address, licenses(s) and, for inactive employees, the reason for their absence and expected date of return.

(b) Except as set forth on Schedule 3.1.27(b), or with respect to any Seller Plans or as provided in any applicable employee manuals or handbook, Seller is not a party to any written Contract with any present or former manager, officer, employee, consultant, or independent contractor. Except as set forth on Schedule 3.1.27(b), during the six (6) months preceding the date hereof, there have been no terminations, layoffs, voluntary departures, or retirements of any employees or independent contractors. No employees or officers of Seller have given notice of actual or potential termination of employment to Seller, nor, to Seller’s Knowledge, does any such employee or officer intend to terminate his or her employment with Seller.

(c) Seller is not delinquent in payments to any of its employees for any wages, salaries, overtime pay, vacation pay, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Authority of the states or other jurisdictions where it is required to maintain such accounts. Seller is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), consultants, or independent contractors. Seller has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, independent contractors, and consultants and is not liable for any arrears of wages or any Tax or any penalty or interest for failure to comply with any of the foregoing.

(d) (i) In the past five (5) years, Seller has not received notice or other communication from any Governmental Authority or third party regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States; and (ii) Seller has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee with respect to whom such form is required by Applicable Law.

3.1.28 Personal Information. Seller has established measures that comply in all material respects with Applicable Law regarding data security, privacy and the use of data and information. Without limitation, Seller has established adequate measures that comply in all material respects with all requirements of Applicable Law pertaining to: (i) the protection of trade secret information in its possession, custody or control; (ii) the protection of the confidentiality, integrity and security of their computer systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption; and (iii) the collection, use, importation, or exportation of personally identifiable information. To Seller’s Knowledge, there have been no security breaches relating to violations of any security policy regarding or any unauthorized access or unauthorized use of any data or information within the past two (2) years.

3.1.29 Cortina Fund Matters.

(a) Each of the Cortina Funds has been dissolved on or about March 22, 2019 (“Date of Dissolution”). Each Cortina Fund is listed on Schedule 3.1.29(a), and true and complete copies of the Governing Documents of each are publicly available from the Commission’s website.

(b) In the three (3) years prior to the Date of Dissolution, Seller and any other Affiliate of Seller that was involved in the sale of Cortina Fund interests, was registered as a broker-dealer representative under state law, and/or under any other Applicable Law in connection with offerings of securities, except to the extent that failure to register would not have been materially adverse to the Business or any Cortina Fund.

(c) In the three (3) years prior to the Date of Dissolution, each Cortina Fund and Seller had implemented one or more formal codes of ethics, as required by Rule 17j-1 under the 1940 Act, true and complete copies of which were publicly available from the Commission’s website. Such codes of ethics complied in all material respects with Applicable Law. A list of all material waivers under and violations of such codes of ethics in the three (3) years prior to the Date of Dissolution is set forth on Schedule 3.1.29(c). In the three (3) years prior to the Date of Dissolution, none of the Cortina Funds nor Seller received a written notice from any Governmental Authority (x) asserting any violation by a Cortina Fund or Seller of such codes of ethics or (y) stating that a Cortina Fund or Seller is under any investigation by any Governmental Authority for any alleged violation of such codes of ethics.

(d) Immediately prior to the Date of Dissolution, Cortina Fund had adopted and implemented written policies and procedures required by Rule 38a-1 under the 1940 Act and all such policies and procedures complied in all material respects with Applicable Law. A list of all material waivers under and material violations of such policies and procedures during the three (3) years prior to the Date of Dissolution, is set forth on Schedule 3.1.29(d). In the three (3) years prior to the Date of Dissolution, no Cortina Fund or Seller received notice from any Governmental Authority (x) asserting any violation by a Cortina Fund of such policies, procedures or Fund Policies or (y) stating that a Cortina Fund or Seller was under any investigation by any Governmental Authority for any alleged violation of such policies, procedures or Fund Policies.

(e) In the three (3) years prior to the Date of Dissolution, except as set forth on Schedule 3.1.29(e) or as would not have had a material impact on Seller or any Cortina Fund, the shares of all classes of the Cortina Funds had been properly qualified for sale under the “blue sky” laws of all states and any other jurisdiction in which shares of the Cortina Funds were offered, except where the failure to so qualify would not have had a material adverse effect on Seller or any Cortina Fund and in connection therewith the Cortina Funds paid all required fees.

(f) In the three (3) years prior to the Date of Dissolution, each Cortina Fund was duly and validly organized, in good standing and validly existing under the Laws of the jurisdiction in which it was organized, with full and adequate power and authority to conduct business as then conducted and as described in its prospectus or statement of additional information. Each Cortina Fund was in good standing and duly qualified as a foreign or registered entity in each jurisdiction in which the conduct of its business rendered such qualification necessary, except where the failure to be in good standing would not have had a material adverse effect on the Business. In the three (3) years prior to the Date of Dissolution, all issued and outstanding shares of the Cortina Funds had been duly authorized and were validly and legally issued and fully paid and non-assessable.

(g) In the three (3) years prior to the Date of Dissolution, each Cortina Fund was registered as an investment company under the 1940 Act that is required to do so under Applicable Law and that registration was effective, and not rescinded or withdrawn, at all times since the inception of such Cortina Fund. In the three (3) years prior to the Date of Dissolution, all shares of stock or beneficial interest of each Cortina Fund had been registered for sale pursuant to the 1933 Act, and no such registration had been rescinded or withdrawn.

(h) (i) In the past five (5) years, each Cortina Fund has filed all registrations, reports, prospectuses, summary prospectuses, proxy statements, statements of additional information, financial statements, material sales literature, statements, notices and other material filings required to be filed by it with any Governmental Authority, including all required amendments or supplements to any of the above for the past five years, and each such filing complied in all material respects with Applicable Law, including with Form N-1A under the 1940 Act as applicable; (ii) such filings did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; and (iii) all required registration fees with respect to all outstanding shares of the Cortina Funds have been paid to the Commission in compliance with the requirements of Rule 24f-2 under the 1933 Act.

(i) Except as set forth on Schedule 3.1.29(i), there is no action, proceeding or other Litigation pending or, to Seller’s Knowledge, threatened against, or involving, any offering by a Cortina Fund or any of the Cortina Funds’ respective properties or businesses. No fact which could reasonably give rise to any such action, proceeding or other Litigation has, to Seller’s Knowledge, been alleged against, or raised in any communication with, Seller, and Seller has not entered into any contract providing for any settlement relating to any such alleged or raised fact. To Seller’s Knowledge, except as set forth on Schedule 3.1.29(i), neither Seller nor any Affiliate thereof has any liability for failure to comply in all material respects with any Applicable Law.

(j) Except as set forth on Schedule 3.1.29(j), during the three (3) years prior to Date of Dissolution, the Seller was not in material violation of the respective Governing Documents or Fund Policies or any other agreements ancillary to the Governing Documents or Fund Policies of the Cortina Funds. The execution and delivery of this Agreement and the other Transaction Documents, the fulfillment of the terms set forth herein and therein and the consummation of the transactions contemplated hereby and thereby do not conflict with or constitute a material breach of or default under any of the Governing Documents, or any Applicable Law, administrative rule, regulation, order or decree of any court or any governmental body or administrative agency applicable to any of the Cortina Funds.

(k) During the three (3) years prior to the Date of Dissolution, the composition of the Board of each Cortina Fund at all times satisfied all of the requirements of Section 10 of the 1940 Act, and each of the Cortina Funds was at all times, subsequent to the effectiveness of Rule 0-1, operated in compliance in all material respects with the corporate governance provisions of Rule 0-1 under the 1940 Act, excluding those provisions vacated by the courts.

(l) In the three (3) years prior to the Date of Dissolution, Seller and each Cortina Fund and each of their respective employees was in compliance in all material respects with all Applicable Laws with respect to its business and operations, except for violations that would not reasonably have been expected to be material to the Business. Except as set forth on Schedule 3.1.29(l) or as would not have a material impact on Seller, the Business, or any Cortina Fund, during the three (3) years prior to the Date of Dissolution, Seller operated and managed each Cortina Fund in compliance in all material respects with the 1940 Act and such applicable Fund Policy, including those set forth in its prospectus or statement of additional information.

(m) Neither Seller nor any Cortina Fund, nor to Seller’s Knowledge, any Person acting on behalf of Seller or any Cortina Fund, has, within the past three (3) years, directly or indirectly, on behalf of or with respect to Seller or any Cortina Fund: (i) made or received any unreported political contribution; (ii) made or received any payment that was not legal to make or receive; (iii) created or used any “off-book” bank or cash account or “slush fund” or (iv) violated the Foreign Corrupt Practices Act of 1977, as amended, or similar foreign laws governing anti-corruption and bribery. During the three (3) years prior to the Date of Dissolution, all permits and regulatory licenses required to be obtained by Seller or any Cortina Fund to conduct the Business had been obtained, were in full force and effect, and were being complied with in all material respects, except as such failure to obtain or comply with a permit or license would not have had a material adverse effect on Seller or any Cortina Fund.

(n) The audited statements of assets and liabilities for each Cortina Fund and the related audited statements of operations, statements of changes in net assets, and financial highlights for the three most recently completed fiscal years that have been provided to Silvercrest comply in all material respects with all accounting requirements applicable to the Cortina Funds, have been prepared in accordance in all material respects with GAAP consistently applied, and fairly present, in all material respects, the financial position of each Cortina Fund as of the dates thereof and the results of operations and changes in net assets for the periods then ending. In the three (3) years prior to the Date of Dissolution, there were no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that materially adversely affected or would reasonably have been expected to materially adversely affect any Cortina Fund’s ability to record, process, summarize, and report financial information, and there was no fraud, whether or not material, that involved management or other employees who had a significant role in any Cortina Fund’s internal controls over financial reporting.

(o) To the extent Seller is involved in, or has entered into any Contract with respect to, accepting and processing Cortina Fund shareholder transactions, it is currently registered, or is otherwise not required to be registered, as a transfer agent under the 1934 Act.

(p) The Seller has obtained as of the Closing “tail” insurance policies with a claims period of six years from the Date of Dissolution with respect to claims arising out of or relating to events that occurred before or at the Date of Dissolution.

3.2 Representations and Warranties of Principals. Each Principal severally, but not jointly, represents and warrants to Silvercrest as follows:

3.2.1 Non-Compete Parties.

(a) To such Principal’s Knowledge, any Persons constituting, as of the date of this Agreement, Non-Compete Parties under clause (b)(ii) of the definition of “Non-Compete Parties” in Section 1.1 of this Agreement are set forth on Schedule 3.1.1(b) to this Agreement.

(b) Schedule 1 is true, accurate, and complete with respect to: (i) such Principal being identified as an owner of Seller; and (ii) such Principal’s percentage ownership interest in Seller.

3.2.2 Authority. Each Principal other than Waco Limited LLC, Potter Family Limited Partnership and Eck Family Limited Partnership, is a natural person, and such Principal has the capacity to execute, deliver and enter into this Agreement and each other Transaction Document to which such Principal is a party, and to perform the obligations under this Agreement and each such other Transaction Document applicable to such Principal. Each such Principal has taken all action necessary to be taken by him to authorize the execution, delivery, and performance of this Agreement and each such other Transaction Document to which such Principal is a party. Such Principal has delivered to Silvercrest evidence of such actions or proceedings in a form reasonably satisfactory to Silvercrest. This Agreement and each other Transaction Document to which such Principal is a Party has been (or, when executed and delivered, will be) duly executed and delivered by such Principal, and is (or, when executed or delivered will constitute) a valid and legally binding agreement and obligation of such Principal, enforceable against such Principal in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3.2.3 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, will not breach or violate any provision of any material Contract or Applicable Law to which such Principal is subject or by which such Principal is obligated or any of such Principal’s properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, materially adversely affect (a) the validity or enforceability of this Agreement or any other Transaction Document, (b) Seller, (c) the Acquired Assets or (d) the Business.

3.2.4 Governmental Approvals; Other Consents. Such Principal is not required to submit, give or obtain any Consent to or from any Governmental Authority, or any other Person, in connection with the execution, delivery and performance by such Principal of this Agreement or any other Transaction Document or the consummation of the Transactions.

3.2.5 Litigation. No Litigation is pending or, to such Principal’s Knowledge, threatened against or relating to such Principal that could reasonably be expected to prevent or interfere with the consummation of the Transactions.

3.2.6 Compliance. Since January 1, 2014, such Principal has complied and is in compliance in all material respects with all Applicable Laws, including in connection with the acquisition and maintenance of its ownership interest in Seller and any approval of the Transactions.

3.2.7 Taxes and Acquired Personal Goodwill.

(a) There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) by the Principal to pay any Tax or file any Tax Return, and such Principal does not have Knowledge of any basis for assertion of any claims attributable to such Taxes or Tax Returns which, if adversely determined, would result in any such Encumbrance.

(b) Such Principal owns the Acquired Personal Goodwill attributable to him, and, at the Closing, Silvercrest will be vested with good and marketable title to such Acquired Personal Goodwill, free and clear of all Liens except for any Permitted Liens.

3.2.8 Investment Representations.

(a) Each of the Principals to which L.P. Class B Units shall be issued (A) acknowledges that the L.P. Class B Units to be issued and delivered to him pursuant to this Agreement are being acquired for his own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such L.P. Class B Units or any part thereof at any particular time or under any predetermined circumstances; (B) acknowledges that the L.P. Class B Units to be issued and delivered to him pursuant to this Agreement have not been registered pursuant to the 1933 Act or the securities laws of any state, that no state has made any finding or determination relating to the fairness to him of the transactions contemplated by the Transaction Documents and that no securities administrator of any state has recommended or endorsed the offering of the L.P. Class B Units to him; (C) represents that he will not resell such L.P. Class B Units except pursuant to an effective registration statement (in which case he will resell such L.P. Class B Units only in accordance with the requirements of Applicable Law with respect to sales pursuant to such registration statement) or an exemption from the registration requirements of the 1933 Act and, where applicable, state securities or “blue sky” laws; (D) acknowledges and agrees that Silvercrest will not register any transfer of any such L.P. Class B Units in the absence of an effective registration statement (and a certificate from him as to compliance of the transfer with the requirements of Applicable Law with respect to sales pursuant to such registration statement) or an opinion of counsel satisfactory to Silvercrest to the effect that no such registration is required; (E) represents that he is an “accredited investor” as defined in Rule 501(a) under the 1933 Act and is capable of bearing the risk of an investment in the L.P. Class B Units being issued and delivered to him; and (F) acknowledges that the transfer of the L.P. Class B Units is further restricted pursuant to the terms of the Silvercrest Limited Partnership Agreement and the Exchange Agreement and Resale and Registration Rights Agreement.

(b) Each of the Principals to which L.P. Class B Units shall be issued (A) acknowledges that he has no right to require Silvercrest to register the L.P. Class B Units being issued and delivered to him; (B) is a sophisticated investor with knowledge and experience in financial and business matters; (C) is capable of evaluating the risks and merits of the acquisition of the L.P. Class B Units; (D) has the capacity to protect his own interests; and (E) has adequate means of providing for his current needs and contingencies and has no need for liquidity of an investment in Silvercrest.

(c) Each of the Principals to which L.P. Class B Units shall be issued acknowledges that Silvercrest has given him the opportunity to ask questions of the officers and management of Silvercrest, to obtain additional information about the business and financial condition of Silvercrest, access the facilities, books and records relating to Silvercrest’s business in order to evaluate the acquisition of the L.P. Class B Units, and review and discuss the terms of the Silvercrest Limited Partnership Agreement, the Exchange Agreement, the Resale and Registration Rights Agreement and the Tax Receivable Agreement with his counsel.

(d) Each of the Principals to which L.P. Class B Units shall be issued acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by it or him and that no solicitation or advertisement with respect to the offering of the L.P. Class B Units has been made to it or him.

(e) Each of the Principals to which L.P. Class B Units shall be issued acknowledge that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the L.P. Class B Units or Silvercrest L.P., SAMG, or Silvercrest have been made by Silvercrest, any member of Silvercrest, or any employee or representative or Affiliate of Silvercrest; that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to him shall not constitute any representation or warranty of any kind or nature, express or implied; and that as a member of Silvercrest, he may receive allocations of taxable income or gain with respect to his L.P. Class B Units that exceed any distribution that he may receive from Silvercrest.

(f) EACH OF THE PRINCIPALS TO WHICH L.P. CLASS B UNITS ARE BEING ISSUED ACKNOWLEDGES THAT HE, SHE, OR IT HAS RELIED SOLELY UPON HIS, HER, OR ITS OWN TAX AND OTHER LEGAL ADVISORS CONCERNING THE TAX AND OTHER LEGAL ASPECTS OF AN INVESTMENT IN THE L.P. CLASS B UNITS AND HE, SHE, AND IT ACKNOWLEDGES THAT NONE OF SILVERCREST, SAMG OR SILVERCREST L.P. HAS MADE ANY REPRESENTATIONS AND WARRANTIES RELATING TO THE TAX OR LEGAL CONSEQUENCES OF AN INVESTMENT IN THE L.P. CLASS B UNITS.

(g) For purposes of this Section 3.2.8, references to L.P. Class B Units shall include any securities which may be paid as a distribution thereon or with respect thereto or issued or delivered in exchange therefor.

3.3 Disclaimer.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NEITHER SELLER NOR ANY PRINCIPAL, NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ON BEHALF OF ANY OF THEM, MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED) WITH RESPECT TO OR REGARDING SELLER, ANY PRINCIPAL OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, OR THE BUSINESS, THE ACQUIRED ASSETS, OR THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLER AND EACH PRINCIPAL DISCLAIM, ON BEHALF OF SUCH PERSON AND SUCH PERSON’S AFFILIATES AND REPRESENTATIVES: (I) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY, ON BEHALF OF OR REGARDING SELLER OR SUCH PRINCIPAL, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY

OTHER PERSON, AND (II) ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, OPINION, PROJECTION, ESTIMATE, FORECAST, ADVICE, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SILVERCREST OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, ESTIMATE, FORECAST, ADVICE, STATEMENT OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SILVERCREST OR ITS AFFILIATES OR REPRESENTATIVES, BY ANY REPRESENTATIVE OF THE SELLER, ANY PRINCIPAL OR THEIR RESPECTIVE AFFILIATES).

3.4 No Other Representations and Warranties. SELLER AND EACH PRINCIPAL ACKNOWLEDGES AND AGREES THAT:

(a) THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SILVERCREST OR ANY OF ITS AFFILIATES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SILVERCREST TO SELLER AND SUCH PRINCIPAL, OR REGARDING ANY OF THEIR RESPECTIVE AFFILIATES, IN CONNECTION WITH THE TRANSACTIONS;

(b) ANY CLAIMS SELLER OR SUCH PRINCIPAL, OR ANY OF THEIR AFFILIATES, MAY HAVE FOR A BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SILVERCREST OR ANY OF ITS AFFILIATES AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) SELLER AND EACH PRINCIPAL ACKNOWLEDGE AND AGREE THAT (I) SUCH PERSON AND SUCH PERSON’S AFFILIATES HAVE MADE THEIR OWN INQUIRY AND INVESTIGATION INTO SILVERCREST, AS WELL AS THE TRANSACTIONS, AND, BASED THEREON, SELLER AND EACH SUCH PRINCIPAL HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSACTIONS, AND (II) SUCH PERSON HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SILVERCREST, AND THE TRANSACTIONS, AS SUCH PERSON HAS REQUESTED.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SILVERCREST

4.1 Representations and Warranties of Silvercrest.

Silvercrest represents and warrants to Seller as follows:

4.1.1 Organization and Qualification. Silvercrest is a limited liability company duly formed and presently subsisting under the laws of the State of Delaware. Silvercrest has the requisite limited liability company power and authority to conduct its business as currently conducted and to own, lease, and operate the properties and assets used in connection therewith. Silvercrest is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to qualify or be licensed as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business operations of Silvercrest.

4.1.2 Authority. Silvercrest has full limited liability company power and authority to enter into this Agreement and each other Transaction Document to which Silvercrest is a party, to perform its obligations hereunder and thereunder, and to carry out the Transactions contemplated hereby and thereby. Silvercrest has taken all limited liability company or other action necessary to be taken by it to authorize the execution, delivery, and performance of this Agreement and each other Transaction Document to which Silvercrest is a party, and no further manager, member, or other action or proceeding on the part of Silvercrest is necessary to authorize this Agreement and each other Transaction Document to which Silvercrest is a party or to consummate the Transactions. Silvercrest has delivered to Seller evidence of such actions or proceedings in a form reasonably satisfactory to Seller. This Agreement and each other Transaction Document to which Silvercrest is a party have been (or, when executed and delivered, will constitute) duly executed and delivered by Silvercrest and are (or, when executed and delivered, will be) valid and legally binding agreements and obligations of Silvercrest enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

4.1.3 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, will not breach or violate any provision of the Governing Documents of Silvercrest, nor the terms of any material Contract or Applicable Law to which Silvercrest is subject or by which Silvercrest is obligated or any of Silvercrest’s properties or assets bound, other than breaches and violations that would not, individually or in the aggregate, affect the validity or enforceability of this Agreement or any other Transaction Document.

4.1.4 No Convictions, Sanctions or Other Violations. Neither Silvercrest nor, to Silvercrest’s knowledge, any “person associated with an investment adviser” (as defined in the Advisers Act as applied to Silvercrest as if it were an investment adviser) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or, except as disclosed in Silvercrest’s reports filed under the 1934 Act or Schedule 4.1.4, pursuant to Rule 206(4)-3 under the Advisers Act to serve as a solicitor, and has been the subject of any legal or disciplinary event that must be disclosed to Clients under Form ADV. There is no judicial or administrative action, suit, proceeding, investigation or other Litigation pending or, to Silvercrest’s knowledge, threatened that could reasonably be expected to result in Silvercrest (or, to Silvercrest’s knowledge, any Affiliated Person that is a subsidiary of Silvercrest or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or requiring disclosure to Clients of Silvercrest or its advisory Affiliates.

4.1.5 Governmental Approvals; Other Consents. Except for the approval of the Transactions by Silvercrest’s Board, which have been obtained on or prior to the date of this Agreement and the other Consents identified on Schedule 4.1.5, Silvercrest is not required to submit, give or obtain any Consent to or from any Governmental Authority, or any other Person, in connection with the execution, delivery, and performance of this Agreement or any other Transaction Document or the consummation of the Transactions.

4.1.6 Litigation. No Litigation is pending or, to Silvercrest’s knowledge, threatened against or relating to Silvercrest that seeks to delay, hinder, or prohibit execution of this Agreement or any other Transaction Document or the consummation of the Transactions.

4.1.7 Compliance. Silvercrest, and its advisory subsidiaries, are in compliance, in all material respects, with (a) all Applicable Law relating to the operation of an investment advisory businesses, and (b) the material provisions of all applicable Contracts, investment policies, and restrictions relating to such businesses; and Silvercrest and its advisory subsidiaries possess all requisite Consents required under any Applicable Law to own and operate such businesses, and are in material compliance with all such Consents and all Applicable Law. Silvercrest has no knowledge of any facts or information that, with or without the passage of time, is likely to result in any material non-compliance by Silvercrest or its advisory subsidiaries.

4.1.8 Operations of the Business. Since January 1, 2016, Silvercrest has carried on its business in the usual, regular and ordinary course, consistent with past practices, in all material respects. Silvercrest has not, directly or indirectly, given or agreed to give (or authorized any manager, officer, employee, representative or agent to give or agree to give), and, to its knowledge, no manager, officer, employee, representative or agent of Silvercrest has given, any gift or similar benefit to any Client, Governmental Authority or other Person who is or may be in a position to help or hinder Silvercrest’s business which (a)(i) violated, or was for the purposes of concealing a violation of, Applicable Law and (ii) subjected or could reasonably be expected to subject Silvercrest to any damage, penalty or other Liability in any civil, criminal, administrative or regulatory proceeding or other Litigation, or (b) if not given in the past, or if not continued in the future, had or could reasonably be expected to materially and adversely affect the business of Silvercrest.

4.1.9 Sufficiency of Funds. Silvercrest has available as of the date of this Agreement, and will have available as and when required, sufficient funds to satisfy Silvercrest’s payment obligations under Section 2.6 of this Agreement.

4.1.10 Disclaimer.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NEITHER SILVERCREST NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY OF THEM, MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (WHETHER WRITTEN, ORAL, EXPRESS OR IMPLIED), WITH RESPECT TO OR REGARDING SILVERCREST OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THEIR RESPECTIVE BUSINESSES, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS; AND

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SILVERCREST DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES: (I) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY, ON BEHALF OF OR REGARDING SILVERCREST OR ITS AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON, AND (II) ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, OPINION, PROJECTION, ESTIMATE, FORECAST, ADVICE, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SELLER OR ANY PRINCIPAL OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, ESTIMATE, FORECAST, ADVICE, STATEMENT OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO SELLER OR ANY PRINCIPAL OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, BY ANY REPRESENTATIVE OF SILVERCREST OR ITS AFFILIATES).

4.1.11 No Other Representations and Warranties. SILVERCREST ACKNOWLEDGES AND AGREES THAT:

(a) THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SELLER AND EACH PRINCIPAL, OR ANY AFFILIATE OF ANY OF THEM, SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER OR ANY PRINCIPAL TO SILVERCREST, OR REGARDING ANY OF THEIR RESPECTIVE AFFILIATES, IN CONNECTION WITH THE TRANSACTIONS;

(b) ANY CLAIMS BY SILVERCREST, OR ANY OF ITS AFFILIATES, MAY HAVE FOR A BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SELLER OR ANY PRINCIPAL, OR ANY AFFILIATE OF ANY OF THEM, AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) SILVERCREST ACKNOWLEDGES AND AGREES THAT (I) IT AND ITS AFFILIATES HAVE MADE THEIR OWN INQUIRY AND INVESTIGATION INTO SELLER AND EACH PRINCIPAL, AS WELL AS THE TRANSACTIONS, AND, BASED THEREON, SILVERCREST HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSACTIONS, AND (II) IT HAS BEEN (OR UPON COMPLETION OF DUE DILIGENCE WILL HAVE BEEN) FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SELLER AND EACH PRINCIPAL, AND THE TRANSACTIONS, AS IT HAS REQUESTED.

4.2 No Other Representations and Warranties. SELLER AND EACH PRINCIPAL ACKNOWLEDGES AND AGREES THAT:

(a) THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SILVERCREST OR ANY OF ITS AFFILIATES SPECIFICALLY INCLUDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SILVERCREST TO SELLER AND SUCH PRINCIPAL, OR REGARDING ANY OF THEIR RESPECTIVE AFFILIATES, IN CONNECTION WITH THE TRANSACTIONS;

(b) ANY CLAIMS SELLER OR SUCH PRINCIPAL, OR ANY OF THEIR AFFILIATES, MAY HAVE FOR A BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF OR REGARDING SILVERCREST OR ANY OF ITS AFFILIATES AS SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) SELLER AND EACH PRINCIPAL ACKNOWLEDGE AND AGREE THAT (I) SUCH PERSON AND SUCH PERSON’S AFFILIATES HAVE MADE THEIR OWN INQUIRY AND INVESTIGATION INTO SILVERCREST, AS WELL AS THE TRANSACTIONS, AND, BASED THEREON, SELLER AND EACH SUCH PRINCIPAL HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE TRANSACTIONS, AND (II) SUCH PERSON HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT SILVERCREST, AND THE TRANSACTIONS, AS SUCH PERSON HAS REQUESTED.

SECTION 5. BROKERS OR FINDERS

5.1 Silvercrest. Except as set forth on Schedule 5.1, neither Silvercrest nor any of its Affiliates has employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finders’ fees, in connection with this Agreement, any other Transaction Document or the Transactions, nor has any broker or finder acted directly or indirectly for Silvercrest or any of its Affiliates in connection with this Agreement, any other Transaction Document or the Transactions. If a broker, financial adviser or finder has been identified on Schedule 5.1 and if any broker fees, financial advisory fees, finders’ fees or other Liabilities have been incurred or asserted in connection with this Agreement, any other Transaction Document or the Transactions relating to such broker, financial adviser or finder, any such broker fees, financial advisory fees, finders fees’ or other Liabilities shall be the sole responsibility of Silvercrest, and neither Seller nor any Principal shall be responsible for any such fees or other Liabilities relating to any such brokers, financial advisers or finders.

5.2 Seller. Except as set forth on Schedule 5.2, neither Seller, any Principal, nor any Affiliate or any of them have employed any broker, financial adviser or finder, or incurred any Liability for any broker, financial advisory or finder’s fees, in connection with this Agreement, any other Transaction Document or the Transactions, nor has any broker or finder acted directly or indirectly for Seller, any Principal or any of their respective Affiliates in connection with this Agreement, any other Transaction Document or the Transactions. If a broker, financial adviser or finder has been identified on Schedule 5.2 and if any broker fees, financial advisory fees, finders’ fees or other Liabilities have been incurred or asserted in connection with this Agreement, any other Transaction Document or the Transactions relating to such broker, financial adviser or finder, any such broker fees, financial advisory fees, finders fees’ or other Liabilities shall be the sole responsibility of Seller (or, if applicable, the relevant Principal), and Silvercrest shall not be responsible for any such fees or other Liabilities relating to any such brokers, financial advisers or finders.

SECTION 6. COVENANTS AND AGREEMENTS

6.1 Certain Covenants with Respect to Seller and the Business.

6.1.1 Operation of Seller and the Business.

(a) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Principals shall cause Seller to) use the Acquired Assets and conduct the Business and all affairs with each Client only in the ordinary course and in a manner consistent with Seller’s past practices and this Agreement (except to the extent otherwise specifically provided in this Agreement) and Applicable Law, and use commercially reasonable efforts to preserve intact its present business organization and relationships, keep available the present services of its officers, employees, representatives and agents and to preserve its rights, franchises, goodwill and relations with its Clients, Solicitors, Vendors and other Persons with whom it conducts business. Without limiting the foregoing, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Principals shall cause Seller to):

(i) Not enter into any Contract, or permit any material amendment, supplement, waiver or other modification of any Contract necessary for the operation of the Business, or take any action impairing, terminating or waiving any of its rights under such a Contract, in each case except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement);

(ii) Not merge or consolidate with, purchase substantially all the assets of, or otherwise acquire any interest in (in each case by operation of law or otherwise) a business, organization or other Person;

(iii) Not enter into a new line of business unrelated to the Business currently conducted, without providing prior written notice to Silvercrest;

(iv) Not expend, or commit to expend, funds for capital expenditures of more than $12,000 in the aggregate, other than in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents;

(v) Not sell, transfer, lease, pledge, license, or otherwise dispose of any Acquired Assets or render any rights therein not in full force and effect, except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement);

(vi) Not allow any of the Acquired Assets to become subject to any Encumbrance of any nature that will not be discharged in full prior to or as of the Closing Date;

(vii) Not incur additional Indebtedness in excess of $25,000 in the aggregate, other than in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents;

(viii) Not settle, compromise or cancel any debt owing to it, except in the ordinary course and in a manner consistent with its past practices, this Agreement and the other Transaction Documents (except to the extent otherwise specifically provided in this Agreement);

(ix) Not loan or advance funds or any Personal Property to any other Person except in the ordinary course and in a manner consistent with its past practices;

(x) Not enter into any transactions with Affiliates relating to the Business or the Acquired Assets;

(xi) (A) Not make any material changes in the management of Seller, (B) not hire, engage, fire or terminate (other than for unlawful activity or breach of fiduciary duty) any officer, employee, representative or agent of Seller who or that have any involvement with the Business or the Acquired Assets, except in the ordinary course and in a manner consistent with its past practices, or (C) change or otherwise alter the duties, compensation (salary, bonus or severance), or employee benefits, or other health, welfare, or severance plans or other benefits of, any officer, employee, representative or agent of Seller who or that have any involvement with the Business or the Acquired Assets, except as required by Applicable Law, or conducted in the ordinary course consistent with its past practices;

(xii) Not change accounting principles, policies, practices or related methodologies, except as required by changes in GAAP;

(xiii) Not settle or compromise any claim, action, proceeding or other Litigation except in the ordinary course consistent with its past practices;

(xiv) Not terminate or allow to lapse any Policies except in the ordinary course consistent with its past practices;

(xv) Not acquire any real property, lease any new real property or open any new offices, and not allow any leased real property, Leased Personal Property or Personal Property to fall into a state of disrepair or become unusable for the normal operation of the Business (reasonable wear and tear excepted) or into a condition that does not comply with any applicable Contract or Applicable Law;

(xvi) Not amend any Governing Document of Seller in such a manner that it (A) adversely affects (1) Seller’s or any Principal’s authority and ability to execute, deliver and perform under this Agreement or any other Transaction Document, or (2) the enforceability against Seller or any Principal of this Agreement or any other Transaction Document as required by Applicable Law, or (B) take any other action having the same effect;

(xvii) Not issue, redeem or split any limited liability company interest or other securities of Seller in any way or amount that could cause a change of control of Seller;

(xviii) Not enter into a Solicitation Contract with any finder or third-party solicitor of Clients or potential Clients of the Business other than for services that do not have a material value;

(xix) Not enter into a Vendor Contract to obtain services from any such market data providers, other information providers, service providers, record retention companies, or other vendors other than for services that do not have a material value or in the ordinary course consistent with its past practices;

(xx) Not acquire any Personal Property other than items that do not have a material value, except in the ordinary course consistent with its past practices;

(xxi) Not enter into a Personal Property Lease Contract to lease or begin to use any other such property other than items that do not have a material value, except in the ordinary course consistent with its past practices;

(xxii) Not take (or omit to take, as the case may be) any action where such action (or omission) could reasonably be expected to result in the breach by Seller or any Principal of any of its representations, warranties or covenants set forth in this Agreement or any other Transaction Document; and

(xxiii) Not agree or commit to take any of the actions in this Section 6.1.1(a).

From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Seller shall (and the Principals shall cause Seller to) possess all necessary books and records as required to calculate, document, support and continue through the Closing (and to permit Silvercrest (or its designated Affiliates) to calculate, document, support and continue to use immediately following the Closing), the 1, 3, 5 and 10 year, and since inception, (as applicable) performance records of Seller and the Business in accordance with Applicable Law.

6.1.2 Certain Employee Matters.

(a) Silvercrest shall not assume any Seller Plans. Seller shall remain liable and responsible for any and all Liabilities arising under the Seller Plans, whether such Liabilities arise before, on or after the Closing Date. If any personnel records are retained by Seller as Retained Assets as contemplated in Section 2.3(c) of this Agreement, Seller shall (and the Principals shall cause Seller to) make and deliver copies of such records to Silvercrest prior to the Closing.

(b) Prior to or at the Closing, each employee set forth on Schedule 6.1.2 shall enter into an Employment Agreement.

(c) Silvercrest covenants that for each Seller employee hired, it shall provide said employee with compensation arrangements on substantially similar terms with such employee’s existing compensation arrangement with Seller, said arrangement to be set forth in Silvercrest’s offer letter to each such employee. Silvercrest covenants that it shall not terminate, cancel, amend or modify said compensation arrangement in any manner during the period from the Closing Date to the one (1) year anniversary of the Closing Date.

6.1.3 Taxes.

(a) Seller shall, and the Principals shall cause Seller to: (i) prepare and file, or cause to be prepared and filed, any and all Tax Returns and reports required to be filed by Seller with respect to any period ending on or prior to, and for the period through, the Closing Date; (ii) ensure that all such Tax Returns and reports correctly reflect the facts regarding the income, business, assets, operations, activities, and filing status of Seller and any other information required to be shown thereon; (iii) file any such Tax Returns, or cause any such Tax Returns to be filed, by the due date for such Tax Returns taking into account any valid extensions; (iv) provide a copy of each such income Tax Return to Silvercrest reasonably in advance of filing such Tax Return and consult with Silvercrest concerning each such Tax Return; and (v) ensure that all Taxes, fees, assessments, or charges of any kind whatsoever, if any, together with any interest, penalties, additions to Tax, or additional amounts imposed by any taxing authority, shall have been paid so far as due or provision has been made for the payment thereof.

(b) Seller shall, and the Principals shall cause Seller to, and Silvercrest shall, reasonably cooperate and assist each other, and shall cause their respective Affiliates, officers, employees, representatives and agents to reasonably cooperate and provide assistance, as may reasonably be requested by either of them, with the preparation of any Tax Return, any Tax audit, any financial statement, or any judicial or administrative proceedings or other Litigation relating to any Tax in respect of Seller, the Acquired Assets or the Business. In addition, each Party shall retain and provide the other with access upon reasonable notice and during normal business hours to such records or information as may be relevant to such Tax Return, Tax audit, financial statement, proceeding, determination or other Litigation. Silvercrest and Seller agree to utilize, and cause their Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(c) Seller shall be responsible for one hundred (100%) percent of the cost of applicable Transfer Taxes. Seller shall be responsible for the timely payment of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, firearm, ammunition, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Transaction Documents. Silvercrest shall prepare and timely file all Tax Returns to be filed in respect of Transfer Taxes (including all notices required to be given with respect to bulk sales taxes), provided that Seller shall be permitted to prepare any such Tax Returns that are the primary responsibility of Seller under Applicable Law. Seller’s preparation of any such Tax Returns shall be subject to Silvercrest’s approval, which approval shall not be withheld unreasonably.

6.1.4 Payment of Liabilities in Ordinary Course.

(a) Seller shall pay or otherwise satisfy or discharge in the ordinary course all of its Liabilities as they become due and before any default occurs or any creditor of Seller has a right or claim against Seller for nonpayment.

(b) Seller and Silvercrest hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement, the other Transaction Documents and the Transactions.

6.2 Obtaining Required Consents and Consummating the Transactions.

6.2.1 Seller’s Covenants.

(a) General Covenants Regarding Obtaining Consents. As promptly as reasonably possible after the date of this Agreement, Seller shall, and the Principals shall cause Seller to:

(i) Governmental Approvals. Make, or cause to be made, and use commercially reasonable efforts to obtain, or cause to be obtained, the filings, submissions, and other Governmental Approvals that Seller or any Principal is required to make or obtain under Applicable Law in connection with the consummation of the Transactions, including those Governmental Approvals identified on Schedule 3.1.5, and give any reasonable undertakings required in connection therewith;

(ii) Client Consents. Use commercially reasonable efforts, consistent with Seller’s fiduciary duties, to obtain, or cause to be obtained, the negative consents, affirmative consents, new Contracts, and other Consents (including those Consents of Clients identified on Schedule 3.1.5) necessary or desirable to assign and transfer the Investment Advisory Contracts as contemplated in Section 6.2.2 below;

(iii) Other Consents. Use commercially reasonable efforts to obtain, or cause to be obtained, any other Consents (including any other Consents identified on Schedule 3.1.5) necessary or desirable to assign and transfer the Acquired Assets, and for Silvercrest to assume the Assumed Liabilities, and to otherwise consummate the Transactions;

(iv) Regulatory Filings. Seller shall not and the Principals shall cause Seller not to, file a Form ADV-W withdrawing Seller as a registration adviser until ten (10) Business Days after Silvercrest authorizes such filing in writing to Seller, provided that Silvercrest must provide such authorization no later than ninety (90) days after the Closing Date; and

(v) Further Actions. Take, or cause to be taken, all other actions reasonably necessary to seek and obtain all Governmental Approvals and other Consents identified on Schedule 3.1.5 or otherwise necessary to fulfill Seller’s obligations under this Agreement and each other Transaction Document, to satisfy all Seller or mutual conditions to Closing set forth in Section 7 of this Agreement, and to consummate the Transactions.

(b) Access and Cooperation. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Seller shall,

and the Principals shall cause Seller to: (i) consult with Silvercrest in respect of, and provide reasonable assistance in connection with, communications to all Clients and other matters related to obtaining required Consents; (ii) use commercially reasonable efforts to coordinate and cooperate with Silvercrest in exchanging information and supplying any reasonable assistance requested by Silvercrest in connection with the filings and the other actions contemplated in Section 6.2.3 below; and (iii) give Silvercrest and its Affiliates, and their respective accountants, counsel and other representatives, full access, with reasonable notice to Seller, to Seller’s offices (or other appropriate locations), properties, books, contracts, commitments, reports, records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to Seller, the Business and the Acquired Assets as Silvercrest may from time to time reasonably request.

(c) No Misrepresentations in Consents. Seller and the Principals covenant that any information or data that describes Seller, its Affiliates, the Acquired Assets, the Business, or any of their business operations or plans, which is included in any filing, notice, Governmental Approval, other Consent or other document, or in any amendments or supplements thereto, filed with any Governmental Authority or provided to any Client or other Person after the date of this Agreement and required or used to file, make or obtain any Governmental Approval or other Consent necessary to consummate the Transactions shall not contain, at the time any such filing, notice, Consent or other document, or any amendments or supplements thereto, becomes effective or is filed with any Governmental Authority or provided to any Client or other Person, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

(d) Further Actions. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, and, if the Closing occurs, from and after the Closing Date, Seller shall, and the Principals shall cause Seller to, use commercially reasonable efforts to take, or cause to be taken, or to execute and deliver, or cause to be executed and delivered, such other actions, Contracts or documents as Seller deems necessary, proper or desirable, or that Silvercrest may reasonably request, in connection with the consummation of the Transactions or to confirm the rights and obligations under this Agreement or any other Transaction Documents or to render the Transactions effective.

6.2.2 Specific Covenants With Respect to Consents.

(a) Clients.

(i) Within five (5) Business Days after the date of this Agreement, Seller shall, and the Principals shall cause Seller to, send a notice to all Clients as of the date of this Agreement:

(A) In the form of Exhibit E-1, which contemplates obtaining affirmative written consent, for those Clients whose Investment Advisory Contracts require written consent to be assigned;

(B) In the form of Exhibit E-2, which contemplates obtaining negative or implied consent, for those Clients whose Investment Advisory Contracts require consent, but not written consent, to be assigned; and

(C) If Seller has a Contract, other than an Investment Advisory Contract, with a Client that is included in the Acquired Assets, in a form to be mutually agreed upon by Seller and Silvercrest.

(ii) With respect to those Clients whose Investment Advisory Contracts or other Contracts require affirmative consent, or provide that they terminate upon being assigned, Seller shall, and the Principals shall cause Seller to, use commercially reasonable efforts to obtain executed copies of the notices/forms contemplated in Section 6.2.2(a)(i)(A) prior to the Closing. If any Client requires modifications to either the notice or Investment Advisory Contract, Seller shall, and the Principals shall cause Seller to, promptly notify Silvercrest regarding the modifications and accept only those modifications that are reasonably acceptable to Silvercrest.

(iii) With respect to any Client obtained or renewed between the date of this Agreement and the Closing, Seller shall, and the Principals shall cause Seller to, obtain the affirmative consent of such Client to the Transactions using the form attached as Exhibit E-1 (for Investment Advisory Contracts), or another form of consent mutually agreed upon by Seller and Silvercrest (for any other Contract); provided, that, if an Investment Advisory Contract with such Client requires consent, but not written consent, and if there are more than forty-five (45) days remaining before Closing, Seller may elect to obtain the negative consent of such Client by using the form attached as Exhibit E-2. Seller agrees not to enter into any Contract with any Client or otherwise relating to the Business between the date of this Agreement and the Closing that would terminate upon the consummation of the Transactions or require a new Investment Advisory Contract or other Contract to be entered into to consummate the Transactions.

(iv) Notwithstanding anything to the contrary herein, Silvercrest agrees that consent for assignment or deemed assignment of any Investment Advisory Contract related to the Transactions shall be deemed given for all purposes hereunder for all Investment Advisory Contracts (A) if no consent is required under Applicable Law or the Investment Advisory Contract, (B) upon receipt of the affirmative consent requested in the Client notice, or (C) to the extent not prohibited by Applicable Law and if no affirmative consent is required under the applicable Investment Advisory Contract, if forty-five (45) days shall have passed since the sending of the written Client notice (“Negative Consent Notice”) to a Client requesting affirmative consent as aforesaid and informing such Client: (1) of the intention to complete the Transactions contemplated hereby, which will result in a deemed assignment of such Investment Advisory Contract; (2) of Seller’s intention to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such Client after the Closing if such Client does not terminate said Investment Advisory Contract prior to the Closing; and (C) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination (provided that such Client shall not have affirmatively notified Seller, orally or in writing, that it does not so consent, and such forty-five (45) day period expires prior to the Closing).

(v) Seller shall, and the Principals shall cause Seller to, provide Silvercrest fully executed copies of all Consents given to and obtained from Clients as contemplated in this Section 6.2.2(a) periodically from time to time between the date of this Agreement and the Closing and, in any event, no later than the Schedule Bring-Down Date (with any Consents obtained between the Schedule Bring-Down Date and the Closing Date to be provided to Silvercrest no later than the Closing Date).

(b) Vendor, Intellectual Property, Personal Property Lease, Real Property Lease, Solicitation, Confidentiality, and Other Business Contracts and Other Required Consents.

(i) Seller shall use commercially reasonable efforts to make, give or obtain prior to Closing any other Governmental Approvals or other Consents identified on Schedule 3.1.5 that have not already been made, given or obtained or that are not otherwise covered by this Section 6.2.2, including any relating to Vendor Contracts, Intellectual Property Contracts, Personal Property Lease Contracts, Real Property Lease Contracts, Solicitation Contracts, Confidentiality Contracts or Other Business Contracts included in the Acquired Assets. Seller shall consult with Silvercrest regarding the Consent process for these Consents. All Consents, and the process to make, give or obtain them, shall be mutually acceptable to Seller and Silvercrest. If any modifications are required to the agreed upon Consent process or forms of Consents, Seller shall, and the Principals shall cause Seller to, promptly notify Silvercrest regarding the modifications, and Silvercrest and Seller shall work with any applicable Governmental Authority or Person in good faith to reach a mutually acceptable plan for making, giving or obtaining any Consents required to consummate the Transactions.

(ii) If Silvercrest (or its designated Affiliates) will be asked to execute and deliver any Contract that is not substantially similar to Seller’s current Contract, Seller shall, and the Principals shall cause Seller to, promptly notify Silvercrest regarding the modifications and not indicate acceptance of any modifications that are not reasonably acceptable to Silvercrest

(iii) Seller shall, and the Principals shall cause Seller to, provide Silvercrest fully executed copies of all Consents made with, given to and obtained from any Governmental Authority or Person for the consummation of the Transactions with respect to the Vendor Contracts, Intellectual Property Contracts, Personal Property Lease Contracts, Real Property Lease Contracts, Solicitation Contracts, Confidentiality Contracts or Other Business Contracts included in the Acquired Assets as contemplated in this Section 6.2.2(b) prior to the Closing.

(iv) If any Seller Intellectual Property disclosed or required to be disclosed on Schedule 3.1.18 is (i) not owned by Seller, Seller shall use commercially reasonable efforts to obtain a license or other right for Silvercrest to utilize such Seller Intellectual Property (on terms reasonably satisfactory to Silvercrest) prior to the Closing.

6.2.3 Silvercrest’s Covenants.

(a) General Covenants Regarding Obtaining Consents. As promptly as reasonably possible after the date of this Agreement, Silvercrest shall:

(i) Governmental Approvals. Make, or cause to be made, and use commercially reasonable efforts to obtain, or cause to be obtained, the filings, submissions, and other Governmental Approvals that Silvercrest is required to make or obtain under Applicable Law in connection with the consummation of the Transactions, including those Governmental Approvals identified on Schedule 4.1.5, and give any reasonable undertakings required in connection therewith. For the avoidance of doubt, and without limiting the foregoing, Silvercrest also shall consult with Seller and prepare for filing promptly after the Closing any Form U-4s, Form U-5s or other Consents or Governmental Approvals required for any employees of Seller who become employees of Silvercrest or its subsidiary Affiliates upon the Closing occurring to continue providing services for the Business after the Closing;

(ii) Other Consents. Use commercially reasonable efforts to obtain, or cause to be obtained, any other Consents (including any other Consents identified on Schedule 4.1.5) necessary or desirable to accept the assignment and transfer the Acquired Assets, and for Silvercrest to assume the Assumed Liabilities, and to otherwise consummate the Transactions; and

(iii) Further Actions. Take, or cause to be taken, all other actions reasonably necessary to seek and obtain all Governmental Approvals and other Consents identified on Schedule 4.1.5 or otherwise necessary to fulfill Silvercrest’s obligations under this Agreement and each other Transaction Document, to satisfy all Silvercrest or mutual conditions to Closing set forth in Section 7 of this Agreement, and to consummate the Transactions. Notwithstanding anything to the contrary in this Section 6.2.3, in no event shall Silvercrest be obligated to pay any amount to obtain any Consent, agree to a reduction of the amount of advisory fees or other amounts by any Client or agree to an amendment to any Investment Advisory Contract or other Contract or Governing Document for purposes of obtaining any Consent (including any new Investment Advisory Contract).

(b) Access and Cooperation. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Silvercrest shall: (i) consult with Seller in respect of, and provide reasonable assistance in connection with, communications to all Clients and other matters related to obtaining required Consents; and (ii) use commercially reasonable efforts to coordinate and cooperate with Seller in exchanging information and supplying any reasonable assistance requested by Seller in connection with the filings and the other actions contemplated in Section 6.2.1 and Section 6.2.2 above.

(c) No Misrepresentations in Consents. Silvercrest covenants that any information or data that describes Silvercrest or its Affiliates, or any of their business operations or plans, which is included in any filing, notice, Governmental Approval, other Consent or other document, or in any amendments or supplements thereto, filed with any Governmental Authority or provided to any Client or other Person after the date of this Agreement and required or used to file, make or obtain any Governmental Approval or other Consent necessary to consummate the Transactions shall not contain, at the time any such filing, notice, Consent or other document, or any amendments or supplements thereto, becomes effective or is filed with any Governmental Authority or provided to any Client or other Person, any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein not misleading in the light of the circumstances under which they are made.

(d) Further Actions. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, and, if the Closing occurs, from and after the Closing Date, Silvercrest shall use commercially reasonable efforts to take, or cause to be taken, or to execute and deliver, or cause to be executed and delivered, such other actions, Contracts or documents as Silvercrest deems necessary, proper or desirable, or that Seller may reasonably request, in connection with the consummation of the Transactions or to confirm the rights and obligations under this Agreement or any other Transaction Documents or to render the Transactions effective.

(e) Earnout Period. Silvercrest covenants that from the Closing Date through the end of the Earnout Period, Silvercrest shall: (i) continue to conduct the Business in all material respects consistent with the manner in which the Business was conducted by Seller prior to the Closing Date; (ii) not take any action that is primarily intended to adversely impact the ordinary course operations of the Business; and (iii) not take any action or enter into any transaction that is primarily intended to adversely affect any of the Earnout Payments.

6.3 Covenants with Respect to Expenses.

(a) Subject to the provisions of this Section 6.3, Silvercrest shall bear and be solely responsible for the Silvercrest Transaction Costs, and Seller and the Principals shall jointly and severally bear and be responsible for the Seller Transaction Costs.

(b) For purposes of this Agreement, “Silvercrest Transaction Costs” means (and Silvercrest shall be solely responsible for) all fees, expenses and costs of employees, agents, representatives, outside counsel and accountants incurred by Silvercrest or its Affiliates in connection with (i) the drafting, reviewing and filing, as applicable, of any proxy/registration statements, notices, Consents, new Contracts (if any) and similar or related materials (including any supplemental materials) to or with, as applicable, Governmental Authorities, members, clients, distributors, sponsors, platform providers, vendors and solicitors, (ii) the drafting, reviewing, negotiating, executing and delivering of this Agreement and the Other Transaction Documents, (iii) the performance of Silvercrest’s due diligence process, (iv) company regulatory filings, tax opinions, and other legal opinions, and (v) other mutually agreed upon third-party related costs. For the avoidance of doubt, Silvercrest Transaction Costs shall not include any of the Seller Transaction Costs.

(c) For purposes of this Agreement, “Seller Transaction Costs” means (and Seller and the Principals shall be solely responsible for): (i) any fees, expenses or costs (including outside counsel, due diligence, and internal employee costs) incurred by Seller, or any of its Affiliates, or any Principal, or any of its Affiliates, in connection with (A) the drafting, reviewing and filing, as applicable, of any proxy/registration statements, notices, Consents, new Contracts (if any) and similar or related materials (including any supplemental materials) to or with, as applicable, Governmental Authorities, members, clients, distributors, sponsors, platform providers, vendors and solicitors, (B) the drafting, reviewing, negotiating, executing and delivering of this Agreement and the Other Transaction Documents, (C) the performance of Seller’s due diligence process, (D) company regulatory filings, tax opinions, and other legal opinions, and (E) other mutually agreed upon third-party related costs; (ii) any fees, expenses or costs in connection with the printing, mailing, soliciting or tabulating of any proxy/registration statements, notices, Consents, new Contracts (if any) and similar or related materials (including any supplemental materials) to or with, as applicable, Governmental Authorities, members, clients, distributors, sponsors, platform providers, vendors and solicitors; and (iii) any fees, expenses, or costs owed to third party service providers as a result of the Transactions, excluding any amounts owed based on modified Contract terms or pursuant to a new Contract. For the avoidance of doubt, Seller Transaction Costs shall not include any of the Silvercrest Transaction Costs.

(d) Silvercrest and Seller shall each pay fifty percent (50%) of any premium, underwriting fee, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and any other costs and expenses associated with obtaining the R&W Policy, excluding each Party’s legal fees and costs for which each Party shall remain solely responsible.

(e) For the avoidance of doubt, all other fees, expenses and costs, including fees of outside counsel (except with respect to drafting and reviewing the documents referred to in Sections 6.3(b) and (c) above), shall not be “Silvercrest Transaction Costs” or “Seller Transaction Costs” and shall be borne by the Party incurring such fees, expenses and costs.

6.4 Covenants with Respect to Litigation and Changes in Condition.

6.4.1 Litigation, Material Communication.

(a) From the date of this Agreement through the earlier of the Closing Date or termination of this Agreement pursuant to its terms, and to the extent permitted by Applicable Law, Silvercrest shall notify Seller promptly of any Litigation as to which Silvercrest gains knowledge that (i) (A) is commenced against, settled, otherwise concluded or which relates to Silvercrest (or its advisory Affiliates) and would reasonably be expected to have a material adverse effect on the Transactions, this Agreement or any other Transaction Document or (B) with respect to such Litigation, information or a report is, or is required to be, filed with the Commission relating in any way to or affecting the Transactions, this Agreement or any other Transaction Document, or (ii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement or any other Transaction Document.

(b) From the date of this Agreement through the earlier of the end of the Growth Payment Date or the termination of this Agreement pursuant to its terms, Seller and the Principals shall notify Silvercrest promptly of any Litigation as to which Seller or the Principals gain Knowledge that (i) (A) is commenced against, settled, otherwise concluded or which relates to Seller, the Acquired Assets, or the Business and would reasonably be expected to have a material adverse effect on Seller, the Acquired Assets, the

Business, Silvercrest (or its Affiliates), the Transactions, this Agreement or any other Transaction Document, or (B) with respect to such Litigation, information or a report is, or is required to be, filed with the Commission, relating in any way to or affecting Seller, the Acquired Assets, the Business, Silvercrest (or its Affiliates), the Transactions, this Agreement or any other Transaction Document, or (ii) is commenced against or relates to Seller, the Acquired Assets, the Business, the Transactions, this Agreement or any other Transaction Document, or (iii) would delay, restrain, or enjoin the consummation of, or declare unlawful, the Transactions, or cause the Transactions to be rescinded or delay, restrain, or enjoin the performance of this Agreement.

(c) From the date of this Agreement through the earlier of the end of the Growth Payment Date or the termination of this Agreement pursuant to its terms, Seller and the Principals shall promptly provide to Silvercrest copies of any material written communication, and written notice of any material oral communication, from any Governmental Authority that relates to Seller, the Acquired Assets, or the Business and concerns a matter which, if it were the subject of Litigation that resulted in a determination adverse to any of them, would reasonably be expected to have a material adverse effect on Seller, the Acquired Assets, the Business, Silvercrest (or its Affiliates), the Transactions, this Agreement or any other Transaction Document.

6.4.2 Change in Condition. From the date of this Agreement through the Closing Date or termination of this Agreement pursuant to its terms, Seller and the Principals agree to advise Silvercrest of any fact, condition, event or occurrence that would reasonably be expected to cause any of the conditions set forth in Sections 7.1,7.2(a)-7.2(c), 7.3, 7.4.1, 7.4.2, 7.4.3, 7.4.4, 7.4.5, 7.4.6, or 7.4.7 not to be satisfied, promptly after becoming aware of the same.

6.5 Covenants with Respect to Publicity. Any announcement, press release or other public statement concerning this Transaction shall only be made after a Party has submitted, reasonably in advance, the text of such announcement to Silvercrest (in the case of any Seller or any Principal submission) or Seller and a Principal Representative (in the case of any Silvercrest submission) at the addresses set forth in Section 11 and Seller, Silvercrest and a Principal Representative (as applicable) have had a reasonable opportunity to comment thereon and have consented to the release of such public announcement (which consent shall not be unreasonably withheld); provided, however, that any Party may make such disclosures as are required by Applicable Law or by any securities exchange after making reasonable efforts under the circumstances to consult in advance with Silvercrest (in the case of Seller or any Principal) or Seller and a Principal Representative (in the case of Silvercrest). Except as permitted by the preceding sentence, the Parties shall not, and shall direct their Affiliates, legal and financial advisers and other representatives not to, disclose this Agreement, including any of the terms and conditions hereof to any Person without the prior written consent of each other Party to this Agreement, provided, that, the foregoing shall not restrict Seller from disclosing the existence of this Agreement in connection with its obligations to obtain the Consents.

6.6 Restrictive Covenants.

6.6.1 Acknowledgements and Confidentiality.

(a) Acknowledgments. Seller and each Principal acknowledge that:

(i) Seller and the Business possess, and the Acquired Assets include, confidential and proprietary information that Silvercrest (or its designated Affiliates) is acquiring through the Transactions (for purposes of this Section 6.6.1, “Protected Information”);

(ii) The Protected Information consists of all information regarding any or all of Seller, the Acquired Assets and the Business, or their respective businesses or plans, that was, or is as of the Closing owned by Seller or otherwise within Seller’s or any Principal’s Knowledge, possession or control, including any and all such (A) trade secrets or other Intellectual Property, (B) information concerning Seller’s Clients, and (C) other applicable information concerning Seller, the Acquired Assets or the Business;

(iii) The Acquired Assets are or may be used, and Seller’s services comprising the Business are or may be marketed, throughout the United States and internationally;

(iv) Seller and the Business compete with other businesses that are or could be located in any part of the United States or internationally;

(v) Silvercrest has required the covenants set forth in this Section 6.6 as a condition to Silvercrest entering into this Agreement and the other Transaction Documents and consummating the Transactions;

(vi) The covenants set forth in this Section 6.6 are reasonable and necessary to protect and preserve the Acquired Assets and the Business, and the benefits derived by Silvercrest from the Transactions, from and after the Closing; and

(vii) The Business, Silvercrest and its Affiliates (and their respective businesses, including, after the Closing, the Business) will be irreparably harmed and damaged if the covenants in this Section 6.6 are breached.

(b) Confidentiality.

(A) Except as otherwise provided in this Section 6.6, from and after the Closing, Seller and each Principal agree not to (and shall cause the other Non-Compete Parties and their respective representatives not to) at any time disclose to any unauthorized Person or use for its, his or her own account or for the benefit of any other Person (other than Silvercrest and its Affiliates) any Protected Information, whether any of them have such information in memory or embodied in a writing (hardcopy), or in any electronic, disk or other form, without Silvercrest’s prior written consent, unless and to the extent that (a) the Protected Information is or becomes generally known to and available for use by the public other than as a result of the fault of Seller, any Principal or any other Non-Compete Party, or any of their Affiliates or representatives, or the fault of any other Person bound by a duty of confidentiality to Seller, any Principal, any Non-Compete Party or any other their Affiliates, (b) the disclosure thereof is required by a court of competent jurisdiction or otherwise by Applicable Law, or (c) the disclosure thereof is necessary in connection with the enforcement of this Agreement or any other Transaction Document. If Seller, any Principal or any other Non-

Compete Party becomes legally compelled to disclose any Protected Information, Seller shall (i) provide Silvercrest with prior written notice (to the extent not prohibited under Applicable Law) of the need for such disclosure and the required content of such disclosure, (ii) if disclosure is required, furnish only that portion of the Protected Information which, in the reasonable opinion of legal counsel, is legally required, and (iii) reasonably cooperate with Silvercrest, at Silvercrest’s request and sole expense, to attempt to enable Silvercrest to obtain reliable assurances that confidential treatment will be accorded to the Protected Information. As requested by Silvercrest, Seller and each Principal agree to (and shall cause the other Non-Compete Parties to) deliver to Silvercrest at any time at or following the Closing any or all Protected Information, whether in hardcopy, electronic, disk or other form, that may be in their respective possession or control. The obligations in this Section 6.6.1(b) shall survive the Closing indefinitely.

(B) Further to the foregoing, Silvercrest confirms that:

(1) nothing contained in this Agreement, any employment manual Silvercrest or its Affiliates may have (“Employment Manual”) or in any agreement a Principal may have with Silvercrest or one of its affiliates, such as an employment agreement, a confidentiality agreement or a severance agreement (collectively, “Employment Documents”), limits a Principal’s ability to file a charge or complaint with the Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”);

(2) nothing in this Agreement, in an Employment Manual or in an Employment Document limits a Principal’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Silvercrest or its Affiliates; and

(3) Silvercrest and its Affiliates hereby provide each Principal with notice that, under the 2016 Defend Trade Secrets Act (DTSA): (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.6.2 Noncompetition and Nonsolicitation Covenants.

(a) General Restrictions. The Seller and each Principal other than Waco Limited agrees to be bound by, and Seller agrees to cause all of its respective Non-Compete Parties to abide by, the provisions set forth in Section 5.5 (Restrictive Covenants) and Section 5.6 (Injunctive Relief) of the Limited Partnership Agreement for such term as provided therein.

(b) Reasonable Covenants. The Seller and each Principal (on behalf of themselves and any applicable Non-Compete Party) agree that each of the covenants set forth in this Section 6.6 is reasonable with respect to its scope, duration and geographic area.

6.6.3 Enforcement. The restrictive covenants contained in this Section 6.6 are covenants independent of any other provision of this Agreement, and the existence of any claim that any Party or Non-Compete Party may allege against any other Party, whether based on this Agreement, any other Transaction Document or otherwise, shall not prevent the enforcement of these covenants Silvercrest, Seller, and the Principals agree that Silvercrest’s remedies at law for any breach or threat of breach by any other Party or Non-Compete Party of the provisions of this Section 6.6 will be inadequate, and that Silvercrest shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.6 and to enforce specifically the terms and provisions hereof, in each case without posting any bond or security, and in addition to any other remedy to which Silvercrest may be entitled at law, in equity or otherwise. In the event of Litigation regarding any of the restrictive covenants set forth herein, the prevailing Party in such Litigation shall, in addition to any other remedies the prevailing Party may obtain in such Litigation, be entitled to recover from the other Party or Parties the prevailing Party’s reasonable legal fees and out-of-pocket costs incurred by such Party in enforcing or defending its rights hereunder. The length of time for which the restrictive covenants contained herein shall be in force shall not include any period of violation or any other period required for Litigation during which Silvercrest seeks to enforce such restrictive covenants. Should any provision of this Section 6.6 be adjudged to any extent invalid by any competent tribunal or other Governmental Authority, the remaining covenants (which are intended to be considered divisible and severable) will remain enforceable and in full force and effect, and such provision shall be deemed modified to the extent necessary to make it enforceable.

6.7 Covenants with Respect to Further Actions. At the reasonable request of Silvercrest or Seller after the Closing Date, and without further consideration, each Party, as applicable, shall from time to time execute and deliver or cause their Affiliates to execute and deliver, as applicable, such further instruments of transfer, assignment, or consent, or other document, as may be reasonably necessary or appropriate to carry out the purposes hereof, consummate the Transactions, confirm the rights and obligations under this Agreement or any other Transaction Documents, or render the Transactions effective.

6.8 Covenant with Respect to Access. Prior to and subsequent to the Closing Date, each Party hereto shall afford the other Parties hereto access (within any time period required or reasonably requested) to its personnel, properties, Contracts, systems, books and records, and all other applicable documents and data (including any data files not immediately transferred, to Silvercrest (or its designated Affiliates)) reasonably necessary or appropriate to carry out the responsibilities of such Party contemplated by this Agreement, to verify or confirm the accuracy of information or data provided to that Party by the other Party to this Agreement and to operate the Acquired Assets after the Closing and, subject to appropriate and reasonable arrangements being established between the Parties (including to protect any confidentiality obligations, privileges or defenses that may be applicable), and to the extent not prohibited under Applicable Law, in connection with regulatory reviews, investigations and enforcement matters, third-party Litigation and other internal and external investigations. Seller shall, and the Principals shall cause Seller to, retain for a period of six (6) years after Closing, all books and records (if any) relating to the Acquired Assets or the Business and not otherwise delivered to Silvercrest, or its designated Affiliates, as Acquired Assets (including any data files not immediately transferred to Silvercrest (or its designated Affiliates)) in accordance with its record retention policies as presently in effect. From the Closing until the Growth Payment Date, Seller shall, and the Principals shall cause Seller to, not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) calendar days’ prior written notice to Silvercrest offering to surrender the same to Silvercrest (or Silvercrest’s designated Affiliates) at Silvercrest’s expense. Upon request, Seller shall provide Silvercrest with copies of any requested Corporate Records, Tax Returns and any work papers related to said Tax Returns.

6.9 Exclusivity. Seller and each Principal agree that, until the earlier of the Closing or termination of this Agreement pursuant to its terms, they shall not directly or indirectly solicit, initiate, encourage, entertain or discuss (and shall not permit any Affiliate, manager, trustee, officer, employee, representative, agent, advisor or other Person acting on their behalf to solicit, initiate, encourage, entertain or discuss) any inquiries, proposals or offers involving any transaction with or relating to Seller, the Acquired Assets or the Business with any other Person or provide any information to any other Person, other than information which is traditionally provided in the ordinary course of the Business where Seller and such Principal have no reason to believe that such information may be utilized to evaluate a possible transaction involving Seller, the Acquired Assets or the Business. Seller and each Principal further agree to promptly notify Silvercrest should any of them receive or become aware of any such inquiries, proposals or offers from any other Person acting on their behalf, including any indicating or suggesting an interest in acquiring all or any part of Seller, the Acquired Assets or the Business. Seller and the Principals shall (and shall ensure that their Affiliates, managers, trustees, officers, employees, representatives, agents, advisors and other Persons immediately: (a) end (and not recommence unless this Agreement is terminated in accordance with its terms) any discussions or activities conducted before the date of this Agreement that would, if conducted after the date of this Agreement, constitute a breach of this Section 6.9 and (b) require, and ensure, that any confidential or proprietary information regarding Seller, the Acquired Assets or the Business that may have been disclosed in connection with such discussions or activities is immediately returned to Seller.

6.10 Disclosure Schedules; Updates to Certain Schedules. Any matter disclosed on one schedule delivered to Silvercrest or Seller (as applicable) under this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another section of the disclosure schedules under this Agreement such that any exception to any such other representation or warranty is reasonably apparent. With respect to any schedule that is specifically required under this Agreement to be updated as of the Schedule Bring-Down Date, such schedule shall be delivered to Silvercrest or Seller (as applicable) no later than three (3) Business Days prior to the Closing Date. No update to any schedule required to be updated under this Agreement shall be deemed to amend, or effect the content or accuracy of, any schedule as of the date of this Agreement. The following schedules are required to be updated as of the Schedule Bring-Down Date: Schedule 1, Schedule 3.1.14(a)(i), Schedule 3.1.14(a)(i), Schedule 3.1.14(a)(ii), Schedule 3.1.14(a)(iii), Schedule 3.1.14(a)(iv), Schedule 3.1.14(a)(v), Schedule 3.1.14(a)(vi), Schedule 3.1.14(a)(vii), Schedule 3.1.14(a)(viii), Schedule 3.1.14(a)(ix), Schedule 3.1.15(a), Schedule 3.1.16, Schedule 3.1.17, Schedule 3.1.19(c) and Schedule 3.1.19(d).

6.11 Change of Name and Logo. Promptly, and in any event within ten (10) Business Days, after the Closing Date, Seller shall, and the Principals shall cause Seller to, amend its Governing Documents, make any necessary filings with Governmental Authorities, and take any other actions necessary to change Seller’s name and logo to a name and logo sufficiently dissimilar to Seller’s current name and logo as to avoid confusion.

6.12 Entity Status. Seller shall, and the Principals shall cause Seller to, keep its entity status in existence and in good standing with the Secretary of State of the State of Wisconsin and any other applicable jurisdiction for a period ending on the date that is the three (3) year anniversary of the Closing Date.

6.13 Accounts Receivable. From and after the Closing Date, if Seller or any of its Affiliates (including any of the Principals) receives or collects any funds relating to any Acquired Asset or Accounts Receivable relating to the services provided after the Closing Date, Seller or its Affiliate (including any of the Principals) shall remit such funds to Silvercrest within five (5) Business Days after its receipt thereof. From and after the Closing Date, if Silvercrest or its Affiliate receives or collects any funds relating to any Retained Asset or any Accounts Receivable relating to services provided on or prior to the Closing Date, Silvercrest or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.

6.14 Seller Internal Disputes. Each of the Principals agree to, severally but not jointly, indemnify and hold Silvercrest and its Affiliates harmless from and against any claim a Principal may have against Seller or another Principal arising out of or relating to (A) his status as a Principal, officer, employee, manager or other capacity or affiliation with or ownership interest in Seller or the Business, and (B) the distribution, timing, or amount of any payment received by Seller from Silvercrest in accordance with this Agreement to which such Principal may be entitled.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

Consummation by the Parties of the Transactions is subject to the fulfillment of the following conditions on or before the Closing Date (provided, that, Section 7.4 sets forth conditions precedent to Silvercrest’s (and not Seller’s or the Principals’) obligation to consummate the Transactions).

7.1 Governmental Approvals. Any Governmental Approvals required to be filed, given or obtained in connection with executing or delivering this Agreement or any other Transaction Document, or consummating the Transactions, shall have been filed, given or obtained, and all such Governmental Approvals shall remain in full force and effect. Silvercrest shall have prepared for filing immediately after the Closing any Form U-4s, Form U-5s or other Consents or Governmental Approvals required for any employees of Seller who become employees of Silvercrest or its subsidiary Affiliates upon the Closing occurring to continue providing services for the Business after the Closing.

7.2 Other Required Consents.

(a) Silvercrest Consents. Silvercrest shall have filed, given or obtained all Consents (other than Governmental Approvals covered by Section 7.1 above) necessary for Silvercrest to consummate the Transactions, including any identified on Schedule 4.1.5 necessary for Silvercrest to consummate the Transactions, and all such Consents shall remain in full force and effect.

(b) Client Consents. Seller shall have obtained Consents from Clients representing a minimum of 80% of the Base 2019 Pro Forma Revenue, including any identified on Schedule 3.1.5, and all such Consents shall remain in full force and effect. Whether this threshold has been met shall be determined based on the Closing Date 2019 Pro Forma Revenue for each Client for which a Consent has been delivered in accordance with this Agreement.

(c) Other Seller Consents. Seller shall have filed, given or obtained all Consents (other than Governmental Approvals covered by Section 7.1 above) relating to those certain Vendor Contracts, Intellectual Property Contracts, Personal Property Lease Contracts, Real Property Lease Contracts, Solicitation Contracts, Confidentiality Contracts and Other Business Contracts identified on Schedule 7.2(c), and all such Consents shall remain in full force and effect.

(d) Effect of Not Obtaining a Consent. If any Consent necessary to assign and transfer an Acquired Asset (other than the Consents covered in Section 7.2(a) above) or assume an Assumed Liability, or otherwise consummate the Transactions, is not obtained by Seller prior to the Closing, and, in the case of an Acquired Asset, Silvercrest does not agree that Section 2.10 can apply to such Acquired Asset, then Seller shall terminate any Contract relating to such Acquired Asset or Assumed Liability prior to or as soon as practicable after the Closing and such Acquired Asset or Assumed Liability shall be deemed a Retained Asset and Retained Liability for all purposes under this Agreement and the other Transaction Documents.

7.3 No Legal Obstruction. No injunction, restraining order, decree, judgment, stipulation or other order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any other Governmental Authority challenging the validity or legality of the Transactions or restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

7.4 Conditions Precedent to Obligations of Silvercrest. In addition to the conditions set forth in Sections 7.1, 7.2(b)-(d) and 7.3, the obligations of Silvercrest under this Agreement to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Silvercrest.

7.4.1 No Breach of Covenants; True and Correct Representations and Warranties.

(a) There shall have been no material breach by Seller or any Principal (or any Non-Compete Party), as applicable, in the performance of any of their respective covenants in this Agreement or any other Transaction Document to be performed by them in whole or in part prior to the Closing, and each of the representations and warranties of Seller or any Principal, as applicable, contained in this Agreement or any other Transaction Document shall have been true and correct in all material respects as of the date of this Agreement or such other Transaction Document and shall be true and correct in all material respects as of the Closing, except, in each case, for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, and except for representations and warranties that already contain a materiality qualifier, which shall be true and correct in all respects. Silvercrest shall receive at the Closing a certificate, dated as of the Closing Date, executed by an authorized executive officer of Seller and a Principal Representative certifying, in such detail as Silvercrest may reasonably require, the fulfillment of the foregoing conditions and the conditions set forth in Sections 7.2(b)-(d), 7.4.3, 7.4.4 and 7.4.6.

7.4.2 Delivery of other Transaction Documents. Silvercrest shall have received from Seller and the Principals, at the sole cost and expense of Seller, except where otherwise noted:

(a) All updates to schedules required under Section 6.10 of this Agreement shall have been delivered to Silvercrest by the date specified in Section 6.10, and any other Contract or document required to be delivered to Silvercrest by Seller pursuant to this Agreement or any other Transaction Document on or before the Closing Date shall have been received by Silvercrest, in each case in form and substance reasonably satisfactory to Silvercrest;

(b) All certificates, releases, satisfaction pieces, UCC-3s, and other documents and Contracts necessary to transfer to Silvercrest (or its designated Affiliates) good, marketable and transferable title to the Acquired Assets, free and clear of any Encumbrances thereon other than Permitted Encumbrances, and to otherwise consummate the Transactions, including one or more bills of sale, assignment and general conveyance in form and substance reasonably satisfactory to Silvercrest, dated the Closing Date, with respect to the Acquired Assets;

(c) Searches conducted by a lien search company reasonably acceptable to Silvercrest (which acceptance will not be unreasonably withheld or delayed) demonstrating that no Encumbrances other than Permitted Encumbrances have been filed against the Acquired Assets that remain effective, and other customary evidence of clear title, reasonably requested by Silvercrest, and at Seller’s expense;

(d) Certificates in form and substance reasonably satisfactory to Silvercrest needed to exempt the sale of the Acquired Assets and Business to be assigned and transferred at Closing from Section 1445(a) of the Code;

(e) A certificate of the Secretary of Seller, a Form W-9 for Seller, spousal consents from Principals residing in community property jurisdictions, and such other customary closing certificates, instruments and documents as may be reasonably requested by Silvercrest;

(f) An assignment and assumption agreement in form and substance reasonably satisfactory to Silvercrest, dated the Closing Date, with respect to the Acquired Assets and Assumed Liabilities; and

(g) A Subscription Agreement for each Principal receiving L.P. Class B Units duly executed and delivered by each such Principal for the subscription of his or her pro rata share of the L.P. Class B Units issued as part of the Seller Closing Date Equity Payment.

7.4.3 No Litigation. No Litigation shall be pending or threatened in writing against or in respect of Seller or any Principal, or any Affiliates of any of them, or against or in respect of the Acquired Assets, the Business, this Agreement, any other Transaction Document or the Transactions, which, either individually or in the aggregate with all such Litigation, if determined adversely would reasonably be expected to have a material effect upon Silvercrest, any Affiliate of Silvercrest, or the ability to operate the Acquired Assets or conduct the Business from and after the Closing, if the Transactions were consummated.

7.4.4 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Seller, the Acquired Assets or the Business from the date of this Agreement through the Closing. In the event of a Material Adverse Change, Silvercrest is under no obligation to consummate the Transactions.

7.4.5 Access to and Delivery of Copies of Books and Records. Seller shall have taken any necessary steps to provide Silvercrest and its Affiliates, and their respective service providers, reasonable access to or copies of, as reasonably requested, all documents, Contracts and other records as is appropriate to permit Silvercrest and its Affiliates, and their respective service providers, to operate the Acquired Assets and conduct the Business after the Closing, and copies of all such books and records included in the Acquired Assets shall have been delivered to Silvercrest or provision for such delivery upon the Closing occurring shall have been made.

7.4.6 No Insolvency. Seller shall not have filed any voluntary petition under Applicable Law relating to bankruptcy, insolvency, reorganization, protection from creditors or similar matters, no involuntary petition shall have been filed against Seller under any such Applicable Law and not dismissed, and no such petition shall be contemplated to be filed by Seller or, to either Seller’s or any Principals’ Knowledge, threatened to be filed against Seller by any Person.

7.4.7 Execution and Delivery of Employment Agreements; Hiring of Seller Employees; Resignations.

(a) All employees of Seller listed on Schedule 7.4.7(a) shall have accepted employment offered by Silvercrest (or a subsidiary Affiliate of Silvercrest) under the respective terms set forth in Schedule 7.4.7(a), in accordance with Silvercrest’s ordinary course hiring process, policies and procedures, and:

(b) To the extent required by Silvercrest, employees of Seller listed on Schedule 7.4.7(a) shall have executed and delivered on or before the Closing Date one or more (each to be effective as of the Closing) agreements relating to employment (including the employment application and related employment documents), confidential information, intellectual property assignment agreement or other Contract or documents required by Silvercrest, each in the form attached hereto as Schedule 7.4.7(b), and shall remain willing to be an employee of Silvercrest or its subsidiary Affiliates as of the Closing.

(c) Any employee of Seller who becomes an employee of Silvercrest or its subsidiary Affiliates upon the Closing occurring shall have tendered resignation letters resigning (effective upon the Closing occurring) from their employment and positions (e.g., manager, officer, etc.) with Seller, and copies of such resignation letters shall have been provided to Silvercrest at the Closing.

7.5 Conditions Precedent to Obligations of Seller and the Principals. In addition to the conditions set forth in Sections 7.1, 7.2 and 7.3, the obligations of Seller and the Principals under this Agreement to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Seller:

7.5.1 No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Silvercrest in the performance of any of its covenants in this Agreement or any other Transaction Document to be performed by Silvercrest in whole or in part prior to the Closing, and each of the representations and warranties of Silvercrest contained in this Agreement or any other Transaction Document shall have been true and correct in all material respects as of the date of this Agreement or such other Transaction Document and shall be true and correct in all material respects as of the Closing, except, in each case, for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date, and except for representations and warranties that already contain a materiality qualifier, which shall be true and correct in all respects. Seller shall receive at the Closing a certificate executed by an authorized executive officer of Silvercrest certifying, in such detail as Seller may reasonably require, the fulfillment of the foregoing conditions and the conditions set forth in Sections 7.5.3 and 7.5.4.

7.5.2 Delivery of Other Transaction Documents. Seller shall have received from Silvercrest, at the sole cost and expense of Silvercrest:

(a) An assignment and assumption agreement in form and substance reasonably satisfactory to Seller, dated the Closing Date, with respect to the Acquired Assets and Assumed Liabilities;

(b) A certificate of the Secretary or Assistant Secretary of Silvercrest and such other customary closing certificates, instruments and documents as may be reasonably requested by Seller.

(c) A Subscription Agreement for each Principal other than the Principals being paid entirely in cash as set forth in Schedule 2.6.1(a) duly executed and delivered by Silvercrest L.P. for the subscription of his or her pro rata share of the L.P. Class B Units issued as part of the Seller Closing Date Equity Payment.

7.5.3 No Material Adverse Change. There shall have been no Material Adverse Change with respect to Silvercrest from the date of this Agreement to the Closing Date. In the event of a Material Adverse Change, Seller and the Principals are under no obligation to consummate the Transactions.

7.5.4 No Insolvency. Silvercrest shall not have filed any voluntary petition under Applicable Law relating to bankruptcy, insolvency, reorganization, protection from creditors or similar matters, no involuntary petition shall have been filed against Silvercrest under any such Applicable Law and not dismissed, and no such petition shall be contemplated to be filed by Silvercrest or, to Silvercrest’s knowledge, threatened to be filed against Silvercrest by any Person.

7.5.5 No Litigation. No Litigation shall be pending or threatened in writing against or in respect of Silvercrest or any its Affiliates, or against or in respect of the Acquired Assets, the Business, this Agreement, any other Transaction Document or the Transactions, which, either individually or in the aggregate with all such Litigation, if determined adversely would reasonably be expected to have a material effect upon Seller or any of the Principals if the Transactions were consummated.

SECTION 8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) The representations and warranties contained in this Agreement shall survive the Closing Date:

(i) In the case of Sections 3.1.1(a) (Organization and Qualification), 3.1.2 (Authority), 3.1.11(a) (Title to Acquired Assets), 3.2.2 (Authority), 4.1.1 (Organization and Qualification), and 4.1.2 (Authority) (collectively, the “Fundamental Representations”), until the six (6) year anniversary of the Closing Date;

(ii) In the case of Section 3.1.7 (Compliance), 3.1.12 (Taxes), 3.1.26 (Employee Benefit Plans), and 3.1.29 (Cortina Fund Matters) (collectively, the “Statutory Representations”), until the six (6) year anniversary of the Closing Date; and

(iii) In the case of any other representation and warranty other than the Fundamental Representations and the Statutory Representations, for a period of eighteen months (18) months after the Closing Date.

(b) Unless otherwise limited by the terms of this Agreement, covenants of the Parties shall survive the Closing indefinitely.

SECTION 9. TERMINATION

(a) Silvercrest or Seller may terminate this Agreement and the other Transaction Documents by written notice to the other after 5:00 p.m., New York time, on the date that is one hundred twenty (120) days after the date of this Agreement, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of Silvercrest and Seller on or prior to such date. Such termination shall be without liability of one party to the other, except as provided below. This Agreement and any other Transaction Documents may be terminated prior to the Closing Date (i) by the written consent of Silvercrest and Seller, (ii) by Silvercrest if Seller or any Principal (or, as applicable, any other Non-Compete Party) are in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of Seller’s receipt of notice from Silvercrest identifying such breach, or (iii) by Seller if Silvercrest is in material breach of any representation, warranty or covenant set forth herein and such breach is not cured within thirty (30) calendar days of Silvercrest’s receipt of notice from Seller identifying such breach. Unless a Party engages in fraud, intentional misconduct or gross negligence in connection with its efforts to achieve the Closing conditions, none of the Parties hereto shall have any Liability in money damages arising out of, related to, or upon the termination of this Agreement.

(b) The Parties acknowledge that Acquired Assets, Business and Transactions are unique and recognize that, in the event of an unlawful termination or material breach of this Agreement (including Section 6.6) or any other Transaction Document by Seller or any Principal (or, as applicable, any other Non-Compete Party) or Silvercrest, as the case may be, money damages would be inadequate, and Seller, the Principals or Silvercrest, as applicable, may have no adequate remedy at law. Accordingly, each of the Parties hereto agrees that each of the other Parties shall have the right, in addition to any other rights and remedies existing in its favor, to enforce their rights and obligations of the other Parties, as applicable, not only by an action for damages but also by an action or actions for specific performance, injunction, and/or other equitable relief, without posting any bond or security.

(c) Sections 1, 9, 10, 11, 12, 13, 14, 15, 16, 19, 20, 21 and 22 shall survive any termination of this Agreement.

SECTION 10. INDEMNIFICATION

10.1 Indemnification of Silvercrest by Seller and Principals. Subject to Section 10.3, Seller and each Principal, severally, but not jointly, shall indemnify, defend, and hold harmless Silvercrest, its Affiliates (including, after the Closing, the Business), and their respective directors, managers, trustees, officers, employees, agents, advisers, representatives, controlling Persons and other Affiliates, and their respective successors and assigns (collectively, the “Silvercrest Indemnitees”) against any and all claims, demands, obligations, losses, fines, penalties, costs, expenses, royalties, Litigation, deficiencies, damages or other Liabilities

(whether or not accrued or fixed, known or unknown, absolute or contingent, determined or determinable, due or to become due, or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach or inaccuracy of any representation or warranty made by Seller or the Principals in this Agreement or in any of the Transaction Documents or in connection herewith or therewith;

(b) Any breach of, or failure to perform, any covenant of Seller or any Principal (including those relating to any Non-Compete Party) contained in this Agreement, any other Transaction Documents or any other instrument furnished or to be furnished to Silvercrest (or any Affiliate of Silvercrest) under this Agreement or any other Transaction Document;

(c) Any breach, or claim by a Person other than Silvercrest that if true would be a breach of or inaccuracy in any representation and warranty of Seller or any Principal (including any representation and warranty of or applicable to Seller, such Principal or any Non-Compete Party) contained in this Agreement, any other Transaction Document or any other instrument furnished or to be furnished to Silvercrest (or any Affiliate of Silvercrest) under this Agreement or any other Transaction Document; and

(d) Any Retained Liability.

10.2 Indemnification of Seller and Principals by Silvercrest. Subject to Section 10.4, from and after the Closing Date, Silvercrest shall indemnify, defend, and hold harmless Seller and each Principal, and their respective directors, managers, trustees, officers, employees, agents, advisers, representatives, controlling persons and other Affiliates, and their respective successors and assigns (collectively, the “Seller Indemnitees”) against any and all Losses that any of them may become subject to, or shall incur or suffer, that arise out of, result from, or relate to:

(a) Any breach or inaccuracy of any representation or warranty made by Silvercrest in this Agreement or in any of the Transaction Documents or in connection herewith or therewith;

(b) Any breach of, or failure to perform, any covenant of Silvercrest contained in this Agreement, any other Transaction Document or any other instrument furnished or to be furnished to Seller or any Principal under this Agreement or any other Transaction Document;

(c) Any breach, or claim by a Person (other than Seller) that if true would be a breach, of or inaccuracy in any representation and warranty of Silvercrest contained in this Agreement, any other Transaction Documents or any other instrument furnished or to be furnished to Seller or any Principal under this Agreement or any other Transaction Document; or

(d) Any Assumed Liability; or

(e) Any obligation, Liability or claim of any nature relating to the operation of the Business, or events, circumstances or occurrences related thereto, pertaining to the period after Closing.

10.3 Limits on Indemnification.

(a) Seller and Principals will have no liability for any Losses by Silvercrest Indemnitees under Sections 10.1(a) and (c), unless and until the aggregate amount of such Losses (other than with respect to Fundamental Representations) exceeds an amount equal to $350,000 (the “Basket Amount”), said Basket Amount being equal to Silvercrest’s fifty percent (50%) portion of the retention amount under the R&W Policy, and in the event that such Losses exceed the Basket Amount the liability of Seller and Principals shall be governed by Sections 10.3(b) through (o) of this Agreement;

(b) (i) The aggregate amount of Losses for which Seller and the Principals will be liable pursuant to Sections 10.1(a) and (c) (other than with respect to the Fundamental Representations) shall in no event exceed the amount of the Escrow Fund equal to $350,000 (the “Cap”), said Cap being equal to Seller’s fifty percent (50%) portion of the retention amount under the R&W Policy, and (ii) the Silvercrest Indemnitees’ sole recourse under Sections 10.1(a) and (c) (other than with respect to the Fundamental Representations) for amounts in excess of the portion of the Escrow Fund equal to the Cap, including after the Escrow Period, shall be through the R&W Policy.

(c) Neither the Basket Amount nor the Cap will apply with respect to Losses other than as provided in Sections 10.1(a) and (c), including those Losses arising in respect of (i) a breach by Seller or the Principals of a Fundamental Representation; and (ii) in the case of fraud or intentional misconduct; provided, however, that (A) except for claims for fraud, the maximum aggregate amount of indemnified Losses which may be recovered from Seller and Principals in total for all breaches under this Agreement, including, without limitation, breaches under Sections 10.1(b) and (d) and breaches of Fundamental Representations, shall be equal to the Aggregate Closing Purchase Price (the “Aggregate Cap”);

(d) With respect to any claim for Losses under Section 10.1(d), Silvercrest shall first make a claim for recovery under the R&W Policy to the extent the claim pertains to a matter that may be covered under the R&W Policy (which shall be determined in Silvercrest’s reasonable discretion after consultation with Seller) and shall diligently pursue said claim in good faith. If the claim under the R&W Policy is denied, Silvercrest shall have the right to make a claim against Seller and the Principals for recovery of said Losses, subject to the other applicable limitations set forth in this Section 10.3;

(e) Notwithstanding the foregoing, except for claims for fraud, the maximum aggregate amount of indemnified Losses which may be recovered from Seller and Principals in total for all breaches of any representation or warranty which is excluded from coverage under the R&W Policy (other than Fundamental Representations that are so excluded, which are governed by Section 10.3(c)) shall be equal to a cap of Fifteen Million Dollars ($15,000,000);

(f) To the extent that a Silvercrest Indemnitee experiences Losses indemnifiable hereunder that may be covered under the R&W Policy, Silvercrest (i) will promptly notify Seller, (ii) while using commercially reasonable efforts to seek recovery under the R&W Policy, may retain that portion of the Escrow Fund equal to the Cap that would otherwise be payable to Seller, pending a final determination of whether recovery is available under the R&W Policy; provided, that Silvercrest shall release any such retained amount within five (5) days following receipt of payment of an amount equal to such retained amount as a recovery pursuant to the R&W Policy, and (iii) will keep Seller reasonably informed of any action taken in respect thereof and will respond to any reasonable requests made by Seller in connection therewith. In addition, following the Closing, Silvercrest shall not take any actions to amend, modify or terminate the R&W Policy in any material respect without the written consent of Seller, and shall not otherwise take any action that Seller reasonably believes may adversely affect coverage under the R&W Policy.

(g) The amount of any and all Losses under this Section 10 shall be determined net of any amounts actually recovered by the Silvercrest Indemnitees under applicable insurance policies (including under the R&W Policy), or from any other Person alleged to be responsible therefor (net of reasonable out-of-pocket expenses actually incurred by the Silvercrest Indemnitees in obtaining such recovery). If the Silvercrest Indemnitee actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by Seller or Principals, then such Silvercrest Indemnitee shall promptly reimburse Seller or the Principals for any payment made or expense incurred by Seller or the Principals in connection with providing such indemnification payment up to the amount received by the Silvercrest Indemnitees, net of any expenses or costs incurred by such Silvercrest Indemnitee by reason of making such claim or collecting such amount. Each Silvercrest Indemnitee shall use commercially reasonable efforts to collect any amounts available under insurance coverage (including under the R&W Policy), or from any other Person alleged to be responsible, for any Losses payable under this Section 10.

(h) The amount of any and all Losses under this Section 10 shall be determined net of any Tax benefits actually recognized by such Silvercrest Indemnitees in the taxable year of the Losses or the following taxable year. For purposes of this Section 10, a Silvercrest Indemnitee actually recognizes a Tax benefit in the taxable year of the Losses to the extent that the amount of Taxes payable to a Governmental Authority by such Silvercrest Indemnitee with respect to such taxable year (taking into account any Tax detriment resulting from the receipt of the indemnity payment) is less than the amount of Taxes that would have been payable to a Governmental Authority by such Silvercrest Indemnitee with respect to such taxable year in the absence of such indemnifiable event;

(i) In no event will any Party be entitled to recover or make a claim for any amounts in respect of punitive damages, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses;

(j) NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY INCIDENTAL DAMAGES, LOST PROFITS, PUNITIVE OR CONSEQUENTIAL DAMAGES UNLESS (I) CLAIMED BY A THIRD-PARTY AND SUBJECT TO AN INDEMNIFICATION OBLIGATIONS IN SUCH REGARD; OR (II) ARISING FROM A BREACH BY SELLER OR ONE OR MORE PRINCIPALS OF THE RESTRICTIVE COVENANTS IN SECTION 6.6 OF THIS AGREEMENT.

(k) Each of the Parties agrees to take commercially reasonable steps to mitigate, subject to compliance with Applicable Law, any Loss and related expenses for which such Party seeks indemnification under this Agreement;

(l) Except with respect to the remedies of specific performance, injunction or other equitable relief, the Parties’ sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10; provided that nothing in this Section 10.3(l) will limit the rights or remedies expressly provided for in any other Transaction Document or rights or remedies which, as a matter of Applicable Law or public policy, cannot be limited or waived;

(m) With respect to a particular matter, Losses will be calculated to avoid “double counting” of any amounts otherwise actually received by any Silvercrest Indemnitee in satisfaction of any amounts otherwise payable to such Silvercrest Indemnitee with respect to such matter;

(n) The Liability of each Principal shall not exceed the lesser of (i) aggregate payments (cash plus the fair market value of the L.P. Class B Units at the time issued to said Principal) received by the Principal pursuant to this Agreement and (ii) the Cap, except in the case of said Principal’s fraud or willful misconduct;

(o) If one or more (but less than all) of the Principals breach a representation or warranty, covenant or other obligation hereunder, said breaching Principal(s) shall have sole liability for any Losses suffered by the Silvercrest Indemnitees as a result thereof and shall indemnify and hold harmless Seller and the non-breaching Principals.

10.4 Indemnification Procedures.

(a) In the case of any claim asserted by a third party against a Person entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any Litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or Litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party, and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or Litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such claim or Litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim or Litigation subject to indemnification hereunder or any proposed settlement of any such claim or Litigation by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax Liability or (in the case of an Indemnified Party that is a Silvercrest Indemnitee) the ability of Silvercrest or its Affiliates (including, after the Closing, the Business), or any of their respective Affiliates, to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any Litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or Litigation relating to any such claim or Litigation at the sole cost of the Indemnifying Party, provided, that, if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or Litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or Litigation, and shall be entitled to settle or agree to pay in full such claim or Litigation. In any event, subject to entering into a mutually acceptable joint defense agreement, the Parties shall cooperate in the defense of any claim or Litigation subject to this Section 10 and make available to the others their respective applicable books and records in connection with such defense.

(b) Any indemnification payments made pursuant to this Section 10 shall be treated by all Parties as an adjustment to the Aggregate Consideration paid hereunder for federal, state and local income tax purposes.

10.5 Set-Off. In addition to any other remedy that Silvercrest or any of its Affiliates may have under this Agreement, any other Transaction Document or otherwise, Seller and the Principals agree that Silvercrest and its Affiliates shall have the express right (but not obligation), with prior notice to Seller, to set-off against, and to appropriate and apply, the First Retention Payment, the Second Retention Payment, Growth Payment or other amounts that Silvercrest or any of its Affiliates may have an obligation to pay under this Agreement or any other Transaction Document to satisfy (in whole or in part) any indemnification obligation of Seller or any Principal under Section 10.1.

10.6 Subrogation. If an Indemnified Party recovers any amount under this Section 10 in respect of Losses, the Indemnifying Party or Indemnifying Parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.

10.7 Treatment of Materiality. For purposes of this Section 10, once a determination has been made that there has been a breach of a representation or warranty, for purposes of the determination regarding the amount of any Losses related to said breach, such representations and warranties shall be read without regard to any materiality or Material Adverse Effect qualifier contained therein.

10.8 Investigation. The right to indemnification and all other remedies based upon any representation, warranty, covenant or agreement contained in this Agreement shall not be limited, diminished or otherwise affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the Closing and regardless of whether such knowledge came from Silvercrest, Silvercrest L.P., Seller, the Principals or their respective representatives or any other Person, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

10.9 Remedies Exclusive. Except for (a) any equitable remedies (including under Section 9(a) or with respect to Section 6.6), (b) claims or actions for intentional, willful breach of this Agreement or any other Transaction Document, and (c) the remedy in Section 10.9, the remedies provided for in this Section 10 shall constitute the sole and exclusive remedies for any claims made for breach of this Agreement or any other Transaction Document or in connection with the Transactions contemplated hereby or thereby. Each Party hereby waives any provision of Applicable Law to the extent that it would limit or restrict the covenant contained in this Section 10.9.

SECTION 11. NOTICES

All notices and other communications under this Agreement or any other Transaction Document must be in writing and shall be deemed to have been duly given or delivered (a) when delivered by hand (including by Federal Express or similar express courier), (b) on the date transmitted via e-mail, or (c) five (5) calendar days after being mailed by prepaid registered or certified mail, return receipt requested:

To Seller and Principal Representatives:

Cortina Asset Management, LLC

825 North Jefferson Street, Suite 400

Milwaukee, Wisconsin 53202

Attn: John Potter and Lori Hoch

Email: JPotter@cortina-am.com and LHoch@cortina-am.com

With a copy to (which shall not constitute notice):

Quarles & Brady LLP

411 E. Wisconsin Avenue, Suite 2350

Milwaukee, WI 53202

Attention: Walter J. Skipper, Esq.

Email: walter.skipper@quarles.com

To Silvercrest and Silvercrest L.P.:

Silvercrest Asset Management Group LLC

1330 Avenue of the Americas, 38th Floor

New York, NY 10019

Attn: General Counsel

Email: dcampbell@silvercrestgroup.com

With a copy to (which shall not constitute notice):

K&L Gates LLP

1601 K Street N.W.

Washington, DC 20006

Attn: Cary Meer, Esq.

Email: cary.meer@klgates.com

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

Attn: Holly D. Hatfield, Esq.

Email: holly.hatfield@klgates.com

or to any other address that Silvercrest, Silvercrest L.P., Seller or the Principal Representatives shall have last designated by notice given to the others in accordance with this Section.

SECTION 12. ENTIRE AGREEMENT; MODIFICATION

(a) This Agreement and the other Transaction Documents, together with any Exhibits and Schedules hereto or thereto, contain the entire agreement and all understandings, covenants, representations, warranties, statements, courses of dealing or conduct, duties and obligations made by or of the Parties, represent the exclusive statement of all agreements, understandings, covenants, representations, warranties, statements, courses of dealing or conduct, duties and obligations of the Parties, and supersede all prior agreements, understandings, covenants, representations, warranties, statements, courses of dealing or conduct, duties and obligations (written or oral, expressed or implied) of, made by or between the Parties, with respect to the Transactions. EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, NO PAST OR FUTURE ACTION (INCLUDING ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS), COURSE OF CONDUCT OR DEALING, OR FAILURE TO ACT RELATING TO THE PERFORMANCE OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, OR THE DISCUSSION OR NEGOTIATION OF THE TERMS OF THIS AGREEMENT THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS, WILL GIVE RISE TO OR SERVE AS A BASIS FOR ANY DUTY, OBLIGATION OR OTHER LIABILITY ON THE PART OF ANY PARTY. Notwithstanding the foregoing or any contrary provision contained in this Agreement or any other document, and for the avoidance of doubt, nothing contained in this Section 12(a) shall expand or modify any of the representations and warranties set forth in Section 3 or Section 4 of this Agreement, including the provisions of Sections 3.4, 4.1.10 or 4.1.11 of this Agreement.

(b) Notwithstanding the foregoing, the Confidentiality Agreement, fully executed as of May 31, 2018, by and between Seller and Silvercrest shall remain in full force and effect in accordance with its terms. With respect to such agreements, the Parties agree that it shall apply to Silvercrest L.P. and each Principal equally as if each of them had been original parties thereto.

(c) Neither this Agreement nor any other Transaction Document shall be modified, supplemented, changed, or amended, except by an instrument in writing signed by, or on behalf of, the Parties making specific reference to this Agreement or such other Transaction Document (as applicable).

SECTION 13. GOVERNING LAW

This Agreement and each other Transaction Document shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules thereof.

SECTION 14. DISPUTE RESOLUTION

If a dispute arises out of or relates to this Agreement, or the breach thereof, the Parties agree first to try in good faith to resolve the dispute for a twenty-one (21) day period by direct discussions. If the Parties are unable to resolve a dispute within such twenty-one (21) day period, or such longer period as they mutually agree, the Parties agree that it shall be resolved by binding arbitration with JAMS in New York, NY and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof pursuant to Applicable Law. The tribunal will consist of a sole arbitrator with expertise in the area of registered investment advisors, agreed upon by the Parties, who shall in his or her discretion be permitted to award fees and expenses of arbitration, including reasonable attorney’s fees. Notwithstanding anything contained in this Section 14, the Parties may seek court order to enforce covenants of the other Parties under this Agreement. EACH PARTY, BY SIGNING THIS AGREEMENT, EXCEPT AS OTHERWISE CONTEMPLATED IN THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. THE SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT.

SECTION 15. ASSIGNMENT; SUCCESSORS

No Party shall delegate its obligations under this Agreement or any other Transaction Document without the prior written consent of all Parties. No Party shall assign or otherwise transfer its rights under this Agreement or any other Transaction Document (whether by operation of law or otherwise) without the prior written consent of the other Parties, which shall not be unreasonably withheld; and provided further, that no consent shall be required in respect of (a) the assignment and delegation of this Agreement or any other Transaction Document to an acquirer of all or substantially all of the assets of the Business or the assigning Party who agrees in writing to be bound by all of the obligations of the assigning party hereunder and thereunder (including any obligation under Sections 6.6, 10.1 and 10.2 of this Agreement), (b) the merger of a Party with another Person, provided the other Person agrees in writing to be bound by all of the obligations of the party hereunder and thereunder (including any obligations under Sections 6.6, 10.1 and 10.2 of this Agreement), or (c) the assignment and delegation of this Agreement or any other Transaction Document as a result of any sale to another Person of securities issued by a Party, provided the other Person agrees in writing to be bound by all of the obligations of the Party hereunder and thereunder (including any obligations under Section 6.6, 10.1, and 10.2 of this Agreement). For the avoidance of doubt, neither the restrictions on assignment set forth in this Section 15 nor any other restrictions in this Agreement shall prohibit Silvercrest from designating an advisory Affiliate as the legal entity acquiring the Acquired Assets or otherwise acquiring or operating the Business following the Closing. Any dissolution of Seller prior to the date set forth in Section 6.12, shall be deemed a transfer to each of the Principals for purposes of this Section 15, and for all other purposes relating to this Agreement and the other Transaction Documents, and each Principal shall assume Seller’s obligations under this Agreement and each other Transaction Document to which Seller is a party (such transfer and assumption to be several and in accordance with the ratio (expressed as a percentage) of such Principals’ percentage of ownership interest in Seller as listed on Schedule 1 to the total percentage of ownership interests in Seller as listed on Schedule 1 held by all Principals executing and delivering this Agreement, which ratio/percentage is set forth on Schedule 1 for each Principal), and any notices to be given to or by Seller shall be given to or by a Principal Representative. Neither any dissolution of Seller, nor any other assignment, delegation, merger, or other transaction contemplated under this Section 15 or otherwise, shall relieve any Principal of such Principal’s obligations under this Agreement or any other Transaction Document. Any purported assignment or delegation other than as permitted by the express terms of this Agreement shall be void and unenforceable. This Agreement shall bind and inure to the benefit of the Parties hereto and their legal representatives and respective successors and permitted assigns.

SECTION 16. WAIVER

No waiver by any Party to this Agreement or any other Transaction Document of its rights under any provisions of this Agreement or any other Transaction Document shall be effective unless it shall be made in writing. No failure by any Party to this Agreement or any other Transaction Document to take any action with regard to any breach of this Agreement or any other Transaction Document or default by the other Parties to this Agreement or any other Transaction Document shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or any other Transaction Document or to take action with regard to the breach or default or any subsequent breach or default by the other Parties.

SECTION 17. FURTHER ASSURANCES

Each Party shall cooperate and take such actions as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the other Transaction Documents and to complete the Transactions.

SECTION 18. COUNTERPARTS

This Agreement and each other Transaction Document may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each Party to this Agreement has executed a copy of this Agreement or any other Transaction Document, this Agreement or such other Transaction Document (as applicable) shall be considered fully executed and effective, notwithstanding that all Parties have not executed the same copy.

SECTION 19. SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement or any other Transaction Document, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, then (a) the validity, legality, and enforceability of any such provision in every other respect and in any other case or circumstance and of the remaining provisions contained herein or therein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by Applicable Law, and (b) any such provision shall be ineffective in such case or circumstance only to the extent of such invalidity, illegality or unenforceability, and shall be enforced in such case or circumstance to the greatest extent permitted by law in such case or circumstance.

SECTION 20. THIRD PARTIES

Nothing in this Agreement or any other Transaction Document, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement or any other Transaction Document on any Persons, other than the Parties hereto (to the extent the provisions of this Agreement or any other Transaction Document apply to them) and their respective legal representatives, successors, or permitted assigns (to the same extent), nor is anything in this Agreement or any other Transaction Document intended to relieve or discharge the obligation or Liability of any third party to any Party to this Agreement or any other Transaction Document, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement or any other Transaction Document.

SECTION 21. PRINCIPAL REPRESENTATIVES

Each Principal hereby appoints John Potter and Lori Hoch (each a “Principal Representative”) as attorney in-fact, and authorizes the Principal Representatives to act on their behalf to supervise the Closing, to execute and deliver any instruments, agreements or documents required of any Principal and receive documents required of Silvercrest at the Closing, to give and receive any notices for any Principal pursuant to this Agreement, to receive and distribute any amounts payable hereunder or under any other Transaction Documents, to take any other action required or permitted by this Agreement, and to administer all other matters related to this Agreement and the other Transaction Documents, as contemplated hereby and thereby. Each Principal hereby confirms all actions that the Principal Representatives shall do or cause to be done by virtue of his appointment as the Principal Representatives of the Principal. The Principal Representatives shall act for each Principal on all of the matters set forth in this

Agreement and any other Transaction Document in the manner the Principal Representatives believe to be in the best interest of each Principal and consistent with the obligations under this Agreement and any other Transaction Document, but the Principal Representatives shall not be responsible to any Principal for any Losses any Principal may suffer by the performance of the Principal Representative’s duties under this Agreement, other than Losses arising from the willful misconduct or fraud in the performance of his or her duties under this Agreement or any other Transaction Document. Each Principal agrees severally, but not jointly, to indemnify, defend and hold harmless the Principal Representatives and his or her representatives from and against any and all Losses that may be incurred by any of them arising out of or in connection with the appointment of John Potter and Lori Hoch as Principal Representatives under this Agreement and the other Transaction Documents (except such as may result from a Principal Representative’s willful misconduct or fraud in the performance of his or her duties under this Agreement), including the legal costs of defending himself or herself against any claim or Liability in connection with his or her performance under this Agreement and any other Transaction Document executed and delivered by the Principal Representatives in connection with this Agreement.

SECTION 22. FIDUCIARY DUTIES

Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, all covenants and obligations of each Party hereto shall, in all events, be subject to such Party’s (or as applicable, its/his/her Affiliates’) applicable fiduciary duties with respect to their respective Clients.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

SILVERCREST:

Silvercrest Asset Management Group LLC

By:	/s/ Richard R. Hough III
Name:	Richard R. Hough III
Title:	CEO

SILVERCREST L.P.:

Silvercrest L.P.

By:	/s/ Richard R. Hough III
Name:	Richard R. Hough III
Title:	CEO

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first written above.

SELLER:

Cortina Asset Management, LLC

By:	/s/ John C. Potter
Name:	John C. Potter
Title:	Principal

PRINCIPALS:

By:	/s/ John C. Potter
Name:	John C. Potter

By:	/s/ Brian R. Bies
Name:	Brian R. Bies

By:	/s/ Thomas J. Eck
Name:	Thomas J. Eck

By:	/s/ Lori K. Hoch
Name:	Lori K. Hoch

WACO Limited, LLC

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Manager

Potter Family Limited Partnership

By:	/s/ John C. Potter GP
Name:	John C. Potter
Title:	General Partner

Eck Family Limited Partnership

By:	/s/ Thomas J. Eck
Name:	Thomas J. Eck
Title:	General Partner

By:	/s/ Jennifer Brickl
Name:	Jennifer Brickl

[Signature Page to Asset Purchase Agreement]